As filed with the Securities and Exchange Commission on May 28, 2014
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________________

WAFERGEN BIO-SYSTEMS, INC.
(Exact name of registrant as specified in its charter)
__________________________

Nevada	3826	90-0416683
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7400 Paseo Padre Parkway
Fremont, CA 94555
(510) 651-4450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________

Ivan Trifunovich, President and Chief Executive Officer
7400 Paseo Padre Parkway
Fremont, CA 94555
(510) 651-4450
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________

Please send copies of all communications to:

Mark R. Busch K&L Gates LLP 214 North Tryon Street, Suite 4700 Charlotte, NC 28202 (704) 331-7440	Michael F. Nertney Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 931-8705
__________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Units consisting of:
(i) Shares of common stock, par value $.001 per share
(ii) Warrants to purchase common stock (3)
Common Stock issuable upon exercise of warrants
Total	$40,000,000	$5,152

(1)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes the offering price of additional units that the underwriters have the option to purchase.

(2)  Includes [●] additional units, consisting of [●] shares of common stock and warrants to purchase [●] shares of common stock, that the underwriters have the option to purchase to cover over-allotments, if any.

(3)  No additional consideration is payable pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 28, 2014

PRELIMINARY PROSPECTUS

[●] Units
Each Unit consisting of [one] share of common stock
and [●] warrants to purchase one share of common stock
(and [●] shares underlying warrants)

WaferGen Bio-systems, Inc.

We are offering [●] units, each unit consisting of [one] share of common stock and [●] warrants (together with the shares underlying such warrants) at a public offering price of $[●] per unit. Each warrant entitles its holder to purchase one share of common stock at an exercise price of $[●]. The unit, share and warrant numbers, and the related prices, reflect a proposed one-for-ten (1-for-10) reverse stock split (the “reverse stock split”) described in this prospectus. After the effectiveness of the registration statement of which this prospectus is a part, and concurrently with the pricing of the offering, we will effect the reverse stock split. All of the information in this prospectus except for the financial statements on pages F-1 to F-27 and I-1 to I-18 has been presented to reflect the impact of the one-for-ten reverse stock split. The financial statements on pages F-1 to F-27 and I-1 to I-18 are unchanged from the versions previously filed.

The warrants will become exercisable and separately transferable from the shares commencing [●] calendar days after the date of this prospectus.

The underwriters have the option to purchase up to [●] additional units from us at the price to the public less the underwriting discounts and commissions.

Our common stock is currently traded on the OTCQB Marketplace under the symbol “WGBS.” On May 26, 2014, the closing price of our common stock was $1.98 per share, or $19.80 per share after giving effect to the reverse stock split. We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “WGBS,” which listing we expect to occur upon consummation of this offering. No assurance can be given that our application will be approved. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

You should read this prospectus and the documents incorporated by reference in this prospectus carefully before you invest.

Investing in the units involves a high degree of risk. Before making any investment in these securities, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 6 of this prospectus.

Underwriting
Discounts and
	Price to Public	Commissions(1)	Proceeds to WaferGen
Per Unit
Total
__________________

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
Ladenburg Thalmann & Co. Inc.

Co-Managers
National Securities Corporation	Brean Capital

This prospectus is dated                             , 2014

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in the units. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing the units discussed in this prospectus under “Risk Factors” beginning on page 6 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

Except as otherwise indicated and in our financial statements, all share and per share data in this prospectus gives effect to the one-for-ten (1-for-10) reverse stock split of our common stock which we will effect concurrently with the pricing of the offering.

As used in this prospectus the terms “WaferGen,” the “Company,” “we,” “our” and “us” refer to WaferGen Bio-systems, Inc. and its subsidiaries, except where it is made clear that the term means only the parent company or where the context requires otherwise.

Our Company

Since we commenced operations in 2003, we have been engaged in the development of systems for gene expression quantification, genotyping and stem cell research. Since 2008, our primary focus has been on the development, manufacture and marketing of our SmartChip System, a genetic analysis platform used for profiling and validating molecular biomarkers in the life sciences and pharmaceutical drug discovery industries. Since the beginning of 2014, following an acquisition, we now also sell the Apollo 324™ product line used in library preparation for next-generation sequencing (“NGS”). Our combined product lines now offer one-stop shopping for NGS sample preparation and validation solutions that enable NGS instruments (such as MiSeqTM from Illumina and PGMTM from Thermo Fisher) to produce better results in terms of accuracy, while at the same time simplifying the workflow in a cost efficient manner.

Our SmartChip products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Many scientists believe that much of the work to seek new therapeutic solutions will be directed at understanding the expression level of key relevant segments of DNA (i.e. genes and other regulatory elements), as well as the changes in their sequence (i.e. mutations such as single nucleotide polymorphisms (“SNPs”)). Gene expression is fundamental to the understanding of many disease processes and hence, drug efficacy. For example, in the field of oncology (cancer treatment), greater understanding of gene expression in certain types of cancerous cells has led to the discovery of specific disease biomarkers that will allow clinicians to provide more accurate diagnosis, prognosis and treatment options for their patients. Increasingly, researchers are focusing their attention on studying physiological phenomena at the molecular level and are consequently committing their research budgets to acquiring research tools that help them develop personalized therapies.

We are primarily focused on marketing a flexible, open format genetic analysis system, the WaferGen SmartChip System, which provides a range of high throughput capabilities including mRNA, microRNA and lncRNA expression level measurement, as well as SNP genotyping. In August 2010, we formally launched our first generation SmartChip 5K System, which was an innovative real-time polymerase chain reaction (“real-time PCR”) tool enabling scientists to study thousands of genes simultaneously clustered in gene specific pathways. The results of such studies are potentially leading to the discovery and validation of clinically relevant disease signatures. We believe that the SmartChip System is well suited for the large and growing genomics markets, including for researchers seeking to confirm and expand on discoveries made with the growing use of NGS. In July 2012, we launched the SmartChip MyDesign System, which is the second-generation instrument with significantly upgraded capabilities. First, the new system allows customers to dispense their own assays into a SmartChip, which gives them much greater flexibility and faster experiment turnaround time. Second, we have enabled SNP genotyping on the SmartChip by validating appropriate chemistries and supplying the requisite software. The SmartChip System’s high density, nanoliter-scale format can provide throughput levels that facilitate the development of life science clinical research solutions at a fraction of the time and cost currently possible with existing competing systems.

Most recently, our R&D efforts have been concentrated on the commercialization of the SmartChip Target Enrichment (“TE”) System. This new product is designed to perform a critical sample preparation step prior to targeted NGS. The targeted sequencing is aimed at deciphering the nucleic acid sequence of a certain portion of the genome (the targets), for example a set of genes of interest, as opposed to the whole genome. In order to limit the sequencing to the targets of interest, scientists are using various techniques including PCR to treat the nucleic acid samples prior to sequencing. WaferGen is using its SmartChip consumable to conduct massively parallel individual PCR reactions for TE. This approach offers certain advantages over existing chemistries and platforms. Although these advantages could help us successfully compete in the high potential emerging market for clinical sequencing, we face considerable competition, including the competing sample preparation kits from NGS instrument manufacturers such as Illumina, Inc. (“Illumina”) and Life Technologies Corporation (“LIFE,” now a division of Thermo Fisher).

We employ a business model that primarily generates revenue from the sale of instruments (i.e. the SmartChip System or Apollo 324TM instrument) and a recurring revenue stream from the sale of consumables (i.e. the SmartChip Panels or PrepXTM reagents), similar to the “razor and razor blade” business model.

Our revenue is subject to fluctuations due to the timing of sales of high-value products and service projects, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life science industry and other unpredictable factors that may affect customer ordering patterns. Any significant delays in the commercial launch or any lack or delay of commercial acceptance of new products, unfavorable sales trends in existing product lines, or impacts from the other factors mentioned above, could adversely affect our revenue growth or cause a sequential decline in quarterly revenue. Due to the possibility of fluctuations in our revenue and net income or loss, we believe that quarterly comparisons of operating results are not a good indication of future performance.

Since inception, we have incurred substantial operating losses. As of March 31, 2014, our accumulated deficit was $83,383,784. Losses have principally occurred as a result of the substantial resources required for the research, development and manufacturing start-up costs required to commercialize our initial products. We expect to continue to incur substantial costs for research and development activities for at least the next year as we expand and improve our core technology and its applications in the life science research market.

Without giving effect to the offering contemplated by this prospectus, we expect that the cash we have available will fund our operations into the fourth quarter of 2014. We are currently considering several different financing alternatives to support our operations thereafter. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

Nasdaq Listing and Reverse Stock Split

We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “WGBS,” which listing we expect to occur upon consummation of this offering. No assurance can be given that our application will be approved. If our Nasdaq listing application is approved, we expect that our common stock will then cease to be traded on the OTCQB Marketplace. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

Our board of directors has adopted resolutions approving and recommending to our stockholders for their approval a proposal to amend our Amended and Restated Articles of Incorporation to effect a reverse split of our outstanding shares of common stock within a range of one share of common stock for every two (2) shares of common stock to one share of common stock for every twenty-five (25) shares of common stock, with the exact reverse ratio to be set within this range as determined by the board of directors in its sole discretion prior to the effective time of the reverse stock split. The stockholders will vote on the reverse stock split proposal at the annual stockholders meeting scheduled to take place on May 29, 2014.

If our stockholders approve this proposal, our board of directors will have the authority to decide, at any time within one year after stockholder approval is obtained, whether to implement the reverse stock split and the precise ratio of the reverse stock split. If our board of directors decides to implement the reverse stock split, the reverse stock split will become effective upon the filing of the amendment to our Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada. The share numbers presented in this prospectus assumes that our stockholders have approved the proposal and that our board of directors has implemented a one-for-ten (1-for-10) reverse stock split.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including the risks discussed in the section entitled “Risk Factors” beginning on page 6 of this prospectus, before investing in the units. Risks relating to our business include, among others:

•
we may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests;

•	we have experienced a decline in sales in the past, and we may be unable to generate sufficient sales to achieve profitable operations;

•
we have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies;

•	we have a history of losses that may continue in the future and we may not be able to continue as a going concern;

•
our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions, and our success and our operating results will substantially depend on these customers;

•	we expect that our results of operations will fluctuate, which could cause our stock price to decline;

•	if we lose our key personnel or are unable to attract and retain additional qualified personnel, we may be unable to achieve our goals;

•
we expect intense competition in our target markets, which could render our products and/or technologies obsolete, result in significant price reductions or substantially limit the volume of products that we sell, which would limit our ability to compete and achieve and maintain profitability, and if we cannot continuously develop and commercialize new products, our revenue may not grow as intended;

•	we may not realize the anticipated benefits of our recent acquisition of assets from IntegenX Inc. as there are numerous risks associated with any acquisition;

•
we have identified material weaknesses in our disclosure controls and procedures as of March 31, 2014, which, if not corrected, could affect the reliability of our financial statements and have other adverse consequences; and

•	the recent restatement of our quarterly financial statements for the third quarter of 2013 subjected us to additional risks and uncertainties, including the increased possibility of legal proceedings.

Corporate Information

Wafergen, Inc. was incorporated in Delaware on October 22, 2002. On May 31, 2007, Wafergen, Inc. was acquired by WaferGen Bio-systems, Inc., a Nevada corporation. In the transactions, Wafergen, Inc. merged with a subsidiary of WaferGen Bio-systems, Inc. and became a wholly owned subsidiary of WaferGen Bio-systems, Inc. WaferGen Bio-systems, Inc. was incorporated under the laws of the State of Nevada on August 4, 2005, under the name Scuttlebutt Yachts, Inc., subsequently renamed La Burbuja Cafe, Inc. on June 20, 2006, and WaferGen Bio-systems, Inc. on January 31, 2007, in anticipation of the merger with Wafergen, Inc. We also have a subsidiary in Luxembourg. Our principal executive offices are located at 7400 Paseo Padre Parkway, Fremont, California 94555. The telephone number at our principal executive offices is (510) 651-4450. Our website address is www.wafergen.com. Information contained on our website is not deemed part of this prospectus, other than our Code of Business Conduct and Ethics, which is incorporated by reference.

The Offering

The summary below describes some of the terms of the offering. For a more complete description of the common stock and warrants comprising the units, see “Description of Capital Stock.”

Issuer	WaferGen Bio-systems, Inc.

Units offered by us	[●] units. Each unit consists of [one] share of common stock and [●] warrants to purchase one share of common stock.

Public offering price	$[●] per unit

Over-allotment option	We have granted the underwriters an option to purchase up to [●] additional units. This option is exercisable, in whole or in part, for a period of [30] days from the date of this prospectus.

Description of warrants	The warrants will be exercisable beginning [●] and expire on the [●] anniversary of the date of issuance at an initial exercise price per share equal to [●].

Common stock outstanding prior to this offering	931,307(1)

Common stock outstanding after this offering	[●](1)(2)

Use of proceeds
If our net proceeds from this offering exceed $15.0 million, we will be contractually required to use approximately $1.3 million of the net proceeds to repay a $1.25 million secured promissory note owing to IntegenX Inc. We intend to use the rest of the net proceeds from this offering for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of our target enrichment and other products. See “Use of Proceeds.”

Market and trading symbol
Our common stock is currently traded on the OTCQB Marketplace under the symbol “WGBS.” We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “WGBS,” which listing we expect to occur upon consummation of this offering. No assurance can be given that our application will be approved. If our Nasdaq listing application is approved, we expect that our common stock will then cease to be traded on the OTCQB Marketplace. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

____________________

(1)
The number of shares of our common stock to be outstanding both before and after this offering is based on the number of shares outstanding as of May 20, 2014, as adjusted for the one-for-ten reverse stock split and excludes:

•	[●] shares of our common stock that may be issued under warrants to be sold in this offering;

•	9,765 shares of our common stock issuable upon exercise of stock options;

•
304,334 shares of our common stock reserved for future issuance under our 2008 Stock Incentive Plan (which includes 300,000 shares of our common stock that will be reserved for issuance under our 2008 Stock Incentive Plan, subject to approval at our 2014 annual meeting of stockholders);

•
841,294 shares of our common stock reserved for issuance under warrants and unit warrants outstanding as of May 20, 2014, with a weighted average exercise price of $35.28 per share (which includes 127,010 warrants with a weighted average exercise price of $41.18 per share which will be subject to anti-dilution adjustment as a result of this offering); and

•	721,976 shares of our common stock issuable upon conversion of our Series 1 Convertible Preferred Stock.

(2)	Except as otherwise indicated, the number of shares of common stock presented in this prospectus excludes shares issuable pursuant to the exercise of the underwriters’ over-allotment option.

RISK FACTORS

Investing in the units involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in the units. If any of the following risks materialize, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.

Risks Related to Our Company and Our Business

We have generated only limited sales, have a history of operating losses and we may not be able to reach profitability.

We have a history of losses and expect to continue to incur operating and net losses for the foreseeable future. We incurred a net loss of $16.3 million for the year ended December 31, 2013 and a net loss of $2.5 million for the three months ended March 31, 2014. As of March 31, 2014, our accumulated deficit was $83.4 million. We have not achieved operating profitability on a quarterly or annual basis.

Historically, there have been only limited sales of our products, and having sold ten systems in the fifteen months ended March 31, 2011, we experienced no system sales during the fifteen months ended June 30, 2012, and sold two MyDesign systems in the six months ended December 31, 2012. In 2013 we sold four MyDesign systems plus one high volume and eight regular TE systems. In the three months ended March 31, 2014, we sold three MyDesign systems plus one high volume and five regular TE systems, revenue being further augmented by the sale of Apollo products. Our revenues were $2.2 million for the year ended December 31, 2010, $0.5 million for the year ended December 31, 2011, $0.6 million for the year ended December 31, 2012, $1.3 million for the year ended December 31, 2013, and $1.4 million for the three months ended March 31, 2014. We will need to significantly grow our revenues to become profitable.

We may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We have incurred losses since inception and expect to continue to incur losses until we are able to significantly grow our revenues. Accordingly we may need additional financing to maintain and expand our business. Such financing may not be available on favorable terms, if at all. Any additional capital raised through the sale of equity or equity linked securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” below. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible promissory notes and warrants, which may adversely impact our financial results.

We may not be able to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of operating losses that are likely to continue in the future. We have included an explanatory paragraph in Note 1 of our consolidated financial statements for the year ended December 31, 2013, to the effect that our significant losses from operations and our dependence on equity and debt financing raise substantial doubt about our ability to continue as a going concern. Our accumulated deficit at March 31, 2014, was $83.4 million. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies.

Our future is dependent upon the success of the current and future generations of one or more of the products we sell or propose to sell, including the SmartChip System. We may not possess all of the resources, capability and intellectual property rights necessary to develop and commercialize all of the products or services that may result from our technologies. Our long-term viability, growth and profitability will depend upon successful testing, approval and commercialization of the SmartChip System incorporating our technology resulting from our research and development activities. Adverse or inconclusive results in the development and testing of our SmartChip System could significantly delay or ultimately preclude commercialization of our technology. Accordingly, there is only a limited basis upon which to evaluate our business and prospects. An investor in our Company should consider the challenges, expenses, and difficulties we will face as an emerging company seeking to develop and manufacture a new product in a relatively new market.

We must conduct a substantial amount of additional research and development before some of our products will be ready for sale. We currently have fewer resources available for research and development activities than many of our competitors. We may not be able to develop or launch new products in a timely manner, or at all, or they may not meet customer requirements or be of sufficient quality or at a price that enables us to compete effectively in the marketplace. Challenges frequently encountered in connection with the development or early commercialization of products and services using new and relatively unproven technologies might limit our ability to develop and successfully commercialize these products and services. In addition, we may need to enter into agreements to obtain the intellectual property rights necessary to commercialize some of our products or services, which may not be available on favorable terms, or at all.

We have a limited operating history for investors to evaluate our business.

We have had limited operations in the genetic analysis segment of the life science industry. Since we are a company with a limited operating history developing products focused on the analysis of genetic function and variation, it is difficult for potential investors to evaluate our business. Our future operations and growth will likely depend on our ability to fully develop and market our SmartChip products and services. Our proposed operations are subject to all of the risks inherent in developing and growing a new business in light of the expenses, difficulties, complications and delays frequently encountered in connection with the development of any new business, as well as those risks that are specific to the life science industry. In evaluating us, investors should consider the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles and become profitable.

Because our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions, our success and our operating results will substantially depend on these customers.

We expect that our revenues in the foreseeable future will be derived primarily from products and services provided to a relatively small number of pharmaceutical and biotechnology companies and academic, governmental and other research institutions. Our success will depend upon their demand for and use of our products and services. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. For example, reductions in capital or operating expenditures by these customers may result in lower than expected instrumentation sales and similarly, reductions in operating expenditures by these customers could result in lower than expected sales by us.

We expect that our results of operations will fluctuate, which could cause our stock price to decline.

Our revenue is subject to fluctuations due to the timing of sales of high-value products, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life sciences industry, the timing and amount of government grant funding programs and other unpredictable factors that may affect customer ordering patterns. Given the difficulty in predicting the timing and magnitude of sales for our products and services, we may experience quarter-to-quarter fluctuations in revenue and/or a sequential decline in quarterly revenue.

If revenue does not grow significantly, we will not be able to achieve and maintain profitability. Any significant delays in the commercial launch of our products, unfavorable sales trends in our existing product lines, or impacts from the other factors mentioned above could adversely affect our revenue growth or cause a sequential decline in quarterly revenues. Due to the possibility of fluctuations in our revenue and expenses, we believe that quarterly comparisons of our operating results are not a good indication of our future performance. If our operating results fluctuate or do not meet the expectations of stock market analysts and investors, our stock price probably would decline.

If we lose our key personnel or are unable to attract and retain additional qualified personnel, we may be unable to achieve our goals.

We are highly dependent on our management and scientific personnel. The loss of their services could adversely impact our ability to achieve our business objectives. We compete for qualified management and scientific personnel with other life science companies, universities and research institutions, particularly those focusing on genomics. Competition for these individuals, particularly in the San Francisco Bay area, is intense, and the turnover rate can be high. Failure to attract and retain management and scientific personnel could materially adversely affect our business, financial condition and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If we fail to correct these material weaknesses or maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our common stock.

We must maintain effective disclosure and internal controls to provide reliable financial reports. We have been assessing our controls to identify areas that need improvement. Based on our evaluation as of March 31, 2014, we concluded that there were material weaknesses in our internal controls and procedures as of March 31, 2014. We are in the process of implementing improvements to our controls, but have not yet completed implementing these changes. Failure to implement these changes to our controls or any others that we identify as necessary to maintain an effective system of such controls could harm our ability to accurately report our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our common stock.

The restatement of our financial statements has subjected us to additional risks and uncertainties, including the increased possibility of legal proceedings.

As a result of the restatement of our condensed consolidated financial statements for the quarterly period ended September 30, 2013, we have become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses, the increased possibility of legal proceedings, the review of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties, shareholder class actions or derivative actions. We could face monetary judgments, penalties or other sanctions that could have a material adverse effect on our business, financial condition and results of operations and could cause our stock price to decline.

Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or services or adversely impact our stock price.

Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties and the ability to protect our own intellectual property.

Third parties may assert that we are employing their proprietary technology without authorization even if we are not. As we enter new markets, we expect that competitors will likely assert that our products infringe their intellectual property rights as part of a business strategy to impede our successful entry into those markets. Third parties such as Life Technologies Corporation, the Roche family of companies, Biometra Biomedizinische Analytik GmbH, Bio-Rad Laboratories, Inc., Eppendorf AG, Enzo Biochem, Inc., Affymetrix, Inc., Illumina, Inc., Agilent Technologies, Inc., GE Healthcare, Beckman Coulter, Inc., Sequenom, Inc., RainDance Technologies, Inc., Qiagen N.V., Idaho Technology, Inc., PerkinElmer, Inc., Fluidigm Corporation, Cepheid, Pacific Biosciences of California, Inc., the Exiqon family of companies, Luminex Corporation and others may have obtained and may in the future obtain patents and claim that manufacture, use and/or sale of our technologies, methods or products infringes these patents. We could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against these claims even if we are eventually successful in defending ourselves against these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other relief, which effectively could block our ability to further develop, commercialize, manufacture, use and sell methods and products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties, or be prohibited from making, using or selling certain methods and/or products. We may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, and the prohibition of sale of any of our products could materially affect our ability to grow and to attain profitability.

Our proprietary intellectual property rights may not adequately protect our products and technologies.

Although we have filed a number of United States and international patent applications, we presently have four patents issued in the United States, which do not cover all of our products and technologies. Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our products and technologies. Patent law relating to claims in the technology fields in which we operate is uncertain, so we cannot be assured the patent rights we have, or may obtain in future, will be valuable or enforceable. We may only be able to protect products and technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The laws of some countries other than the United States do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of any patents we may obtain in such countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we might not have been the first to conceive or reduce to practice one or more inventions disclosed in our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative products and technologies or duplicate any of our products and technologies;

•
it is possible that none of our pending patent applications will result in issued patents, and even if they issue as patents, they may not provide a basis for commercially viable products, and/or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary products and technologies that are patentable; and

•	third-party patents may have an adverse effect on our ability to continue to grow our business.

We have applied, and continue to apply, for patents covering our intellectual property (e.g., products and technologies and uses thereof), as we deem appropriate. However, we may fail to apply for patents on products and/or technologies in a timely fashion or at all.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we attempt to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to attempt to enforce a claim that a third-party had illegally obtained and was using our trade secrets, it could be expensive and time consuming, and the outcome could be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts inside the United States. Moreover, if our competitors independently develop equivalent knowledge, methods and know-how, it may be difficult for us to enforce our intellectual property and our business could be harmed.

If we are not able to defend the patent or trade secret protection position of our products and technologies, then we may not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we have entered into other strategic relationships, which could negatively impact our competitive advantage.

None of our intellectual property rights are currently licensed from third parties but, in the future, we may have to license intellectual property from key strategic partners. We may become reliant upon such third parties to protect their intellectual property rights to any licensed technology. Such third parties may not protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties. There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships. Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties or with whom we have entered into strategic relationships could negatively impact our competitive advantage.

We expect intense competition in our target markets, which could render our products and/or technologies obsolete, result in significant price reductions or substantially limit the volume of products that we sell. This would limit our ability to compete and achieve and maintain profitability. If we cannot continuously develop and commercialize new products, our revenue may not grow as intended.

Future competition will likely come from existing competitors as well as other companies seeking to develop new technologies for analyzing genetic information, such as next generation sequencing. Some of our competitors have various products and/or methodologies for gene detection, expression, characterization, and/or analyses that may be competitive with our products and/or methodologies. In addition, pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs. In the molecular diagnostics field, competition will likely come from established diagnostic companies, companies developing and marketing DNA probe tests for genetic and other diseases and other companies conducting research on new technologies to ascertain and analyze genetic information. Further, in the event that we develop new technology and products that compete with existing technology and products of well-established companies, there can be no guarantee that the marketplace will readily adopt any such new technology and products that we may introduce in the future.

The market for genetic research and molecular diagnostic products is highly competitive, with several large companies already having significant market share. Established genetic research and diagnostic companies also have an installed base of instruments in several markets, including clinical and reference laboratories. In addition, these companies have formed alliances with genomics companies that provide them access to genetic information that may be incorporated into their diagnostic tests. We do not have any such alliances and we may not be able to compete effectively with these companies.

Our manufacturing capacity may limit our ability to sell our products.

There are uncertainties inherent in expanding our manufacturing capabilities and we may not be able to increase our capacity in a timely manner. For example, manufacturing and product quality issues may arise as we increase production rates at our manufacturing facility and launch new products. As a result, we may experience difficulties in meeting customer demand, in which case we could lose customers or be required to delay new product introductions, and demand for our products could decline. Due to the intricate nature of manufacturing products, we may encounter similar or previously unknown manufacturing difficulties in the future that could significantly reduce production yields, impact our ability to launch or sell these products, or to produce them economically, prevent us from achieving expected performance levels or cause us to set prices that hinder wide adoption by customers.

If we are unable to develop and maintain our manufacturing capability, we may not be able to launch or support our products in a timely manner, or at all.

We currently possess only one facility capable of manufacturing our products and services for both sale to our customers and internal use. If a natural disaster were to significantly damage our facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products and services. If our networks or storage infrastructure were to fail for an extended period of time, it would adversely impact our ability to manufacture our products on a timely basis and may prevent us from achieving our expected shipments in any given period.

Our reliance on outside manufacturers and suppliers to provide certain instruments could subject us to risks that may harm our business.

From time to time we may change manufacturers, and any new manufacturer engaged by us may not perform as expected. If our vendors experience shortages or delays in their manufacture of our instruments, or if we experience quality problems with our vendors, then our shipment schedules could be significantly delayed or costs significantly increased. Certain of our instruments may be manufactured by a single vendor, which could magnify the risk of shortages.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

As we pursue our business plan, we will become subject to a variety of federal, state and municipal environmental, health and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations. These laws and regulations can often require expensive compliance procedures or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations can result in substantial fines, criminal sanctions and/or operational shutdown. Furthermore, we may become liable for the investigation and cleanup of environmental contamination, whether intentional or unintentional, and we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials as a result of such contamination. Some of these matters may require expending significant amounts for investigation, cleanup or other costs. Events such as these could negatively impact our financial position.

Our sales, marketing and technical support organization may limit our ability to sell our products.

We currently have limited resources available for sales, marketing and technical support services as compared to some of our primary competitors. In order to effectively commercialize our genetic analysis systems and other products to follow, we will need to expand our sales, marketing and technical support staff both domestically and internationally. We may not be successful in establishing or maintaining either a direct sales force or distribution arrangements to market our products and services. In addition, we compete primarily with much larger companies that have larger sales and distribution staffs and a significant installed base of products in place, and the efforts from a limited sales and marketing force may not be sufficient to build the market acceptance of our products required to support continued growth of our business.

We may be exposed to liability due to product defects.

The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of research products for therapeutic and diagnostic development. We may seek to acquire additional insurance for clinical liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts. A product liability claim or recall could negatively impact our financial position.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

In January 2014, we entered into an Asset Purchase Agreement with IntegenX Inc. (“IntegenX”), pursuant to which we acquired substantially all of the assets of its product line used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324TM instrument and the PrepXTM reagents (the “Apollo Business”). In the future we may acquire additional companies, product lines, or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of this acquisition or any other future acquisition and any acquisition has numerous risks. These risks include the following: difficulty in assimilating the operations and personnel of the acquired company; difficulty in effectively integrating the acquired technologies or products with our current products and technologies; difficulty in maintaining controls, procedures, and policies during the transition and integration; disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues; difficulty integrating the acquired company’s accounting, management information, and other administrative systems; inability to retain key technical and sales personnel of the acquired business; inability to retain key customers, vendors, and other business partners of the acquired business;

inability to achieve the financial and strategic goals for the acquired and combined businesses; incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results; potential failure of the due diligence processes to identify significant issues with product quality, legal and financial liabilities, among other things; potential inability to assert that internal controls over financial reporting are effective. Mergers and acquisitions of companies are inherently risky, and ultimately, if we do not complete the integration of the acquired business successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition, or results of operations.

Risks Related to Our Industry

Our success depends upon the continued emergence and growth of markets for analysis of genetic variation and biological function.

We design our products primarily for applications in the life sciences and pharmaceutical industries. The usefulness of our technology depends in part upon the availability of genetic data and its usefulness in identifying or treating disease. We are initially focusing on markets for analysis of genetic variation and biological function, namely gene expression profiling. This market is new and emerging, and may not develop as quickly as we anticipate, or reach its full potential. Other methods of analysis of genetic variation and biological function may emerge and displace the methods we are developing. Also, researchers may not seek or be able to convert raw genetic data into medically valuable information through the analysis of genetic variation and biological function. In addition, factors affecting research and development spending generally, such as changes in the regulatory environment affecting life sciences and pharmaceutical companies, and changes in government programs that provide funding to companies and research institutions, could harm our business. If useful genetic data is not available or if our target markets do not develop in a timely manner, demand for our products may grow at a slower rate than we expect, and we may not be able to achieve or sustain profitability.

We may not be able to deliver acceptable products to our customers due to the rapidly evolving nature of genetic sequence information upon which our products are based.

The genetic sequence information upon which we may rely to develop and manufacture our products is contained in a variety of public and private databases throughout the world. These databases are rapidly expanding and evolving. In addition, the accuracy of such databases and resulting genetic research is dependent on various scientific interpretations, and it is not expected that global genetic research efforts will result in standardized genetic sequence databases for particular genomes in the near future. Although we have implemented ongoing internal quality control efforts to help ensure the quality and accuracy of our products, the fundamental nature of our products requires us to rely on genetic sequence databases and scientific interpretations which are continuously evolving. As a result, these variables may cause us to develop and manufacture products that incorporate sequence errors or ambiguities. The magnitude and importance of these errors depends on multiple and complex factors that would be considered in determining the appropriate actions required to remedy any inaccuracies. Our inability to timely deliver acceptable products as a result of these factors would likely adversely affect our relationship with customers, and could negatively impact our financial condition.

We face risks associated with technological obsolescence and emergence of standardized systems for genetic analysis.

High throughput genetic analyses and quantitative detection methodologies (including, for example, PCR) are undergoing rapid evolution and technological changes. New technologies, techniques or products could emerge which might allow the packaging and analysis of genomic information at densities similar to, or even higher than, our existing or future technology. Other companies may begin to offer products that are directly competitive with, or are technologically superior to, our products. There can be no assurance that we will be able to maintain our technological advantages over emerging technologies in the future. Over time, we will need to respond to technological innovation in a rapidly changing industry. Standardization of tools and systems for genetic research is still ongoing and there can be no assurance that our products will emerge as the standard for genetic research. The emergence of competing technologies and systems as market standards for genetic research may result in our products becoming uncompetitive which would have an adverse effect on our business.

Our success depends on the continuous development of new products and our ability to manage the transition from our older products to new products.

We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing, and many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. In addition, many current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary genetic content. The continued success of our products will depend on our ability to produce products with smaller feature sizes and create greater information capacity at our current or lower costs. The successful development, manufacture and introduction of our new products is a complicated process and depends on our ability to manufacture and supply enough products in sufficient quantity and quality and at acceptable cost in order to meet customer demand. If we fail to keep pace with emerging technologies or are unable to develop, manufacture and introduce new products, we will become uncompetitive, our pricing and margins will decline, and our business will suffer.

Our failure to successfully manage the transition between our older products and new products may adversely affect our financial results. As we introduce new or enhanced products, we must successfully manage the transition from older products to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories and provide sufficient supplies of new products to meet customer demands. When we introduce new or enhanced products, we face numerous risks relating to product transitions, including the inability to accurately forecast demand and difficulties in managing different sales and support requirements due to the type or complexity of the new products.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our products.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities and others may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our products.

Risks Related to Our Organization

Even though we are not a California corporation, we could still be subject to a number of key provisions of the California General Corporation Law.

Under Section 2115 of the California General Corporation Law (“CGCL”), corporations not organized under California law may still be subject to a number of key provisions of the CGCL. This determination is based on whether the corporation has significant business contacts with California and if more than 50% of its voting securities of record are held by persons having addresses in California. In the immediate future, the majority of our business operations, revenue and payroll will be conducted in, derived from, and paid to residents of California. Therefore, depending on our ownership, we could be subject to some provisions of the CGCL. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, stockholder meetings, approval of some corporate transactions, dissenters’ and appraisal rights, and inspection of corporate records. If we are required to comply with these provisions, this compliance could cause us to incur additional administrative and legal expenses and divert our management’s time and attention from the operation of our business.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. If our application to the Nasdaq Capital Market is approved, we will become subject to Nasdaq’s rules and regulations. Compliance with these rules and regulations have increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we currently employ staff to comply with these requirements, we may need to hire even more employees in the future, which will increase our costs and expenses.

Risks Related to this Offering, the Securities Markets and Our Securities

An investment in the units is extremely speculative and there can be no assurance of any return on any such investment.

An investment in the units is extremely speculative and there is no assurance that investors will obtain any return on their investors. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

There is no public market for the warrants.

There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or trading system. Without an active market, the liquidity of the warrants is limited.

The warrants may not have any value.

The warrants will be exercisable for [●] years from the date of initial exercise at an initial exercise price per share of $[●]. In the event that the price of a share does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

A warrant does not entitle the holder to any rights as common stockholders until the holder exercises the warrant for shares of our common stock.

Until you acquire shares upon exercise of your warrants, the warrants will not provide you any rights as a common stockholder. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants at that time.

No warrant held by an investor will be exercisable and we will not be obligated to issue common stock unless at the time such holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current (or an exemption from registration is available) and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants (and an exemption from registration is not available), holders will be unable to exercise their warrants and we will not be required to net cash settle any such warrant exercise. If we are unable to issue the shares upon exercise of the warrants by an investor because there is no current prospectus relating to the common stock issuable upon exercise of the warrant (and an exemption from registration is not available) or the common stock has not been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants, the warrants will not expire until ten days after the date we are first able to issue the shares. Nevertheless, because an investor may not be able to exercise the warrants at the most advantageous time, the warrants held by an investor may have no value, the market for such warrants may be limited and such warrants may expire worthless.

Our stock price could be volatile and investors may have difficulty selling their shares.

Our common stock is currently available for trading in the over-the-counter market and is quoted on the OTCQB Marketplace under the symbol “WGBS.” For the three-month period ended March 31, 2014, the daily trading volume for shares of our common stock, after giving effect to the contemplated reverse stock split, ranged from 0 to 2,819 shares traded per day, and the average daily trading volume during such three-month period was 153 shares, with no shares traded on 28 of the 61 trading days. Accordingly, our investors who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

Although we have applied for the listing of our common stock on the Nasdaq Capital Market, we may never be able to satisfy the qualitative or quantitative listing requirements for our common stock to be listed on an exchange. These factors may severely limit the liquidity of our common stock and may likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

The market price of the common stock has fluctuated significantly since it was first quoted on the OTC Bulletin Board on June 6, 2007. Since this date, through May 20, 2014, the intra-day trading price, after giving effect to the contemplated reverse stock split, has fluctuated from a low of $10.00 to a high of $3,130.79. The price of our common stock may continue to fluctuate significantly in response to factors, some of which are beyond our control, including the following:

•	actual or anticipated variations in operating results;

•	the limited number of holders of the common stock, and the limited liquidity available through the OTCQB Marketplace;

•	changes in the economic performance and/or market valuations of other life science companies;

•	our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; and

•	sales or other transactions involving our capital stock.

Even if our common stock begins trading on the Nasdaq Capital Market, there can be no assurance that investors will be interested in purchasing our common stock when our stockholders want to dispose of their shares or at prices that are attractive to our stockholders.

Although we have applied to list our common stock on the Nasdaq Capital Market, there can be no assurance that our listing application will be approved or that, if approved, our common stock will continue to trade on the Nasdaq Capital Market.

Our common stock is currently traded on the OTCQB Marketplace under the symbol “WGBS.” We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “WGBS,” which listing we expect to occur upon consummation of this offering. However, no assurance can be given that our application will be approved. We will need to satisfy certain qualitative and quantitative requirements for our common stock to be listed on Nasdaq. Unless our stockholders approve the reverse stock split proposal and unless we complete this or another capital raise, Nasdaq is unlikely to approve our application. If our Nasdaq listing application is approved, we expect that our common stock will then cease to be traded on the OTCQB Marketplace. Further, if our Nasdaq listing application is approved, we will be required to comply with certain Nasdaq listing requirements, including, without limitation, with respect to our corporate governance, finances, stock trading volume and stock price. If we fail to meet any of these requirements, our shares could be delisted from the Nasdaq Capital Market, which would limit the liquidity and market interest for our stock.

The Warrants included in this Offering are unlisted securities.

The Warrants are not listed on any stock exchange or other trading system, and the Company does not plan to apply to list the Warrants on any other trading system or stock exchange. Thus, investors may be unable to liquidate their investment in the Warrants.

Our common stock may be considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Without giving effect to the contemplated reverse stock split, the market price of our common stock is currently less than $5.00 per share and therefore is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose some information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares. These regulations may likely have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock. In addition, since the common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase our stock or a lack of market makers to support the stock price. Even if we effect a one-for-ten (1-for-10) reverse stock split and Nasdaq approves our listing application, there can be no assurance that we will be able to achieve or maintain a price of at least $5.00 per share.

Stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share, of which 931,307 shares on a post-2014-reverse-split basis were issued and outstanding as of May 20, 2014, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 3,663 are designated as Series 1 Convertible Preferred Stock, 2,870.2887 of which were issued and outstanding. These shares of Series 1 Convertible Preferred Stock have no voting rights, a liquidation preference of $0.001 per share, and were convertible into 721,976 shares of common stock (subject to ownership caps) on a post-2014-reverse-split basis. Future issuances of preferred stock will have preferences and rights as may be determined by our board of directors at the time of issuance. Specifically, our board of directors has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into common stock, which could decrease the relative voting power of the common stock or result in dilution to our existing stockholders.

In addition, as of May 20, 2014, we had notes in favor of Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”) outstanding with a face value of $5.2 million which we could have settled by issuing an aggregate of 320,592 shares of our common stock (assuming we had already effected the contemplated reverse stock split), and we had outstanding options to purchase an aggregate of 9,765 shares of our common stock, outstanding unit warrants to purchase 64,700 shares of our common stock and 32,350 warrants to purchase shares of our common stock, and outstanding warrants to purchase an aggregate of 744,244 shares of our common stock (which includes 127,010 warrants with a weighted average exercise price of $41.18 per share which will be subject to anti-dilution adjustment as a result of this offering). The future exercise of these securities will subject our existing stockholders to experience dilution of their ownership interests. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any additional shares of our common stock may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are then traded.

We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any additional shares of our common stock may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are then traded.

Our principal stockholders will have significant voting power and may take actions that may not be in the best interests of other stockholders.

Prior to giving effect to this offering, our officers and directors, and their affiliates (who include, for this computation, those shareholders with designee directors), control approximately 13% of our outstanding common stock. Additionally, our officers and directors and their affiliates hold securities that are convertible into a substantial number of shares of common stock. If our officers and directors and their affiliates converted all convertible securities held by them up to the maximum permitted by ownership caps, they would hold approximately 15% of our outstanding common stock. After giving effect to this offering (assuming no exercise of the underwriters’ over-allotment option), we expect that our officers and directors, and their affiliates, will control approximately [●%] of our outstanding common stock. Pursuant to the Exchange Agreement that we entered into with certain investors (the “Exchange Investors”) on August 27, 2013 (the “Exchange Agreement”), for as

long as at least 50% of the shares of Series 1 Convertible Preferred Stock (“Series 1 Preferred Shares”) issued in connection with the Exchange Agreement and/or shares of common stock issued upon conversion thereof remain outstanding, we and each Exchange Investor who is a current member of our management or board of directors is required to use reasonable best efforts to ensure that (including with respect to such Exchange Investors, by voting (or consenting with respect thereto) any shares of common stock then owned by them accordingly) two individuals, as may be designated by Great Point Partners, LLC from time to time, are elected as members of our Board of Directors. William McKenzie and Robert Schueren were designated by Great Point Partners, LLC to serve as members of the Board. If all of these security holders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Our management has broad discretion to determine how to use the proceeds received from this offering, and may use them in ways that may not enhance our operating results or the price of our Common Stock.

We plan to use the net proceeds of this offering as described under “Use of Proceeds.” Our management will have broad discretion over the use and investment of the net proceeds of this offering, and accordingly investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds with only limited information concerning management’s specific intentions. It is possible that we may decide in the future not to use the proceeds of this offering in the manner in which we currently expect.

Because the public offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Stockholders should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus may contain forward-looking statements. Forward-looking statements relate to future events or our future financial performance. Except for the historical information contained in this discussion of the business and the discussion and analysis of financial condition and results of operations, the matters discussed herein are forward looking statements. These forward looking statements include but are not limited to our plans for sales growth and expectations of gross margin, expenses, new product introduction, our liquidity and capital needs, and our plans to list our common stock on the Nasdaq Capital Market. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include consumer trends, business cycles, scientific developments, changes in governmental policy and regulation, currency fluctuations, economic trends in the United States and inflation. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors.

Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This prospectus also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our securities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $[●] million, based on the assumed offering price of $[●] per share, being the closing bid price of our common stock, as reported on the OTCQB Marketplace, on [●], 2014, after adjusting for the one-for-ten reverse stock split and deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds will be approximately $[●] million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

If the net proceeds from this offering exceed $15.0 million, we will be contractually required to use approximately $1.3 million of the net proceeds from this offering to repay a $1.25 million secured promissory note owing to IntegenX Inc. (the “IntegenX Note”). We issued the IntegenX Note as part of the purchase price for our January 2014 acquisition of IntegenX’s next generation sequencing business, including the Apollo 324TM instrument and the PrepXTM reagents. The IntegenX Note accrues interest at 8.0% per year and is generally payable in a single payment of principal and accrued interest on January 6, 2017. However, if prior to the IntegenX Note’s maturity, we complete an equity offering yielding net cash proceeds to us of at least $15.0 million, we will be required to prepay the IntegenX Note within 45 days of the closing of the equity offering.

We intend to use the rest of the net proceeds from this offering for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of our target enrichment and other products. See “Risk Factors.”

MARKET PRICE OF COMMON STOCK

Trading Information

Our common stock is currently quoted on the OTCQB Marketplace maintained by the NASD under the symbol WGBS. We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “WGBS,” which listing we expect to occur upon consummation of this offering. No assurance can be given that our application will be approved. If our Nasdaq listing application is approved, we expect that our common stock will then cease to be traded on the OTCQB Marketplace. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

The transfer agent for our common stock is Continental Stock Transfer and Trust Company at 17 Battery Place, New York, New York 10004.

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarters indicated as reported on the OTCQB Marketplace (previously the OTC Bulletin Board). The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The share and per share information in the table below reflects the one-for-ten (1-for-10) reverse stock split contemplated in conjunction with this offering.

	High	Low
2012
First Quarter ended March 31, 2012	218.66	109.33
Second Quarter ended June 30, 2012	149.09	69.57
Third Quarter ended September 30, 2012	99.39	49.70
Fourth Quarter ended December 31, 2012	79.51	19.88

2013
First Quarter ended March 31, 2013	69.57	19.88
Second Quarter ended June 30, 2013	59.63	29.82
Third Quarter ended September 30, 2013	39.76	17.50
Fourth Quarter ended December 31, 2013	35.00	13.10

2014
First Quarter ended March 31, 2014	29.50	18.90
Second Quarter ending June 30, 2014 (through May 20, 2014)	20.00	12.10

Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On May 26, 2014, the closing bid price of our common stock, as reported on the OTCQB Marketplace adjusted to reflect the one-for-ten (1-for-10) reverse stock split contemplated in conjunction with this offering, was $19.80.

As of May 26, 2014, there were 358 holders of record of our common stock.

Trades in our common stock may be subject to Rule 15g-9 under the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on some national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of common stock.

Dividend Policy

We have never declared or paid dividends on shares of our common stock. We intend to retain future earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

DILUTION

Our net tangible book value as of March 31, 2014, was $912,563 or $0.98 per share of common stock after adjusting for warrants being reclassified to equity and the conversion of Series 1 Preferred Stock into common stock prior to May 20, 2014. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of units in this offering at an assumed offering price of $[●] per unit, which was the last reported sale price of our common stock on the OTCQB on [●], 2014 (and excluding shares of common stock issuable upon exercise of warrants) and after deduction of the underwriters’ fees and estimated offering expenses payable by us, our net tangible book value as of March 31, 2014, would have been $[●], or $[●] per share. This represents an immediate increase in net tangible book value of $[●] per share to existing stockholders and an immediate dilution in net tangible book value of $[●] per share to purchasers of common stock in this offering. The following table illustrates this calculation .

The following table illustrates this dilution on a per share basis:

Assumed public offering price per unit			$	[●]
Net tangible book value per share as of March 31, 2014, as adjusted		$0.98
Increase per share attributable to this offering	$	[●]
As adjusted net tangible book value per share after giving effect to this offering			$	[●]
Dilution per share to investors in this offering			$	[●]

If the underwriter’s over-allotment option is exercised in full, dilution per share to new investors would be $[●] per share of common stock.

The following shares were not included in the above calculations:

•	[●] shares of our common stock that may be issued under warrants to be sold in this offering;

•	9,765 shares of our common stock issuable upon exercise of stock options;

•
304,334 shares of our common stock reserved for future issuance under our 2008 Stock Incentive Plan (which includes 300,000 shares of our common stock that will be reserved for issuance under our 2008 Stock Incentive Plan, subject to approval at our 2014 annual meeting of stockholders);

•
841,294 shares of our common stock reserved for issuance under warrants outstanding as of May 20, 2014, with a weighted average exercise price of $35.28 per share (which includes 127,010 warrants with a weighted average exercise price of $41.18 per share which will be subject to anti-dilution adjustment as a result of this offering); and

•	721,976 shares of our common stock to be issued upon conversion of our Series 1 Convertible Preferred Stock.

SELECTED FINANCIAL DATA

Data is included in this section is extracted from the previously filed financial statements included on pages F-1 to F-27 and I-1 to I-18 of this prospectus as adjusted to reflect the impact of the proposed one-for-ten reverse stock split.

Selected audited financial information for fiscal 2013 and 2012 is as follows:

Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012

Revenue:
Product	$846,414	$586,176
License and royalty	458,333	—

Total revenue	1,304,747	586,176

Cost of revenue	574,195	420,877

Gross profit	730,552	165,299

Operating expenses:
Sales and marketing	2,240,116	791,915
Research and development	5,399,775	6,161,548
General and administrative	3,013,104	2,977,812

Total operating expenses	10,652,995	9,931,275

Operating loss	(9,922,443)	(9,765,976)

Other income and (expenses):
Interest income	3,091	7,420
Interest expense	(2,880,718)	(2,082,558)
Gain (loss) on revaluation of derivative liabilities, net	(506,195)	3,759,146
Gain on settlement of derivative liability	1,012,351	—
Loss on extinguishment of debt	(4,970,410)	—
Issuance of warrants due to organic change	(2,553,318)	—
Gain on liquidation of subsidiary	3,386,297	—
Miscellaneous income (expense)	171,414	(116,147)

Total other income and (expenses)	(6,337,488)	1,567,861

Net loss before provision (benefit) for income taxes	(16,259,931)	(8,198,115)

Provision (benefit) for income taxes	6,341	(21,453)

Net loss	(16,266,272)	(8,176,662)

Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	(898,623)	—
Series A-1 preferred dividend	(547,171)	(801,534)

Net loss attributable to common stockholders	$(17,712,066)	$(8,978,196)

Net loss per share - basic and diluted (1)	$(58.16)	$(214.19)

Shares used to compute net loss per share - basic and diluted (1)	304,527	41,916

 (1) Adjusted from the previously filed financial statements to reflect the impact of the proposed one-for-ten reverse stock split described in this prospectus.

Selected unaudited financial information for the three months ended March 31, 2014 and 2013, is as follows:

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenue:
Product	$1,280,513	$95,154
License and royalty	125,000	83,333

Total revenue	1,405,513	178,487

Cost of product revenue	606,573	65,588

Gross profit	798,940	112,899

Operating expenses:
Sales and marketing	1,272,789	342,631
Research and development	1,366,997	1,402,080
General and administrative	811,535	660,648

Total operating expenses	3,451,321	2,405,359

Operating loss	(2,652,381)	(2,292,460)

Other income and (expenses):
Interest income	8	1,195
Interest expense	(103,327)	(880,538)
Gain (loss) on revaluation of derivative liabilities, net	215,956	(593,717)
Miscellaneous expense	(2,771)	(12,278)

Total other income and (expenses)	109,866	(1,485,338)

Net loss before provision for income taxes	(2,542,515)	(3,777,798)

Provision for income taxes	3,100	3,712

Net loss	(2,545,615)	(3,781,510)

Series A-1 preferred dividend	—	(206,684)

Net loss attributable to common stockholders	$(2,545,615)	$(3, 988,194)

Net loss per share - basic and diluted (1)	$(2.79)	$(95.10)

Shares used to compute net loss per share - basic and diluted (1)	911,358	41,937

 (1) Adjusted from the previously filed financial statements to reflect the impact of the proposed one-for-ten reverse stock split described in this prospectus.

Selected summarized unaudited quarterly financial information for fiscal 2013 and 2012 is as follows:

	Year Ended December 31, 2013
	First	Second	Third	Fourth

Revenue	$178,487	$246,248	$389,547	$490,465
Gross profit	$112,899	$169,468	$196,733	$251,452
Net gains (losses) on derivative revaluations	$(593,717)	$115,237	$623,613	$(651,328)
Non-recurring gains, credits and (charges) related to restructuring	$—	$—	$(7,523,728)	$4,398,648
Net income (loss)	$(3,781,510)	$(3,163,155)	$(10,808,332)	$1,486,725
Net income (loss) attributable to common stockholders	$(3,988,194)	$(5,862,322)	$(12,246,825)	$4,385,275
Net income (loss) per share – basic (1)	$(95.10)	$(139.79)	$(43.51)	$5.19
Net income (loss) per share – diluted (1)	$(95.10)	$(139.79)	$(43.51)	$2.46

	Year Ended December 31, 2012
	First	Second	Third	Fourth

Revenue	$73,233	$20,158	$176,608	$316,177
Gross profit (loss)	$(17,172)	$9,568	$32,281	$140,622
Net gains (losses) on derivative revaluations	$1,076,721	$1,485,470	$(385,209)	$1,582,164
Net loss	$(2,904,695)	$(1,269,630)	$(2,967,580)	$(1,034,757)
Net loss attributable to common stockholders	$(3,101,360)	$(1,468,754)	$(3,169,192)	$(1,238,890)
Net loss per share – basic and diluted (1)	$(74.01)	$(35.04)	$(75.60)	$(29.55)

(1) Adjusted from the previously filed financial statements to reflect the impact of the proposed one-for-ten reverse stock split described in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections of this prospectus, including the related exhibits. All amounts are recorded in this discussion on a post-reverse-split basis. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Risk Factors.” Our actual results may differ materially.

Company Overview

Since beginning operations in 2003, we have been engaged in the development, manufacture and sale of systems for gene expression quantification, genotyping and stem cell research for the life sciences and pharmaceutical drug discovery industries. Most recently, our R&D efforts have been concentrated on the commercialization of the SmartChip Target Enrichment System. Our products are aimed at researchers who perform genetic analysis and cell biology, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker research. We plan to provide new performance standards with significant savings of time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology and clinical research through the SmartChip products and services.

Our revenue is subject to fluctuations due to the timing of sales of high-value products, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life science industry and other unpredictable factors that may affect customer ordering patterns. Any significant delays in the commercial launch or any lack or delay of commercial acceptance of new products, unfavorable sales trends in existing product lines, or impacts from the other factors mentioned above, could adversely affect our revenue growth or cause a sequential decline in quarterly revenue. Due to the possibility of fluctuations in our revenue and net income or loss, we believe that quarterly comparisons of operating results are not a good indication of future performance.

Since inception, we have incurred substantial operating losses. As of March 31, 2014, our accumulated deficit was $83,383,784. Losses have principally occurred as a result of the substantial resources required for the research, development and manufacturing start-up costs required to commercialize our initial products. We expect to continue to incur substantial costs for research and development activities for at least the next year as we expand and improve our core technology and its applications in the life science research market.

We expect that the cash we have available will fund our operations into the fourth quarter of 2014. We are currently considering several different financing alternatives to support our operations thereafter. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. See “Liquidity and Capital Resources” below.

Recent Developments—Acquisition of Assets from IntegenX Inc.

In January 2014, we entered into an Asset Purchase Agreement with IntegenX, pursuant to which we acquired substantially all of the assets of the Apollo Business. The purchase price for the Apollo Business comprised (1) a cash payment of $2.0 million, (2) the $1.25 million IntegenX Note, (3) up to three earn-out payments payable, if at all, in 2015, 2016 and 2017, respectively (the “Earnout”) and (4) our assumption of certain liabilities, including obligations to perform under contracts and liabilities for certain accrued but unpaid vacation for certain employees.

The IntegenX Note accrues interest at 8.0% per year and is payable in a single payment of principal and accrued interest on January 6, 2017. However if, prior to the IntegenX Note’s maturity, we complete an equity offering yielding net cash proceeds of at least $15.0 million, we will be required to prepay the IntegenX Note within 45 days of the closing of the equity offering. To secure our obligations under the IntegenX Note, we granted IntegenX a security interest in the assets acquired from them. If our net proceeds from this offering exceed $15.0 million, we will be contractually required to use approximately $1.3 million of the net proceeds to repay the IntegenX Note. See “Use of Proceeds.”

The Earnout contemplates three earn-out payments based on gross revenues from certain products of the Apollo Business (“Covered Revenues”). In particular:

•
If, in 2014, Covered Revenues exceed $4 million but are less than $6 million, we will pay IntegenX an amount equal to 15% of the amount by which the 2014 Covered Revenues exceed $4 million. If, in 2014, Covered Revenues exceed $6 million, we will pay IntegenX an amount equal to the sum of (i) $300,000 plus (ii) 20% of the amount by which the 2014 Covered Revenues exceed $6 million.

•
If, in 2015, Covered Revenues exceed $4 million but are less than $6 million, we will pay IntegenX an amount equal to 10% of the amount by which the 2015 Covered Revenues exceed $4 million. If, in 2015, Covered Revenues exceed $6 million but are less than $10 million, we will pay IntegenX an amount equal to the sum of (i) $200,000 plus (ii) 15% of the amount by which the 2015 Covered Revenues exceed $6 million. If, in 2015, Covered Revenues exceed $10 million, we will pay IntegenX an amount equal to (i) $800,000 plus (ii) 20% of the amount by which the 2015 Covered Revenues exceed $10 million.

•
If, in 2016, Covered Revenues exceed $4 million but are less than $10 million, we will pay IntegenX an amount equal to 10% of the amount by which the 2016 Covered Revenues exceed $4 million. If, in 2016, Covered Revenues exceed $10 million but are less than $15 million, we will pay IntegenX an amount equal to the sum of (i) $600,000 plus (ii) 15% of the amount by which the 2016 Covered Revenues exceed $10 million. If, in 2016, Covered Revenues exceed $15 million, we will pay IntegenX an amount equal to (i) $1.35 million plus (ii) 20% of the amount by which the 2016 Covered Revenues exceed $15 million.

Results of Operations

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

The following table presents selected items in the unaudited condensed consolidated statements of operations for the three months ended March 31, 2014 and 2013, respectively:

	Three Months Ended March 31,
	2014	2013

Revenue:
Product	$1,280,513	$95,154
License and royalty	125,000	83,333

Total revenue	1,405,513	178,487

Cost of product revenue	606,573	65,588

Gross profit	798,940	112,899

Operating expenses:
Sales and marketing	1,272,789	342,631
Research and development	1,366,997	1,402,080
General and administrative	811,535	660,648

Total operating expenses	3,451,321	2,405,359

Operating loss	(2,652,381)	(2,292,460)

Other income and (expenses):
Interest income	8	1,195
Interest expense	(103,327)	(880,538)
Gain (loss) on revaluation of derivative liabilities, net	215,956	(593,717)
Miscellaneous expense	(2,771)	(12,278)

Total other income and (expenses)	109,866	(1,485,338)

Net loss before provision for income taxes	(2,542,515)	(3,777,798)

Provision for income taxes	3,100	3,712

Net loss	$(2,545,615)	$(3,781,510)

Product Revenue

The following table presents our product revenue for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$1,280,513	$95,154	1,246%

For the three months ended March 31, 2014, product revenue increased by $1,185,359, or 1,246%, as compared to the three months ended March 31, 2013. The increase is primarily due to additional sales of SmartChip Real-Time PCR Systems and SmartChip Target Enrichment Systems (launched in mid-2013) in the three months ended March 31, 2014, representing 48% of our product revenue. Sales from the newly-acquired Apollo Business accounted for 37% of our product revenue in the three months ended March 31, 2014, compared to none in the comparable 2013 period. There was also a significant increase in sales of our Real-Time PCR Chip panels, which represented 14% of revenue in the three months ended March 31, 2014 compared to 9% in the comparable 2013 period.

License and Royalty Revenue

The following table presents our license and royalty revenue for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$125,000	$83,333	50%

For the three months ended March 31, 2014, license and royalty revenue increased by $41,667, or 50%, as compared to the three months ended March 31, 2013. This revenue was generated by an agreement signed at the beginning of February 2013, expected to generate revenue of $500,000 annually for three years. The increase reflects revenue recognition for one additional month in the three months ended March 31, 2014.

Cost of Product Revenue

The following table presents the cost of our product revenue for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$606,573	$65,588	825%

Cost of product revenue includes the cost of products paid to third party vendors and raw materials, labor and overhead for products manufactured internally, and reserves for warranty and inventory obsolescence.

For the three months ended March 31, 2014, cost of product revenue increased by $540,985, or 825%, as compared to the three months ended March 31, 2013. The increase related primarily to the increase in product revenue, offset by the lower margin in the three months ended March 31, 2013, in which 88% of product revenue was generated by one low margin system sale.

Sales and Marketing

The following table presents our sales and marketing expenses for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$1,272,789	$342,631	271%

Sales and marketing expenses consist primarily of compensation costs of our sales and marketing team, commissions, and the costs associated with various marketing programs.

For the three months ended March 31, 2014, sales and marketing expenses increased by $930,158, or 271%, as compared to the three months ended March 31, 2013. The increase resulted primarily from increases in headcount, largely due to our hiring employees from the Apollo Business, increased commissions due to increased revenue, amortization expense and the scale-up of marketing activities, including one trade show.

We expect our sales and marketing expenses for the remainder of 2014 to remain at a similar level to that of the first quarter.

Research and Development

The following table presents our research and development expenses for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$1,366,997	$1,402,080	(3)%

Research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of our products. Research and development expenses are expensed as they are incurred.

For the three months ended March 31, 2014, research and development expenses decreased $35,083, or 3%, as compared to the three months ended March 31, 2013. The decrease resulted primarily from reductions in the costs of depreciation and expensed materials and reagents, offset by increases in headcount, most notably due to our hiring employees from the Apollo Business.

We believe a substantial investment in research and development is essential in the long term to remain competitive and expand into additional markets. Accordingly, we expect our research and development expenses to remain at a high level of total expenditures for the foreseeable future.

General and Administrative

The following table presents our general and administrative expenses for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$811,535	$660,648	23%

General and administrative expenses consist primarily of personnel costs for finance, human resources, business development, and general management, as well as professional fees, such as expenses for legal and accounting services.

For the three months ended March 31, 2014, general and administrative expenses increased $150,887, or 23%, as compared to the three months ended March 31, 2013. The increase resulted primarily from increases in professional fees, mostly related to the acquisition of the Apollo Business and investor relations.

Should the Company’s proposed increase of 3,000,000 shares (or 300,000 shares, as adjusted for the reverse stock split) available for award under our 2008 Stock Incentive Plan be approved at our Annual Stockholders’ Meeting scheduled for May 29, 2014, our Chief Executive Officer will become entitled to receive approximately 850,000 stock options (or 85,000 stock options, as adjusted for the reverse stock split), vesting over three years commencing on March 8, 2012, on that date. Based on a closing stock price of $18.00, this would entail recording a one-time, non-cash charge of approximately $800,000 in the three months ending June 30, 2014 (the charge being directly proportional to the closing stock price). This one-off charge aside, we expect our general and administrative expenses for the remainder of 2014 to remain at a similar level to that of the first quarter, although they may be adversely affected by legal and other professional services relating to fund-raising activities.

Interest Income

The following table presents our interest income for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$8	$1,195	(99)%

The interest income is solely earned on cash balances held in interest-bearing bank accounts.

For the three months ended March 31, 2014, interest income decreased by $1,187, or 99%, as compared to the three months ended March 31, 2013. The decrease was mainly due to the absence of cash invested in interest-bearing accounts in Malaysia, with banks in the U.S. paying negligible interest in both periods.

Interest Expense

The following table presents interest expense for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$103,327	$880,538	(88)%

For the three months ended March 31, 2014, interest expense decreased $777,211, or 88%, as compared to the three months ended March 31, 2013. The decrease was due to the absence of charges for 5% interest and amortization of the debt discount and loan origination fees related to the convertible promissory notes (“CPNs”) in the aggregate principal amount of $15,275,000 issued in the May 2011 Private Placement and converted into equity securities on August 27, 2013. This decrease was offset by interest on the $5,200,000 in long-term debt issued to Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”), an investor in WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), our now-dissolved Malaysian subsidiary (the “MTDC Notes”), and on the IntegenX Note. Both are being amortized using the effective yield method, which weights the interest charges towards the latter stages of the contractual term of the debt. We expect that the 8% interest on the IntegenX Note, along with the amortization charges, will result in interest expense of approximately $450,000 in 2014, with increased expense in 2015 and subsequent years.

Gain (Loss) on Revaluation of Derivative Liabilities, Net

The following table represents the gain (loss) on revaluation of derivative liabilities, net for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$215,956	$(593,717)	N/A

Our derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection and, until the time of their settlement in 2013, upon the exchange of Series A and Series B Convertible Preference Shares (“CPS”) of WGBM, and under the conversion element of our CPNs.

The net gain from revaluation of derivative liabilities for the three months ended March 31, 2014, was $215,956, compared to a net loss of $593,717 for the three months ended March 31, 2013. Gains and losses are directly attributable to revaluations of all of our derivative liabilities and result primarily from a net decrease or increase, respectively, in our stock price in the period. Our closing stock price was $2.00 ($20.00, as adjusted for the reverse stock split) on March 31, 2014, unchanged from December 31, 2013, and $5.96 ($59.63, as adjusted for the reverse stock split) on March 31, 2013, compared to $2.98 ($29.82, as adjusted for the reverse stock split) on December 31, 2012. The gain in the 2014 period arose principally due to the decrease in remaining term, whereas in the 2013 period the loss was caused principally by the increase in our stock price. With the present number of outstanding warrants accounted for as liabilities, at our closing stock price of $2.00 ($20.00, as adjusted for the reverse stock split) on March 31, 2014, an increase in our share price of $0.10 ($1.00, as adjusted for the reverse stock split) would generate a revaluation loss of approximately $200,000; conversely, a decrease in our share price of $0.10 ($1.00, as adjusted for the reverse stock split) would generate a revaluation gain of approximately $200,000.

Future gains or losses on revaluation will result primarily from net decreases or increases, respectively, in our stock price during the reporting period. Derivative liabilities will also decrease as the remaining term of each instrument diminishes.

Miscellaneous Expense

The following table presents miscellaneous expense for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$2,771	$12,278	(77)%

For the three months ended March 31, 2014, we recorded miscellaneous expense of $2,771, compared to an expense of $12,278 for the three months ended March 31, 2013. Miscellaneous income or expense is the result of net foreign currency exchange gains or losses which, until it was dissolved in November 2013, arose mainly in WGBM, principally due to revaluation of the inter-company account at the balance sheet date. WGBM had a net receivable on its dollar denominated balances, so if the value of the Malaysian Ringgit decreased against the dollar, income was recorded, whereas if it increased against the dollar, an expense was recorded. Foreign currency exchange gains and losses also arise on our subsidiary in Luxembourg, and on U.S. expenses denominated in foreign currencies. Following the liquidation of WGBM, miscellaneous income and expense is not expected to be significant in future periods.

Provision for Income Taxes

The following table presents the provision for income taxes for the three months ended March 31, 2014 and 2013, respectively:

Three Months Ended March 31,
2014	2013	% Change

$3,100	$3,712	(16)%

For the three months ended March 31, 2014 and 2013, we recorded a charge of $3,100 and $3,712, respectively, for U.S. state income taxes. We have provided a full valuation allowance against our net deferred tax assets.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table presents selected items in our condensed consolidated statements of operations for the years ended December 31, 2013 and 2012, respectively:

	Year Ended December 31,
	2013	2012

Revenue:
Product	$846,414	$586,176
License and royalty	458,333	—

Total revenue	1,304,747	586,176

Cost of revenue	574,195	420,877

Gross profit	730,552	165,299

Operating expenses:
Sales and marketing	2,240,116	791,915
Research and development	5,399,775	6,161,548
General and administrative	3,013,104	2,977,812

Total operating expenses	10,652,995	9,931,275

Operating loss	(9,922,443)	(9,765,976)

Other income and (expenses):
Interest income	3,091	7,420
Interest expense	(2,880,718)	(2,082,558)
Gain (loss) on revaluation of derivative liabilities, net	(506,195)	3,759,146
Gain on settlement of derivative liability	1,012,351	—
Loss on extinguishment of debt	(4,970,410)	—
Issuance of warrants due to organic change	(2,553,318)	—
Gain on liquidation of subsidiary	3,386,297	—
Miscellaneous income (expense)	171,414	(116,147)

Total other income and (expenses)	(6,337,488)	1,567,861

Net loss before provision (benefit) for income taxes	(16,259,931)	(8,198,115)

Provision (benefit) for income taxes	6,341	(21,453)

Net loss	(16,266,272)	(8,176,662)

Product Revenue

The following table represents our product revenue for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$846,414	$586,176	44%

For the year ended December 31, 2013, product revenue increased by $260,238, or 44%, as compared to the year ended December 31, 2012. The increase is primarily due to sales of our target enrichment product line, launched in mid-2013, and two additional SmartChip Real-Time PCR Systems being sold, offset by decreases in the number of Real-Time PCR Chip panels sold and in the volume of other services.

License and Royalty Revenue

The following table represents our license and royalty revenue for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$458,333	$—	N/A

For the year ended December 31, 2013, license and royalty revenue was $458,333, as compared to none in the year ended December 31, 2012. This revenue was generated by an agreement signed in 2013, expected to generate revenue of $500,000 annually for three years.

Cost of Product Revenue

The following table represents our cost of product revenue for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$574,195	$420,877	36%

Cost of product revenue includes the cost of products paid to third party vendors and raw materials, labor and overhead for products manufactured internally, and reserves for warranty and inventory obsolescence. For the year ended December 31, 2013, cost of product revenue increased by $153,318, or 36%, as compared to the year ended December 31, 2012. The increase related primarily to the increase in product revenue.

Sales and Marketing

The following table represents our sales and marketing expenses for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$2,240,116	$791,915	183%

Sales and marketing expenses consist primarily of compensation costs of our sales and marketing team, commissions and the costs associated with various marketing programs. For the year ended December 31, 2013, sales and marketing expenses increased by $1,448,201, or 183%, as compared to the year ended December 31, 2012. The increase resulted primarily from increases in headcount and sales and marketing activities.

We expect sales and marketing expenses will increase during 2014 as we build our sales and marketing headcount and activities to commercialize our products, including those acquired from IntegenX.

Research and Development

The following table represents our research and development expenses for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$5,399,775	$6,161,548	(12)%

Research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of our products. Research and development expenses are expensed as they are incurred. For the year ended December 31, 2013, research and development expenses decreased $761,773, or 12%, as compared to the year ended December 31, 2012. The decrease resulted primarily from a significant decrease in headcount in April 2012 and reductions in the costs of depreciation and expensed materials, offset by a one-time payment of retention incentives.
We believe a substantial investment in research and development is essential in the long term to remain competitive and expand into additional markets. Accordingly, we expect our research and development expenses to remain at a high level of total expenditures for the foreseeable future.

General and Administrative

The following table represents our general and administrative expenses for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$3,013,104	$2,977,812	1%

General and administrative expenses consist primarily of personnel costs for finance, human resources and general management, as well as professional fees, such as expenses for legal and accounting services. For the year ended December 31, 2013, general and administrative expenses increased $35,292, or 1%, as compared to the year ended December 31, 2012. The increase resulted primarily from the payment of a discretionary bonus to our CEO, plus a one-time payment of retention incentives for other employees, and higher legal fees incurred in conjunction with our capital restructuring, substantially offset by decreases in consulting fees, recruitment costs, travel and lodging expenses and the absence of a one-time expense for severance costs related to the termination of our former Chief Operating Officer and Chief Financial Officer.

We expect our general and administrative expenses to remain at a similar level in 2014.

Interest Income

The following table represents our interest income for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$3,091	$7,420	(58)%

Interest income is solely earned on cash balances held in interest-bearing bank accounts. For the year ended December 31, 2013, interest income decreased $4,329, or 58%, as compared to the year ended December 31, 2012. The decrease was mainly due to a decrease in the average cash invested in interest-bearing accounts. Interest income is expected to be insignificant in 2014 due to the low rates of interest in the U.S.

Interest Expense

The following table represents our interest expense for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$2,880,718	$2,082,558	38%

For the year ended December 31, 2013, interest expense increased $798,160, or 38%, as compared to the year ended December 31, 2012. The increase was primarily due to higher charges for amortization of the debt discount and loan origination fees related to the Convertible Promissory Notes (“CPNs”) in the aggregate principal amount of $15,275,000 issued in the May 2011 Private Placement. These were amortized using the effective interest method, which weights the charges towards the latter stages of the contractual term of the debt. Interest has also been incurred since November 2013 due to the long-term debt issued to Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”), an investor in our now-dissolved Malaysian subsidiary (the “MTDC Notes”). The increase in expense was offset by a reduction in the number of days for which the CPNs were outstanding, interest of 5% being payable on the CPNs for the full year in 2012, along with the expense of amortization of debt discount and loan origination. We expect that the effective yield amortization of debt discount on the MTDC Notes, which weights the interest charges towards the latter stages of their contractual term, will result in interest expense of approximately $0.3 million in 2014, with annual expense rising to $0.7 million in 2019.

Gain (Loss) on Revaluation of Derivative Liabilities, net

The following table represents the gain (loss) on revaluation of derivative liabilities, net for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$(506,195)	$3,759,146	N/A

Our derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection and, until the time of their settlement in 2013, upon the exchange of Series A and Series B Convertible Preference Shares (“CPS”) of our now-dissolved Malaysian subsidiary, and under the conversion element of our CPNs.

The net loss from revaluation of derivative liabilities for the year ended December 31, 2013, was $506,195, compared to a net gain of $3,759,146 for the year ended December 31, 2012. Gains and losses are directly attributable to revaluations of all of our derivatives and (with the exception of Series B CPS) result primarily from a net decrease or increase, respectively, in our stock price in the period. Our closing stock price was $2.00 ($20.00, as adjusted for the reverse stock split) on December 31, 2013, compared to $2.98 ($29.82, as adjusted for the reverse stock split) on December 31, 2012, and $15.90 ($159.02, as adjusted for the reverse stock split) on December 31, 2011. With the present number of warrants, at our closing stock price of $2.00 ($20.00, as adjusted for the reverse stock split) on December 31, 2013, an increase in our share price of $0.10 ($1.00, as adjusted for the reverse stock split) would generate a revaluation loss of approximately $600,000; conversely, a decrease in our share price of $0.10 ($1.00, as adjusted for the reverse stock split) would generate a revaluation gain of approximately $600,000.

Future gains or losses on revaluation will result primarily from net decreases or increases, respectively, in our stock price during the reporting period. Derivative liabilities will also decrease as the remaining term of each instrument diminishes.

Gain on Settlement of Derivative Liability

The following table presents the gain on settlement of derivative liability we recognized for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$1,012,351	$—	N/A

Gain on settlement of derivative liability is a one-time non-cash credit recorded as a result of the purchase of our Series B CPS from the original investor for less than the fair value of their derivative liability on the date of purchase. No comparable credits are expected in the future.

Loss on Extinguishment of Debt

The following table presents the loss on extinguishment of debt we recognized for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$4,970,410	$—	N/A

Loss on extinguishment of debt is a one-time non-cash charge recorded as a result of the CPNs being exchanged for other securities per the terms of the Exchange Agreement. No comparable costs are expected in the near future.

Issuance of Warrants due to Organic Change

The following table presents the charge for issuance of warrants that we incurred in the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$2,553,318	$—	N/A

The charge for issuance of warrants due to organic change is a one-time non-cash charge recorded as a result of the warrants issued in May 2011 (the “May 2011 Warrants”) being exchanged for securities with a greater value. Per the terms of the May 2011 Warrants, holders were entitled to compensation should an Organic Change, as defined therein, occur, and the issuance of new shares in the 2013 Private Placement that occurred on August 27, 2013, met that definition. No comparable costs are expected in the foreseeable future.

Gain on Liquidation of Subsidiary

The following table presents the gain recognized on liquidation of a subsidiary for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$3,386,297	$—	N/A

Gain on liquidation of subsidiary is a one-time non-cash gain recorded as a result of the liquidation of our Malaysian subsidiary on November 26, 2013, principally due to the extinguishment of the $4,993,728 cost of Series C CPS recorded in permanent equity. No comparable gains are expected in the near future.

Miscellaneous Income (Expense)

The following table represents our miscellaneous income (expense) for the years ended December 31, 2013 and 2012:

Year Ended December 31,
2013	2012	% Change

$171,414	$(116,147)	N/A

For the year ended December 31, 2013, we recorded miscellaneous income of $171,414, compared to miscellaneous expense of $116,147 for the year ended December 31, 2012. Miscellaneous income and expense is the result of net foreign currency exchange gains and losses, mainly in WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), our now-dissolved Malaysian subsidiary, principally due to revaluation of the inter-company account at each balance sheet date. Up until the final revaluation at the time of liquidation, WGBM had a net receivable on its dollar denominated balances, so if the value of the Malaysian Ringgit decreased against the dollar, income was recorded, whereas if it increased against the dollar, an expense was recorded. Foreign currency exchange gains and losses also arise on our subsidiary in Luxembourg, and on U.S. expenses denominated in foreign currencies. Following the liquidation of WGBM, miscellaneous income and expense is not expected to be significant in future years.

Provision (Benefit) for Income Taxes

The following table presents the provision (benefit) for income taxes for the years ended December 31, 2013 and 2012, respectively:

Year Ended December 31,
2013	2012	% Change

$6,341	$(21,453)	N/A

For the year ended December 31, 2013, we recorded a net charge of $6,341 for income taxes, representing $3,191 for U.S. state income taxes and $3,150 for Luxembourg taxes. For the year ended December 31, 2012, we recorded a net credit of $21,453 for income taxes, representing a reversal of $27,179 overprovided for Malaysia taxes in 2011 less U.S. state taxes of $5,726. We have provided a full valuation allowance against our net deferred tax assets.

Liquidity and Capital Resources

From inception through March 31, 2014, we have raised a total of $3,665,991 from the issuance of notes payable, $66,037 from the sale of Series A Preferred Stock, $1,559,942 from the sale of Series B Preferred Stock, $31,226,191, net of offering costs, from the sale of common stock and warrants, $8,842,256, net of offering costs, from the sale of CPS of our Malaysian subsidiary, $1,842,760, net of origination fees, from a secured term loan, and $27,492,876, net of offering costs and liquidated damages for late registration, from the sale of the Series A-1 Convertible Preferred Stock, convertible promissory notes and warrants in the May 2011 Private Placement, and $13,393,162, net of offering costs, from the sale of common stock, Series 1 Convertible Preferred Stock and warrants in the 2013 Private Placement. We also had, as of March 31, 2014, MTDC Notes with a principal amount $5,200,000 and the IntegenX Note with a stated value of $1,273,611 outstanding. As of March 31, 2014, we had $6,418,685 in unrestricted cash and cash equivalents, and working capital of $5,399,984.

Net Cash Used in Operating Activities

We experienced negative cash flow from operating activities for the three months ended March 31, 2014 and 2013, in the amounts of $2,204,839 and $1,745,601, respectively. The cash used in operating activities in the three months ended March 31, 2014, was due to cash used to fund a net loss of $2,545,615, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, gains on revaluation of derivative liabilities, inventory provision, interest converted to principal on long-term debt and amortization of debt discount totaling $81,673, and cash provided by a change in working capital of $259,103. The cash used in operating activities in the three months ended March 31, 2013, was due to cash used to fund a net loss of $3,781,510, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, losses on revaluation of derivative liabilities, inventory provision, interest converted to principal on convertible promissory notes and amortization of debt discount totaling $1,758,328, and cash provided by a change in working capital of $277,581. The increase in cash used in the three months ended March 31, 2014, compared to 2013, was driven primarily by the increase in the net operating loss from $2,292,460 to $2,652,381.

We experienced negative cash flow from operating activities for the years ended December 31, 2013 and 2012 in the amounts of $8,221,214 and $8,867,888, respectively. The cash used in operating activities in the year ended December 31, 2013, was due to cash used to fund a net loss of $16,266,272, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, net losses on revaluation of derivative liabilities, gain on settlement of derivative liability, interest converted to principal on CPNs, inventory provision, amortization of debt discount, loss on extinguishment of debt, issuance of warrants due to organic change and gain on liquidation of subsidiary totaling $7,236,878, and cash provided by a change in working capital of $808,180. The cash used in operating activities in the year ended December 31, 2012, was due to cash used to fund a net loss of $8,176,662, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, net gains on revaluation of derivative liabilities, interest converted to principal on CPNs, inventory provision and amortization of debt discount totaling $421,596, and cash used by a change in working capital of $269,630. The decrease of $646,674 in cash used in the year ended December 31, 2013 compared to 2012 was driven primarily by the cash provided by, and lack of cash used in, the change in working capital, offset by the increase in the net operating loss from $9,765,976 to $9,922,443.

Net Cash Used in Investing Activities

We used $85,122 in the three months ended March 31, 2014, and $20,713 in the three months ended March 31, 2013, to acquire property and equipment. Further, in the three months ended March 31, 2014, we used $2,000,000 to acquire the Apollo Business.

We used $91,545 in the year ended December 31, 2013, and $54,767 in the year ended December 31, 2012, to acquire property and equipment. Further, in the year ended December 31, 2013, we transferred cash of $433,411 to WGBM’s liquidator.

Net Cash Provided by Financing Activities

There were no financing activities in the three months ended March 31, 2014 or 2013.

Cash provided by financing activities in the year ended December 31, 2013, was $13,393,162, net of offering costs, all from the issuance of common stock, Series 1 Convertible Preferred Stock and warrants in the 2013 Private Placement, offset by the $70,000 we used to acquire WGBM’s Series B CPS.

There were no financing activities in the year ended December 31, 2012.

Availability of Additional Funds

We believe funds available at March 31, 2014, along with our revenue, will fund our operations into the fourth quarter of 2014. To continue our operations thereafter, we expect we will need to raise further capital, through the sale of additional securities or otherwise, to support our future operations. Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. At the present time, we have no material commitments for capital expenditure. Our future capital requirements and the adequacy of our available funds will depend on many factors, most notably our ability to successfully commercialize our SmartChip products and services.

While we believe we have sufficient cash to fund our operating, investing and financing activities into the fourth quarter of 2014, we expect that additional capital will be needed to sustain our operations and repay our outstanding debt obligations thereafter. We may be unable to raise sufficient additional capital when we need it on favorable terms, or at all. The conversion of our MTDC Notes, and the sale of equity or convertible debt securities in the future, may be dilutive to our stockholders, and debt financing arrangements may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to us or our stockholders. If we are unable to obtain needed capital we may not be able to continue our efforts to develop and commercialize our SmartChip products and services and may be forced to significantly curtail or suspend our operations.

Principles of Consolidation

The consolidated financial statements of WaferGen Bio-systems, Inc. include the accounts of Wafergen, Inc., WaferGen Biosystems Europe S.a.r.l., our Luxembourg subsidiary and, prior to its liquidation, WaferGen Biosystems (M) Sdn. Bhd., our Malaysian subsidiary. All significant inter-company transactions and balances are eliminated in consolidation.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, result of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies and Estimates

Deferred Tax Valuation Allowance.  We believe substantial uncertainties exist regarding the future realization of deferred tax assets, and, accordingly, a full valuation allowance is required, amounting to approximately $30,000,000 at December 31, 2013. In subsequent periods, if and when we generate pre-tax income, a tax expense will not be recorded to the extent that the remaining valuation allowance can be used to offset that expense. Once a consistent pattern of pre-tax income is established or other events occur that indicate that the deferred tax assets will be realized, additional portions or all of the remaining valuation allowance will be reversed back to income. Should we generate pre-tax losses in subsequent periods, a tax benefit will not be recorded and the valuation allowance will be increased.

Inventory Valuation.  Inventories are stated at the lower of cost and market value. We perform a detailed assessment of inventory on a regular basis, which includes, among other factors, a review of projected demand requirements, product pricing, product expiration and product lifecycle. As a result of this assessment, we record provisions for potentially excess, obsolete or impaired goods, when appropriate, in order to reduce the reported amount of inventory to its net realizable value. If actual demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Warranty Reserve.  Our standard warranty agreement is one year from shipment for SmartChip cyclers and dispensers and Apollo systems. We accrue for anticipated warranty costs upon shipment of these products. Our warranty reserve is based on management’s judgment regarding anticipated rates of warranty claims and associated repair costs, and we update our assessment quarterly.

Stock-Based Compensation.  We measure the fair value of all stock option and restricted stock awards to employees on the grant date, and record the fair value of these awards, net of estimated forfeitures, as compensation expense over the service period. The fair value of options is estimated using the Black-Scholes valuation model, and of restricted stock is based on the Company’s closing share price on the measurement date. Amounts expensed with respect to options were $54,061 and $104,718, net of estimated forfeitures, for the three months ended March 31, 2014 and 2013, respectively. These sums exclude the compensation expense for restricted stock awards, for which the fair value is based on our closing stock price on the grant date for directors and employees, and on the dates on which performance of services is recognized for consultants.

The weighted average grant date fair value of options awarded in the years ended December 31, 2013 and 2012, respectively, were $3.72 ($37.24, as adjusted for the reverse stock split) and $8.21 ($82.08, as adjusted for the reverse stock split). There were no options granted during the three months ended March 31, 2014 or 2013. Grant date fair values of options are estimated using the following assumptions:

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the day of the grant having a term equal to the expected term of the option. An increase in the risk-free interest rate will increase the fair value and the related compensation expense.

Expected Term.  This is the period of time over which the award is expected to remain outstanding and is based on management’s estimate, taking into consideration the vesting terms, the contractual life, and historical experience. An increase in the expected term will increase the fair value and the related compensation expense.

Expected Volatility.  This is a measure of the amount by which our common stock price has fluctuated or is expected to fluctuate. We apply 50% weighting to our own historic volatility and 50% to the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected term of the options on the measurement date. Since entering into the Exchange Agreement in August 2013, we have applied a reduced weighting to our own historic volatility during the period in which we were highly leveraged. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. An increase in the expected volatility will increase the fair value and the related compensation expense.

Dividend Yield.  We have not made any dividend payments and do not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the related compensation expense.

Forfeiture Rate.  This is a measure of the amount of awards that are expected to not vest. An increase in the estimated forfeiture rate will decrease the related compensation expense.

Derivative Liabilities.  Our derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection and, until the time of their settlement in 2013, upon the exchange of Series A and Series B CPS of our Malaysian subsidiary, and under the conversion element of our CPNs. We evaluate the liability for those warrants for which no anti-dilution adjustment is projected prior to the expiration date using the Black-Scholes valuation model, and all other derivatives using a Monte Carlo Simulation approach, using critical assumptions provided by management reflecting conditions at the valuation dates.

Our derivatives are revalued at each balance sheet date, and at the time of issuance and settlement, and are estimated using the following assumptions:

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the measurement date having a term equal to the weighted average expected remaining term of the instrument. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

Expected Remaining Term.  This is the period of time over which the instrument is expected to remain outstanding and is based on management’s estimate, taking into consideration the remaining contractual life, historical experience and the possibility of liquidation. An increase in the expected remaining term will increase the fair value and the associated derivative liability.

Expected Volatility.  This is a measure of the amount by which our common stock price has fluctuated or is expected to fluctuate. We apply 50% weighting to our own historic volatility and 50% to the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the instrument on the measurement date. Since entering into the Exchange Agreement in August 2013, we have applied a reduced weighting to our own historic volatility during the period in which we were highly leveraged. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield.  We have not made any dividend payments and do not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

Recently Issued Accounting Pronouncements

See the “Recent Accounting Pronouncements” in Note 2 to the Condensed Consolidated Financial Statements on page I-6 for information related to the issuance of new accounting standards in the first quarter of 2014, none of which will have a material impact on our financial statements.

BUSINESS

Overview

Since we commenced operations in 2003, we have been engaged in the development of systems for gene expression quantification, genotyping and stem cell research. Since 2008, our primary focus has been on the development, manufacture and marketing of our SmartChip System, a genetic analysis platform used for profiling and validating molecular biomarkers in the life sciences and pharmaceutical drug discovery industries. Since the beginning of 2014, following an acquisition, we now also sell the Apollo 324™ product line used in library preparation for next-generation sequencing1 (“NGS”). Our combined product lines now offer one-stop shopping for NGS sample preparation and validation solutions that enable NGS instruments (such as MiSeqTM from Illumina and PGMTM from Thermo Fisher) to produce better results in terms of accuracy, while at the same time simplifying the workflow in a cost efficient manner.

Our SmartChip products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Many scientists believe that much of the work to seek new therapeutic solutions will be directed at understanding the expression level of key relevant segments of DNA2 (i.e. genes and other regulatory elements), as well as the changes in their sequence (i.e. mutations such as single nucleotide polymorphisms (“SNPs”)). Gene expression is fundamental to the understanding of many disease processes and hence, drug efficacy. For example, in the field of oncology (cancer treatment), greater understanding of gene expression in certain types of cancerous cells has led to the discovery of specific disease biomarkers that will allow clinicians to provide more accurate diagnosis, prognosis and treatment options for their patients. Increasingly, researchers are focusing their attention on studying physiological phenomena at the molecular level and are consequently committing their research budgets to acquiring research tools that help them develop personalized therapies.

We are primarily focused on marketing a flexible, open format genetic analysis system, the WaferGen SmartChip System, which provides a range of high throughput capabilities including mRNA, microRNA and lncRNA expression level measurement, as well as SNP genotyping. In August 2010, we formally launched our first generation SmartChip 5K System,

1
Next Generation Sequencing – Sequencing is the determination of the order of nucleotide building blocks that make up the primary structure in DNA molecules. Early determination methods were discovered in the 1970s and 1980s. NGS refers to more current automated methods that rely upon sequencing-by-synthesis approaches, enabling an easier and considerably faster analysis.

2	DNA (Deoxyribonucleic acid) – A polymeric molecule consisting of deoxyribonucleotide building blocks that in a double-stranded helical form is the genetic material of most organisms.

which was an innovative real-time polymerase chain reaction (“real-time PCR”)3 tool enabling scientists to study thousands of genes simultaneously clustered in gene specific pathways. The results of such studies are potentially leading to the discovery and validation of clinically relevant disease signatures. We believe that the SmartChip System is well suited for the large and growing genomics markets, including for researchers seeking to confirm and expand on discoveries made with the growing use of NGS. In July 2012, we launched the SmartChip MyDesign System, which is the second-generation instrument with significantly upgraded capabilities. First, the new system allows customers to dispense their own assays into a SmartChip, which gives them much greater flexibility and faster experiment turnaround time. Second, we have enabled SNP genotyping on the SmartChip by validating appropriate chemistries and supplying the requisite software. The SmartChip System’s high density, nanoliter-scale format can provide throughput levels that facilitate the development of life science clinical research solutions at a fraction of the time and cost currently possible with existing competing systems.

Most recently, our R&D efforts have been concentrated on the commercialization of the SmartChip Target Enrichment (“TE”) System. This new product is designed to perform a critical sample preparation step prior to targeted NGS. The targeted sequencing is aimed at deciphering the nucleic acid sequence of a certain portion of the genome (the targets), for example a set of genes of interest, as opposed to the whole genome. In order to limit the sequencing to the targets of interest, scientists are using various techniques including PCR to treat the nucleic acid samples prior to sequencing. WaferGen is using its SmartChip consumable to conduct massively parallel individual PCR reactions for TE. This approach offers certain advantages over existing chemistries and platforms. Although these advantages could help us successfully compete in the high potential emerging market for clinical sequencing, the we face considerable competition, including the competing sample preparation kits from NGS instrument manufacturers such as Illumina, Inc. (“Illumina”) and Life Technologies Corporation (“LIFE,” now a division of Thermo Fisher).

WaferGen employs a business model that primarily generates revenue from the sale of instruments (i.e. the SmartChip System or Apollo 324TM instrument) and a recurring revenue stream from the sale of consumables (i.e. the SmartChip Panels or PrepXTM reagents), similar to the “razor and razor blade” business model.

Wafergen, Inc. was incorporated in the state of Delaware in October 2002. On May 31, 2007, Wafergen, Inc. was acquired by WaferGen Bio-systems, Inc., a Nevada corporation. In the transactions, Wafergen, Inc. merged with a subsidiary of WaferGen Bio-systems, Inc. and became a wholly owned subsidiary of WaferGen Bio-systems, Inc.

Products

Gene Expression Technology Overview

Genes are segments of DNA that carry discreet information packets of the genome that provide codes for ultimately synthesizing individual proteins. This information is read when the two strands of DNA “unzip” and the series of bases representing a gene are copied into the related nucleic acid RNA4. Like DNA, RNA also has four types of bases that bond with just one type of base on the DNA strand allowing the DNA sequence of the gene to encode a specific RNA sequence. This decoding of DNA genes into RNA is called transcription. The transcribed RNA strand then separates from the DNA strand and acts as a template for the cell’s machinery to construct functional proteins. As gene expression (including translation into functional proteins) is dependent upon RNA levels present in the cell, interrogation of RNA levels has become the most widely adopted means for quantifying this process.

One contributor to disease and dysfunction is the over- or under-expression of genes within an organism’s cells. A very complex network of genes interacts to maintain health in complex organisms such as humans. Although most cells contain an organism’s full set of genes, each cell, according to its function, expresses only a fraction of this set of genes in different quantities and at different times. The challenge for scientists is to delineate the associated genes’ expression patterns and their relationship to disease.

3
Polymerase Chain Reaction (PCR) – PCR is an enzymatic process designed to increase the number of copies of DNA for easier detection. Real-time PCR chemistries allow for monitoring a PCR reaction throughout its phases by collecting continuous datapoints as the reaction progresses. The polymerase enzyme uses an initial sample DNA strand as a template and uses it to synthesize the a new strand, which sets in motion a chain reaction in which the DNA template is exponentially amplified, generating millions or more copies of the DNA target. Real-time PCR simultaneously amplifies and quantifies (as an absolute number of copies or relative amount) a targeted DNA molecule in real time after each amplification cycle.

4
RNA (Ribonucleic acid) – A polymeric molecule consisting of ribonucleotide building blocks. The three major types in cells are ribosomal RNA (rRNA), transfer RNA (tRNA), and messenger RNA (mRNA), each of which performs an essential role in protein synthesis. RNAi’s are small RNA molecules that help regulate turning genes on and off.

Although all humans contain the same set of genes, the actual sequence of each gene may vary from one individual to another. This phenomenon is commonly referred to as genetic variation and can have important medical consequences. Genetic variation affects disease susceptibility, including predisposition to cancer, diabetes, cardiovascular disease and Alzheimer’s disease. In addition, genetic variation may cause people to respond differently to the same drug treatment. One common form of genetic variation is a single-nucleotide polymorphism, or SNP. A SNP is a variation in a single “letter” in the DNA sequence between the two copies of the same gene. While in some cases a single SNP will be responsible for medically important effects, it is now believed that combinations of SNPs may contribute to the development of most common diseases. Since there are generally millions of SNPs in an individual, it is important to investigate many SNPs simultaneously in order to discover medically valuable information.

Gene expression is used to provide information on the more than 30,000 genes in the human genome. Life science researchers use gene expression profiling to study the differences in expression of genes in a normal versus a disease state. For example, a comparison of gene expression profile of breast cancer patients to those of normal patients will provide an indication of genes that are expressed differentially between the two populations. Such differences can lead to identifications of genes that may be indicative of a disease state. Furthermore, such differences can help physicians make treatment decisions. Researchers are conducting studies to identify single or multiple genes that play a role in a particular disease.

There are three primary technologies used to study gene expression: sequencing, microarrays and real-time PCR.

RNA Sequencing is an evolving NGS technique that has recently emerged as method for evaluating global gene expression patterns. NGS typically requires time and cost intensive library preparation, sequencing and data analysis and the results are not always quantitative. As a result, many researchers are verifying their NGS finding using real-time PCR. Furthermore, subsequent to sequencing based discovery and real-time PCR validation, interrogation of the expression pattern of identified target genes in large numbers of samples requires a more time and cost effective solution.

Microarrays consist of miniscule amounts of hundreds or thousands of gene sequences that are chemically attached to a surface, such as a microchip, a glass slide, or a bead. When a gene is activated in a cell, cellular machinery transcribes the gene’s DNA sequence into messenger RNA (“mRNA”). To determine which genes are turned on and which are turned off in a given cell, the mRNA molecules present in that cell are collected and labeled by attaching a fluorescent dye. The labeled mRNA is placed onto a DNA microarray slide. The mRNA that was present in the cell, together with its fluorescent tag, will then hybridize—or bind—to its complementary DNA on the microarray, which can then be measured using a scanner.

However, microarrays have limited sensitivity, accuracy and dynamic range. Consequently, one obtains only a partial view of the expression profile when utilizing microarrays due to the limited sensitivity. The overlooked genes may be important in a particular disease state. Furthermore, as a result of limitations in specificity and accuracy, the discovery of genes identified by microarray technology requires further validation using real-time PCR.

Real-time PCR represents the most sensitive and accurate method to measure gene expression. PCR is an enzymatic process in which a strand of DNA is copied multiple times, or amplified, so that it can be more readily detected and analyzed. The vast majority of PCR methods use thermal cycling, i.e., alternately heating and cooling the sample to a defined series of temperature steps. These thermal cycling steps are necessary to physically separate the strands in a DNA double helix (at high temperatures), which are then used as the template during DNA synthesis (at lower temperatures) by the DNA polymerase enzyme to selectively amplify the target DNA.

Traditional PCR merely increases the number of DNA copies for easier detection. Real-time PCR permits quantitative analysis, rather than just a qualitative yes/no as to the presence of a gene. Real-time PCR can produce an absolute measurement, such as number of copies of mRNA per nanoliter of sample, or a relative measurement in comparison to expression of the same gene in another sample. Real-time PCR chemistries allow for the detection of amplicon amounts in the exponential phase of these reactions where the amount of product can be extrapolated to accurately determine the amount of target in the sample prior to amplification.

Traditional real-time PCR does not measure thousands of genes simultaneously (like microarray analysis), resulting in limited throughput and relatively high cost, making it unfeasible for whole genome analysis or for very high throughput studies. Thus, in practice, researchers typically first use microarray or RNA Sequencing to identify which genes are over- or under-expressed in the whole genome and then apply real-time PCR to a specific set of those genes to accurately quantify gene expression. The process is referred to as discovery and validation.

MicroRNA molecules are small non-protein-coding single-stranded RNA molecules of 21-23 nucleotides in length that function as negative regulators of gene expression by targeting specific mRNA molecules. This either inhibits translation or promotes mRNA degradation. We believe cancer diagnosis, prognosis, and treatment are important potential clinical applications of microRNA profiling.

SmartChip System

Our SmartChip System provides a suite of gene expression and genome analysis technologies enabling both biomarker discovery and validation on a single platform with the sensitivity and accuracy of real-time PCR. WaferGen’s SmartChip Real-Time PCR System consists of two instrumentation components: a SmartChip MultiSample Nanodispenser (“MSND”) for applying sample, assay and reaction mix to the SmartChip Panels, and a SmartChip Cycler for thermal cycling and collecting data from the real-time PCR assays. For large studies, our SmartChips are provided with sub-nanoliter (one-billionth of a liter) oligonucleotide5 reagents of the customer’s choosing pre-loaded in the wells. For smaller projects, the user has the flexibility to purchase empty SmartChips and both samples and assays can be dispensed into the SmartChips at the customer’s site using the MSND. Sub-microliter (one-millionth of a liter) dispensing of samples into a 5,184-well chip enables high throughput real-time PCR amplification of pathway-based gene discovery. Our SmartChip Panels are designed with evaporation control measures that allow for the use of nanoliter volumes, thermal cycling and temperature control. Our software system also analyzes the high throughput data after the completion of the real-time PCR analysis. The user friendly, content-ready SmartChip System is designed to accept samples out of the box, incorporating many of the necessary substrates and chemicals.

The SmartChip System is engineered to deliver superior performance with the combination of high sensitivity and high throughput on a single chip, enabling scientists to broadly view gene expression patterns over a large dynamic range. The genetic analysis using the SmartChip System is expected to require one day versus what would currently take days to weeks to discover the gene expression signature with microarrays and then verify the signature with real time PCR utilizing existing genetic analysis systems. As more clinical studies are carried out using validated gene sets, we believe the market will require, and demand, higher throughput solutions to process large numbers of clinical samples. Today’s solutions typically allow only a few patients’ samples per chip. We offer a throughput capability that allows hundreds of samples on a single chip.

We believe our SmartChip System is also capable of achieving time savings when compared to existing technologies. Research analyzing the whole genome utilizing currently available real-time PCR technology takes weeks to months due to multiple plates and hundreds of pipetting steps required. Our SmartChip System has the ability to quantitatively analyze the gene specific pathways or whole genome with the performance of real-time PCR technology in as short as a single day, and represents a significant advancement. In addition, our development of the SmartChip System seeks to allow 5,184 data points per chip, which could enable a large number of reactions to run in parallel, thus addressing unmet needs of the clinical trial market, compared to today’s leading technologies, which are limited in throughput to 96 wells, 384 wells and 1,536 wells. Competitors in the marketplace that offer high throughput (like the Fluidigm Biomark, which offers a maximum throughput of 9,200 assays per chip) still limit the validation market by offering products that can only run up to 96 assays and samples on a single chip.

SmartChip System Capabilities

Our SmartChip System is an integrated instrument and software system capable of dispensing 100nl reactions into the 5,184-well SmartChip, thermal cycling, real-time detection and primary data analysis, and provides the following capabilities:

•
Open-Platform Custom Assays (MyDesign). Our SmartChip System was upgraded in 2012 to provide the capability to customize our open platform panels for gene expression and genotyping studies according to the researcher’s specific needs. The customer has the flexibility to dispense both assays and samples into the 5,184 nanowell panels in numerous configurations. The system has access to millions of predesigned PCR assays for the detection of human, mouse and rat genes. Applications include: validation of genomic next-generation sequencing, RNA-Seq and Chip-Seq data; validation of microarray results; and expansion of assay panels to better understand biological systems.

•
Custom SNP Genotyping Panels. Although a single SNP may be responsible for medically important effects, it is now believed that combinations of SNPs may contribute to the development of most common diseases. Our custom SNP Genotyping Panels are developed to cost-effectively investigate multiple SNP genotypes simultaneously and are customized for the required scope of the study. Genotyping clusters from single or multiple runs are visualized using our SmartChip System’s proprietary software.

5	An oligonucleotide is a short nucleic acid polymer, typically with twenty or fewer bases.

•
Human microRNA Panel V3. MicroRNA species have a key regulatory role in the functioning of gene expression. To evaluate these species, our microRNA Panel V3 is used to quantitatively measure the expression for the most disease-relevant 1,100 human microRNA species in quadruplicate. The panel includes pre-optimized primer pairs that have been selected using strict bioinformatics criteria to provide single-base discrimination, high sensitivity and reproducible amplification.

•
Human Oncology Panel V2. Our Human Oncology Panel is used for cancer-related pathway profiling. The panel is pre-loaded with optimized real-time PCR assays in quadruplicate for each of the over 1,200 oncology-related genes.

•
Human Long Non-Coding RNA-1 Panels. lncRNA-1 panels are used for profiling the emerging area of “dark matter” RNAs, which are believed to be key regulators of transcription, with possible relevance to processes as diverse as cancer progression and embryonic differentiation. The panel contains over 1,700 triplicate, pre-dispensed extensively tested PCR assays to provide lncRNA validation with precision and sensitivity.

SmartChip Target Enrichment (TE) System

The concept of the SmartChip TE System is to use the SmartChip consumable for amplifying the targets of interest via PCR and then remove the resulting amplified material for further processing prior to sequencing. The key purported advantage of our approach is that we conduct massively parallel individual PCR reactions for target enrichment, whereas other PCR-based techniques use highly multiplexed PCR, which means that they conduct hundreds, if not thousands of PCR reactions in a single tube. By having individual PCR reactions, the SmartChip TE System offers a much better controlled chemo-enzymatic process that might ultimately translate into higher quality sequencing results. This should be especially important in clinical sequencing, where assays of a high sensitivity and specificity are required. We are planning to offer multiple consumable formats of different densities (number of nano-wells), so that depending on the number of targets required for a particular study, a single sample can be dispensed over the whole chip. This approach has two advantages. First, it is easier to extract the amplified material without cross-contamination with other samples. Second, we can offer a simple and cheap single-sample dispenser, thereby reducing the customers’ barrier to purchase due to high capital investment.

Apollo 324TM Library Preparation

In January 2014, we entered into an Asset Purchase Agreement with IntegenX, pursuant to which we acquired substantially all of the assets of the Apollo Business. The purchase price for the Apollo Business comprised (1) a cash payment of $2.0 million, (2) the $1.25 million IntegenX Note, (3) up to three Earnout payments payable, if at all, in 2015, 2016 and 2017, respectively, and (4) our assumption of certain liabilities, including obligations to perform under contracts and liabilities for certain accrued but unpaid vacation for certain employees.

The Apollo 324TM System is a compact, walk-away automation platform offering DNA, RNA-Seq, and ChIP-Seq library preparation kits for analysis on popular NGS platforms from Illumina (GA, HiSeq and MiSeq), LIFE (Ion Proton and Ion Torrent PGM), and Roche (GS Junior, GS FLX and GS FLX+). The intuitive and easy-to-use PrepXTM automation protocols and reagent kits enable the set-up of a run with as little as 15 minutes of hands-on time. The user can return in about 90 minutes for sequencer-ready DNA or ChIP-Seq libraries, or about 5 hours for RNA-seq libraries. The system offers the flexibility to start a run with a single library without wasting reagents.

We expect the Apollo Business will be highly synergistic with our existing products, especially our SmartChip TE System offerings. Serving the same customer base, the two products together address a wide spectrum of customer needs in sample preparation for NGS and enable one-stop shopping for laboratories performing targeted sequencing. The fully automated Apollo 324TM library prep solution has been a market leader in the low to medium throughput NGS market segment with an expanding installed base, serving a diverse set of clients from university research labs, pharmaceutical and agricultural companies, to diagnostic clinical labs. We believe customers favor the Apollo 324TM library prep solution for its reliability, turnaround and hands-on time, as well as sample quantity input requirement. We intend to build upon its success with innovative new applications for this system, as well as with integrated products that include the SmartChip TE platform.

Market Applications of the SmartChip System

We believe the SmartChip System, with its advantages of higher throughput, lower cost, and superior sensitivity, can address the following markets:

•
Biomarker Discovery and Validation. New targets for drugs can be identified through the analysis of gene profile expression (biomarkers) in diseased cells. Potential applications include cancers, arthritis, and lung diseases.

•
Drug Efficacy and Optimization. Genetic analysis is being used to determine the likely toxicity (toxicogenomics) of new drugs and the likelihood of therapeutic response to a specific genetic profile (pharmacogenomics). FDA guidance6 calls for drug companies to voluntarily submit pharmacogenomic data to support their drug development programs.

•
Drug Response Monitoring. Patient outcomes can be improved by evaluation of a proposed drug’s potency and specificity in order to determine individualized patient dosing, thereby decreasing adverse drug reactions, and improving drug efficacy.

•
Detection of Rare Mutations. The Cancer Genome Project is using the human genome sequence and high throughput mutation detection techniques to identify somatically acquired7 sequence variants/mutations and hence identify genes critical in the development of human cancers.

Biomarker Discovery and Validation: Gene expression patterns (biomarkers) related to specific diseases are becoming increasingly important in drug development. Comparison of gene expression patterns between normal and diseased patients or expression profiles in the presence or absence of drugs leads to discovery of genes or a set of genes that can be used in drug development. This requires monitoring of tens, hundreds or thousands of mRNAs in large numbers. A typical genetic analysis currently involves the use of microarrays to identify genes, which are either over-expressed or under-expressed in a small subset of patients. After detailed bioinformatics analysis, a number of differentially expressed genes (two to 200) are evaluated using real-time PCR in a different subset of patients (50 to 100). The differentially expressed genes in this patient group are then validated using a larger patient group.

This sequential process may take from many months to a few years to complete using currently available techniques. The limitation in today’s gene expression studies is the use of microarrays as a starting point for discovery, which only provides a partial glimpse of the expression profile. Real-time PCR techniques, which offer significantly increased sensitivity, are limited in throughput and are cost prohibitive for whole genome analysis. Biomarker investigation requires multiples of such analyses to confirm discovery.

Drug Efficacy and Optimization: Clinical trials are the most expensive phase for pharmaceutical drug development. The use of gene expression and genotyping is becoming critical to identify a safe drug (toxicogenomics) for the right patient population (pharmacogenomics). Once a set of genes (biomarker) is identified, they are used in numerous samples in clinical trials for pattern recognition, toxicity profiling and patient selection. Similarly, locations of SNPs involved in disease variation and metabolism are also being utilized in clinical trials to understand disease predisposition, requiring thousands of samples to be analyzed.

In its pharmacogenomic data submissions guidance referred to above, the FDA has asked for voluntary data submission utilizing these genetic approaches in clinical trials. This has created a need for reliable, high throughput, cost-effective technologies. Today’s hybridization-based techniques cannot process more than 24 samples at a time. Thus, for a clinical trial of 1,000 patients, one would need to use at least 40 chips. Established real time PCR instrument suppliers typically process 96 to 1,536 data points. Our SmartChip System has the ability to study 5,184 assays on a single chip, and thus offers a marked increase in the number of samples that can be evaluated in a single run. This format also enables investigators to interrogate the expression of a large panel of genes of interest with a limited amount of the biological sample.

Drug Response Monitoring: In addition to studying gene expression, genotyping measures genetic variation in the DNA. Sometimes it is not a single variation but the combination of these sequence differences that may lead to a disease state or a response to a specific therapy. For this reason, researchers look at patterns of these variations in a large number of healthy and affected patients in order to correlate SNPs with a specific disease. Large-scale genotyping studies are being conducted in various genome centers around the world, driven by available research funds, resulting in the greater demand for cost effective high throughput solutions.

Detection of Rare Mutations: The Cancer Genome Project’s DNA sequencing of patients’ tumors is underway and is rapidly defining cancer-causing mutations. Today, this is accomplished by using hybridization approaches which are unable to detect rare somatic mutations. Such techniques require the use of more sensitive methods like PCR and require genotyping

6	FDA News Release - March 22, 2005 – issued a final guidance titled “Pharmacogenomic Data Submissions.”

7	Mutations rising in individual cells in the body outside the “germ-line” (sperm and egg) cells that created the individual, and hence not present in all of a person’s cells.

of many samples (50 to 500). WaferGen uses allele-specific PCR with the SmartChip System to enable genotyping at multiple sites in multiple samples, as well as to provide a robust solution for detecting rare mutations. Allele-selective PCR is able to reliably detect SNPs (germ-line) as well as minority (somatic) mutations at sensitivity range of 100 to 10,000 mutations.

Future Applications – From Research to Diagnostics: New biomarkers for gene expression and genotyping are eventually expected to become essential for practicing physicians to identify the right drug for the right patients and lead to new ways of diagnosing and monitoring diseases. Biomarkers and platforms that are being used in clinical trials for a particular therapy are expected to become standard for molecular diagnostics. This market is still in its early development.

Competition

We believe the industry leaders in the markets in which we compete are LIFE, Fluidigm Corporation, Illumina, Agilent Technologies, Inc. and PerkinElmer, Inc.. Other companies known to be currently serving the genetic analysis market include Affymetrix, Inc., GE Healthcare (a business segment of General Electric Company), Bio-Rad Laboratories, Inc., Eppendorf AG, Beckman Coulter, Inc., Luminex Corporation, Cepheid, Pacific Biosciences of California, Inc., NanoString Technologies, Inc., Sequenom, Inc., RainDance Technologies, Inc., Qiagen N.V., Biometra Biomedizinische Analytik GmbH, Enzo Biochem, Inc., Idaho Technologies, Inc. and the Roche family of companies. The marketplace for gene expression technologies is highly competitive, with many of the major players already controlling significant market share, many of which have significantly greater financial, technology, and other resources than we do. Illumina is the leader in microarrays and LIFE is the market leader for real-time PCR. These two companies also have a commanding market share in NGS. We believe gene expression is a growing market and this market is driven by the need for real-time PCR performance for discovery, and a higher throughput platform for validation, to overcome the limitations of microarrays and real time PCR technologies that are currently used for discovery and validation respectively. WaferGen’s SmartChip Real Time PCR System is presently the only platform that offers a single solution for both biomarker discovery and validation with low running costs, simplified workflow and fast results. Our competitors could compete with us by developing new products similar to our SmartChip System. Even though we believe that we have created a unique solution, this does not mean that our competitors will not develop effective products to compete with our products.

Sales and Marketing

In July 2012, we announced the launch of an open format product offering for our SmartChip System which allows customers to dispense their own assays and samples into SmartChips in a variety of configurations, thus enabling an easy and rapid design of new experiments. We decided to invest significantly in scientific resources focused on a strategy to engage an array of key opinion leaders in our target market, enabling the profiling and validation of high-value genomic targets. We also started investing in our sales and marketing activities at that time.

With the advent of next-generation sequencing into the life science marketplace in 2007, there has been a dramatic increase in the amount of genomic content that is available to researchers beyond what other genomic technologies have generated. However, there is an equally dramatic and rapidly growing unmet need to validate and confirm the results of this sequencing information to find clinically relevant biomarkers. In particular, the data from RNA sequencing experiments, in which researchers are evaluating gene expression levels, is well suited to the high throughput validation of the SmartChip platform. This ability to accurately make quantitative genome measurements is an integral tool in enabling researchers to verify the results coming from next-generation sequencers. Once verified, this content creates a larger, longer term opportunity for us as we significantly increase the ability of researchers to validate high value genomic targets for their ultimate use in developing new and improved drugs and diagnostic tests.

However, WaferGen has very limited sales and marketing resources. We will need to make substantial investments into our sales and marketing infrastructure in order to be competitive in the marketplace (see “Risk Factors” above).

Seasonality

We do not have sufficient product history to determine seasonality with a high degree of confidence. We expect that customers’ purchasing patterns will not show significant seasonal variation, although demand for our products may be highest in the fourth quarter of the calendar year as pharmaceutical and academic customers typically spend unused budget allocations before the end of the fiscal year.

Sources and Availability of Raw Material and Principal Suppliers

The raw materials used in the manufacturing of our products are for the most part readily available from numerous sources.

Research and Development

Our research and development efforts are aimed at developing new products and new applications, improving existing products, improving product quality and reducing production costs. Our research and development expenses were approximately $1.4 million for the three months ended March 31, 2014, $5.4 million for the year ended December 31, 2013, and $6.16 million for the year ended December 31, 2012.

Intellectual Property and Other Proprietary Rights

We are pursuing an intellectual property portfolio, including filing a number of U.S. and international patent applications and in-licensing certain patents covering products, methodologies, integration and applications. We presently have four patents issued and five pending in the U.S. with respect to our SmartChip products and technologies, and a number of pending SmartChip-related patent applications worldwide. We also have one patent pending with respect to our Apollo 324TM products and techologies. In addition to our patents, we rely on trade secrets, know-how, and copyright and trademark protection. Our success may depend on our ability to protect our intellectual property rights.

Government Regulation and Environmental Matters

We are subject to a variety of federal, state and municipal environmental and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations. We believe that we are in material compliance with applicable environmental laws and regulations. Compliance with environmental laws does not currently cause us to incur material costs. If we cause contamination to the environment, intentionally or unintentionally, we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination. We cannot predict how changes in the laws and regulations will impact how we conduct our business operations in the future or whether the costs of compliance will increase in the future.

Regulation by governmental authorities in the United States and other countries is not expected to be a significant factor in the manufacturing, labeling, distribution and marketing of our products and systems.

Employees

We have assembled a team of highly qualified scientists, engineers and business managers to support our product development and commercialization activities. Their efforts will continue to focus on expanding, improving and commercializing our core technologies. As of May 20, 2014, we had 42 regular employees, 41 of whom were employed full-time, compared to 28 regular employees as of December 31, 2013, all of whom were employed full-time, and 32 regular employees as of December 31, 2012, 31 of whom were employed full-time. None of our employees are represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.

Properties

We do not own any real property. Our leased facilities as of December 31, 2013, are as follows:

Location	Square Feet	Primary Use	Lease Terms

Fremont, CA	19,186 sq ft	Corporate Office and Lab	Lease expires April 30, 2015

Luxembourg	1,000 sq ft	Lab and Office	Leased quarter to quarter

Our existing facilities are not being used at full capacity and management believes that these facilities are adequate and suitable for current needs.

Legal Proceedings

From time to time we may be involved in claims arising in connection with our business. Based on information currently available, we believe that the amount, or range, of reasonably possible losses in connection with any pending actions against us, in excess of established reserves, in the aggregate, not to be material to our consolidated financial condition or cash flows. However, losses may be material to our operating results for any particular future period, depending on the level of income for such period.

Coalesce v. WaferGen.  On April 24, 2012, an action entitled Coalesce Corporation (“Coalesce”) v. WaferGen Bio-systems, Inc. was filed in the Alameda County Superior Court. Coalesce, a company that had been providing marketing services between 2006 and 2010, sued us for alleged non-payment of sums due, breach of contract, misrepresentation and unjust enrichment. On September 5, 2012, Coalesce filed an amended complaint, with additional claims, for compensatory damages in excess of $500,000 and other compensation. On April 15, 2013, the case was referred to mediation. The first mediation session was held on August 7, 2013, resulting in further requests for documentation by both parties. The litigation is in the discovery stage and a trial has been set for September 15, 2014. We believe the claim to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, we believe that the resolution of this matter will not have a material adverse effect on our financial position and results of operations.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding our directors and executive officers:

Name	Age	Position
Alnoor Shivji	57	Chairman of the Board
Dr. R. Dean Hautamaki	51	Director
Makoto Kaneshiro	55	Director
Joel Kanter	57	Director
William McKenzie	62	Director
Robert Schueren	52	Director
Dr. Ivan Trifunovich	51	Chief Executive Officer, President and Director
Stephen Baker	56	Chief Financial Officer, Treasurer and Secretary

Our bylaws provide that our Board will consist of between one and fifteen members, with the number of directors determined from time to time by our Board. The number of directors is currently set at seven. The current term of all of our directors expires at the annual meeting. Accordingly, seven directors will be elected at the annual meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the annual meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Our directors hold office until the earlier of their death, resignation, or removal or until their successors have been duly elected and qualified. Ivan Trifunovich was appointed to serve as a director on March 8, 2012, William McKenzie was appointed to serve as a director on December 30, 2013, and Robert Schueren was appointed to serve as a director on January 6, 2014. All of the director nominees currently are members of our Board, all of the director nominees have been approved and nominated for election by our Board and the director nominees have all consented to serve if elected. Set forth below is information regarding the director nominees, which has been confirmed by each of them for inclusion in this proxy statement.

There are no family relationships among our directors and executive officers. Pursuant to the Exchange Agreement entered into by the Company with investors in connection with the August 2013 Exchange, for as long as at least 50% of the shares of Series 1 Preferred Shares issued in connection with the Exchange Agreement and/or shares of common stock issued upon conversion thereof remain outstanding, we and each Exchange Investor who is a current member of our management or board of directors is required to use reasonable best efforts to ensure that (including with respect to such Exchange Investors, by voting (or consenting with respect thereto) any shares of common stock then owned by them accordingly) two individuals, as may be designated by Great Point Partners, LLC (“GPP”) from time to time, are elected as members of the Board. Mr. McKenzie and Mr. Schueren, neither of whom are affiliated with GPP, were designated by GPP to serve as members of the Board.

Directors and Executive Officers

Alnoor Shivji, Chairman of the Board.  Mr. Shivji is a co-founder of WaferGen and has been Chairman of the Board since October 2002. Mr. Shivji also served as our Chief Executive Officer and President from April 2003 until October 2011. Between December 2003 and July 2006, he was also the Investment Director at VPSA, Inc. in Paris, France, and between October 2001 and February 2002, he was the President and Chief Executive Officer of Redwave Networks, Inc. From April 2001 to August 2001, Mr. Shivji was President of Metro Switching Division of Ciena Corp. Between August 1998 and March 2001, he was the Founder, President and Chief Executive Officer of Cyras Systems. He co-founded Fiberlane Communications, Inc. and was President of Fiberlane Communications (Canada), Inc. from December 1996 to April 1998. Mr. Shivji also co-founded Osiware, an enterprise software company sold to Infonet Services Corporation, which was later bought by BT Group plc. Currently, he is a General Partner with Global Asset Capital, a venture capital firm with which he has been associated since March 2002, and has a long history advising and investing in Silicon Valley startups. Mr. Shivji has a BS degree from University of British Columbia.

Dr. R. Dean Hautamaki, Director.  Dr. Hautamaki has served as our director since May 2007. Dr. Hautamaki is a practicing physician and since January 2005 has been the Assistant Clinical Professor of Medicine at the Florida State University College of Medicine in Tallahassee, Florida. From September 2003 to December 2005, Dr. Hautamaki was the Chairman of the Department of Medicine at Sarasota Memorial Hospital in Sarasota, Florida. From September 1997 through December 2005, he was a partner at Lung Associates of Sarasota in Sarasota, Florida. Dr. Hautamaki has authored over 12 papers and presented in several conferences. We believe Dr. Hautamaki’s qualifications to serve on our Board include his expertise in the biomedical technology industry and his experience as a practicing physician.

Makoto Kaneshiro, Director.  Mr. Kaneshiro has served as our director since March 2005. Mr. Kaneshiro is a founding member of Genetic Devices, Co., Ltd. in Japan, where he has been an executive vice president and member of the Board since October 2008. From 2003 to 2004, Mr. Kaneshiro was a member of the Board of Directors of Sega Corporation which was a publicly traded company in Japan. He holds an MBA from Yale University. We believe Mr. Kaneshiro’s qualifications to serve on our Board include his experience in investment management, his experience as a board member of other public companies, and his experience in business development roles at a number of other companies.

Joel Kanter, Director.  Mr. Kanter has served as our director since June 2007. He has been in the financial services industry for over three decades and has focused on providing equity and bridge financing to small and mid-size companies. He has served as President of Windy City, Inc., a privately held investment firm, and as the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company. Mr. Kanter currently serves on the board of directors of Dr. Tattoff, Inc., Magna-Lab, Inc. and Medgenics, Inc., as well as a number of private concerns, and within the past five years has served on the board of directors of I-Flow Corporation, Pet DRx Corporation and Vyteris, Inc. Mr. Kanter has BA degrees in Political Science and in Psychology from Tulane University. We believe Mr. Kanter’s qualifications to serve on our Board include his extensive experience in investment management and his experience serving as an executive and board member of a number of public and private biomedical and other technology companies.

William McKenzie, Director.  Mr. McKenzie joined our board of directors in December 2013. Mr. McKenzie has over 25 years of experience building new businesses in the global life sciences and diagnostics sectors. Mr. McKenzie has served as Vice President and General Manager of Molecular Diagnostics at PerkinElmer since 2010. He has served in various roles since joining PerkinElmer since 2005, initially serving as Business Development Director then Strategic Marketing Director of Molecular Medicine, then as Global Business Director of Genetic Screening. Prior to that, Mr. McKenzie worked for more than twelve years in positions of increasing responsibility at Millipore. Mr. McKenzie holds BS and MS degrees in Biology from the University of Massachusetts and a Business to Business Marketing Program from the Kellogg School of Management. We believe Mr. McKenzie’s qualifications to serve on our Board include the perspective and experience he has gained in management of a number of companies in the biosciences industry.

Robert Schueren, Director.  Mr. Schueren joined our board of directors in January 2014. Mr. Schueren has held leadership positions in life science and diagnostic companies for more than two decades. Since April 2013, Mr. Schueren has been IntegenX Inc.’s chief executive officer and a member of its board of directors. Previously he was Vice President and General Manager, Genomics for Agilent Technologies. Prior to joining Agilent in 2010, he was the Global Head of Clinical Biomarkers and Operations, and Deputy Global Head of Molecular Medicine Labs for Genentech, Inc., a company he joined in 2006. Mr. Schueren has a BS degree in pharmacy from Temple University. We believe Mr. Schueren’s qualifications to serve on our Board include the perspective and experience he has gained in management of a number of companies in the life science industry, including as chief executive officer of IntegenX Inc. In January 2014, IntegenX sold us substantially all of the assets of its next generation sequencing library preparation business, including the Apollo 324 instrument and PrepX reagents.

Ivan Trifunovich, Chief Executive Officer, President and Director.  Dr. Trifunovich has served as our Chief Executive Officer, President and director since March 2012. Dr. Trifunovich served as President, Chief Executive Officer and Chairman of the Board of Helicos BioSciences Corporation8 from October 2010 to September 2012. Since August 2008, Dr. Trifunovich has served as a strategic consultant to global companies in the life sciences industry. Previously, Dr. Trifunovich served as the Senior Vice President of Third Wave Technologies, Inc., a molecular diagnostics company, from December 2001 through August 2008. Prior to joining Third Wave Technologies, Inc., Dr. Trifunovich held successive positions as Vice President of e-Business and Vice President of Research Strategy and Operations at Pharmacia Corp. Prior to joining Pharmacia, Dr. Trifunovich was a Director of New Product Marketing at Johnson & Johnson, Inc. He began his career at Bristol-Myers Squibb, Inc. as a bench scientist, where he held several positions of increasing responsibility. Dr. Trifunovich received his Ph.D. in organic chemistry at UCLA and an MBA at the University of Pennsylvania’s Wharton School of Business. We believe Dr. Trifunovich’s qualifications to serve on our Board include the perspective and experience he has gained in management of a number of companies in the life science industry, including his unique familiarity with us and our business gained from serving as our president and chief executive officer for the past two years.

Stephen Baker, Chief Financial Officer, Treasurer and Secretary.  Mr. Baker has over 25 years of financial, operational and international experience, and has been a partner at Tatum since January 2013. He has also served as Chief Financial Officer for Mercator MedSystems since January 2014, and as Executive in Residence for Plug and Play Tech Center since July 2012. Through Tatum, he served as Interim Chief Financial Officer of Daegis, a public company, from January to July, 2013. He

8	In November 2012, Helicos BioSciences Corporation filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

was Chief Financial Officer at Frontrange Solutions from October 2006 until August 2011. Earlier in his career, he held a number of executive positions of increasing responsibility at Peoplesoft, Lucent, Octel Communications, Bell Communications Research, Novell, Inc., Unix Systems, and AT&T. Mr. Baker holds a BA in Molecular Biology from University of Pennsylvania, and a Masters in Business Administration (Finance and Accounting) from Columbia University.

Director Independence

Although we are not currently listed on any national securities exchange, in evaluating the independence of the members of the Board, we utilize the rules of the Nasdaq Stock Market.

Our Board has determined that Messrs. Kaneshiro, Kanter and McKenzie and Dr. Hautamaki are “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2). Our Audit Committee currently consists of Dr. Hautamaki, Mr. Kanter (Chairman) and Mr. McKenzie. Our Nominating and Corporate Governance Committee currently consists of Dr. Hautamaki, Mr. Kaneshiro (Chairman) and Mr. Kanter. Our Compensation Committee currently consists of Mr. Kaneshiro, Mr. Kanter (Chairman) and Mr. McKenzie.

Our Board has concluded that Mr. Kanter meets the definition of “audit committee financial expert,” as defined under the applicable rules of the SEC, and that all members of the Audit Committee are “independent” within the meaning of the applicable Nasdaq listing standards and the independence standards of rule 10A-3 of the Exchange Act. Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market.

Board Leadership Structure

Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors. Considering these factors, the Company has determined to have a Chief Executive Officer and a separate Chairman of the Board. Dr. Trifunovich serves as the Company’s Chief Executive Officer and Mr. Shivji serves as the Chairman of the Board.

Board Role in Risk Oversight

The Board administers its risk oversight function directly and through the Audit Committee. The Board and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks.

Code of Ethics

Our Company’s Board of Directors has adopted a Code of Business Conduct and Ethics that applies to, among other persons, our Company’s principal executive officer, principal financial officer and principal accounting officer, as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics set forth written standards that are designed to deter wrongdoing and promote:

(1)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)
full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by us;

(3)	compliance with applicable government laws, rules and regulations;

(4)	the prompt internal reporting of violations of Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

(5)	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our Company’s personnel shall be accorded full access to our Chief Compliance Officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our Company’s personnel are to be accorded full access to the Board if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president, secretary, and chief financial officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our Company, consistent with generally accepted accounting principles, and federal, provincial and state security laws. Any employee who becomes aware of any incident involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our Company’s president, secretary, or chief financial officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the president, secretary, or chief financial officer, the incident must be reported to the Audit Committee. Any failure to report such inappropriate or irregular conduct of other employees is to be treated as a severe disciplinary matter. It is against our Company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Company’s Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics is available on our website, www.wafergen.com.

EXECUTIVE COMPENSATION

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The principal elements of our executive compensation program include (a) base salary, (b) discretionary annual cash bonus opportunities and (c) long-term equity compensation. We believe successful long term Company performance is more critical to enhancing stockholder value than short term results. For this reason and to conserve cash and better align the interests of management and our stockholders, we emphasize long term equity compensation and performance-based bonus opportunities over base annual salaries.

The following table presents summary information regarding the compensation of (i) our principal executive officer, and (ii) our former principal financial officer, being the only other executive officer who served as an executive officer during 2013 (such officers are referred to herein as our “Named Executive Officers”) for the years ended December 31, 2013 and 2012.

2013 Summary Compensation Table

	(b) Fiscal	(c) Salary		(d) Bonus	(f) Option Awards(6)	(i) All Other Compensation(7)	(j) Total
(a) Name and Principal Position	Year	($)		($)	($)	($)	($)
Ivan Trifunovich	2013	$360,000	(1)	$360,000(3)	$—	$1,800	$721,800
Chief Executive Officer, President and Director	2012	$293,182	(1)	$—	$299,511	$—	$592,693
John Harland	2013	$200,000	(2)	$81,850(4)	$—	$2,037	$283,887
Former Chief Financial Officer and Vice President of Finance	2012	$192,700	(2)	$10,000(5)	$42,044	$—	$244,744
__________

(1)	Mr. Trifunovich joined the Company on March 8, 2012, and his annual salary of $360,000 commenced on that date pursuant to such executive officer’s employment agreement with us.

(2)	Mr. Harland became an executive officer on March 26, 2012, and his annual salary of $200,000 commenced on that date pursuant to such executive officer’s employment agreement with us.

(3)
Reflects a discretionary bonus awarded to Mr. Trifunovich by the Board of Directors in September 2013, upon recommendation of the Compensation Committee, in recognition of successfully transitioning the Company’s business to a new model with the potential to pursue new important applications; raising in excess of $12 million of net new equity in a 2013 private placement; simplifying the ownership of our now-dissolved Malaysian subsidiary; and simplifying the capital structure of the Company.

(4)	Reflects (a) a $71,850 retention bonus to which Mr. Harland was entitled as a result of the Company’s successful fundraising in 2013, and (b) a $10,000 retention bonus.

(5)	Reflects a $10,000 retention bonus.

(6)
Amounts in this column reflect the aggregate grant date fair value of option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model, excluding the impact of estimated forfeitures related to service-based vesting conditions.

(7)	Amounts in this column reflect a reimbursement allowance for use of personal phone for Company business.

Outstanding Equity Awards at Fiscal Year-End 2013

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options	Options	Price	Expiration
Name	Exercisable (#)	Unexercisable (#)	($)	Date
Ivan Trifunovich	1,761	1,257 (1)	139.15	3/8/2019
John Harland	44	26 (2)	318.05	9/19/2018
	300	253 (3)	105.36	5/17/2019
__________

(1)
Represents the unvested portion, after giving effect to the reverse stock split, of an option grant that vests as follows: 1/3rd of the shares vest when the optionee completes 12 months of continuous service after the vesting start date (March 8, 2012), and an additional 1/12th of the shares vest when the optionee completes each full three months of continuous service thereafter.

(2)
Represents the unvested portion, after giving effect to the reverse stock split, of an option grant that vests as follows: 1/48th of the shares vest when the optionee completes each full month of continuous service through June 13, 2015.

(3)
Represents the unvested portion, after giving effect to the reverse stock split, of an option grant that vests as follows: 1/48th of the shares vest when the optionee completes each full month of continuous service through October 5, 2015.

Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2013.

	(b) Fees Earned
	or Paid	(c) Stock	(d) Option	(g) All Other
	in Cash	Awards (1)	Awards (2)	Compensation		(h) Total
(a) Name	($)	($)	($)	($)		($)
Robert Coradini (resigned 12/30/13)	—	—	6,433	—		6,433
Scott Davidson (resigned 12/30/13)	—	—	6,433	—		6,433
Dr. R. Dean Hautamaki	—	—	6,433	—		6,433
Makoto Kaneshiro	—	—	6,433	—		6,433
Joel Kanter	—	—	7,503	—		7,503
William McKenzie (appointed 12/30/13)	—	—	—	—		—
Joseph Pesce (resigned 12/30/13)	—	—	6,433	—		6,433
Alnoor Shivji	—	—	6,433	—		6,433
Dr. Timothy Triche (resigned 12/30/13)	—	—	6,433	19,800	(3)	26,233
__________

(1)
Amounts in this column reflect the aggregate grant date fair value of stock awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, using the Company’s closing stock price on the award date, excluding the impact of estimated forfeitures related to service-based vesting conditions. There were no stock awards granted to any non-employee director in 2013. As of December 31, 2013, there was no outstanding restricted stock held by any non-employee director.

(2)
Amounts in this column reflect the aggregate grant date fair value of option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model, excluding the impact of estimated forfeitures related to service-based vesting conditions. On April 1, 2013, Messrs. Coradini, Davidson, Kaneshiro, Pesce and Shivji and Drs. Hautamaki and Triche were each granted an option to purchase 151 shares of common stock, after giving effect to the reverse stock split, of which 25% vest on each of June 30, 2013, September 30, 2013, December 31, 2013, and March 31, 2014. Each of these awards had a grant date fair value of $6,433. On April 1, 2013, Mr. Kanter was granted an option to purchase 176 shares of common stock, after giving effect to the reverse stock split, of which 25% vest on each of June 30, 2013, September 30, 2013, December 31, 2013, and March 31, 2014, which had a grant date fair value of $7,503. As of December 31, 2013, after giving effect to the reverse stock split, the aggregate number of outstanding options held by each non-employee director who served during 2013 was 327 for Mr. Coradini, 226 for Mr. Davidson, 714 for Dr. Hautamaki, 432 for Mr. Kaneshiro, 482 for Mr. Kanter, none for Mr. McKenzie, 226 for Mr. Pesce, 322 for Mr. Shivji and 389 for Dr. Triche.

(3)
Prior to joining the Board in February 2011, Dr. Triche served as a member of our Scientific Advisory Board. He continued to serve the Company as a consultant until February 28, 2013, and the amount in this column represents consultancy fees earned in 2013.

Effective as of April 1, 2012, the board of directors approved the following annual compensation for all non-employee directors:
Each non-employee director shall receive annually, after giving effect to the reverse stock split, a stock option to purchase 151 shares of our common stock, or, in the case of the chairperson of our Audit Committee, 176 shares of our common stock, with 25% of the shares subject to the stock option vesting each quarter following April 1 of the year of grant.

Effective as of February 12, 2014, the board of directors approved the following annual compensation for all non-employee directors for 2014 and future years:

•
Each non-employee director shall receive an annual cash retainer of $10,000. The Chairman of the Board and the Chairman of the Audit Committee shall each receive an additional annual cash retainer of $5,000; and

•
On the first trading day of each fiscal year, each non-employee director shall be granted restricted stock units or deferred stock units having a value of $15,000; provided, however, that for 2014, and only for 2014, such grant shall be made on the date of the annual meeting of stockholders.

Non-employee directors are also reimbursed for all out-of-pocket expenses, if any, related to attending Board meetings.

Equity Compensation Plan Information

The following table sets forth information, after giving effect to the reverse stock split, regarding our compensation plans under which equity securities are authorized for issuance to our employees as of December 31, 2013:

Number of
Securities
Remaining
	Number of		Available for
	Securities to		Future Issuance
	Be Issued		Under Equity
	Upon		Compensation
	Exercise of	Weighted-Average	Plans
	Outstanding	Exercise Price of	(Excluding
	Options,	Outstanding	Securities
	Warrants and	Options, Warrants	Reflected in
	Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,353	$353.92	$2,779
Equity compensation plans not approved by security holders	—	—	—
Total	11,353	$353.92	$2,779

Employment Agreements

Ivan Trifunovich

In connection with Dr. Trifunovich’s appointment as our President, Chief Executive Officer and director, we entered into an executive employment agreement, effective March 8, 2012. Under the employment agreement, Dr. Trifunovich receives an annual base salary of $360,000 per year, and he is eligible to earn an annual performance bonus of up to 50% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement, Dr. Trifunovich was granted an initial option grant, after giving effect to the reverse stock split, of 3,018 shares of our common stock with an exercise price equal to $139.15 per share, with one-third of the shares subject to the option vesting on the first anniversary of Dr. Trifunovich’s employment with the Company and the remaining shares vesting in eight equal quarterly installments over the two years following the first anniversary of the grant date. Dr. Trifunovich is entitled to additional option awards at the beginning of each year as necessary to bring the cumulative number of options awarded to him to 5% of the Company’s outstanding shares, computed on a fully diluted basis pursuant to the terms of his employment agreement, at the time of each such grant, with a vesting commencement date and vesting schedule identical to his initial option grant (such that options awarded more than three years after his employment date will be fully vested on the grant date). All of Dr. Trifunovich’s unvested options granted under his employment agreement will accelerate in the event of a change of control or if his employment is terminated (except in the case of his resignation without good reason or his termination by the Company for cause).

In addition, in the event Dr. Trifunovich is terminated without cause or resigns for good reason, he is entitled to 24 months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over 18 months. In addition, if he is terminated without cause or resigns for good reason within 3 months prior to or 12 months following a change of control of the Company, he is also entitled to receive an additional supplemental severance payment equal to the product of (i) 50% of his then-current base salary, multiplied by (ii) two, which supplemental severance payment amount shall be paid in a single lump-sum amount, less applicable withholdings. Dr. Trifunovich’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

Dr. Trifunovich is eligible to participate in a long-term incentive plan established by the Company under which he is entitled to receive a cash payment in connection with a change in control of the Company. Under such plan, in the event of a change in control of the Company, Dr. Trifunovich will be entitled to a cash payment upon a change of control based on the aggregate equity transaction value in such change of control transaction, as follows: (a) for a transaction with an aggregate equity transaction value of more than $50 million, and up to $75 million, he will be entitled to receive a cash payment equal to 1% of the aggregate equity transaction value; (b) for the portion, if any, of the aggregate equity transaction value in excess of $75 million and up to $100 million, he will be entitled to receive a cash payment equal to 2% of such portion of the aggregate equity transaction value; (c) for the portion, if any, of the aggregate equity transaction value in excess of $100 million and up to $150 million, he will be entitled to receive a cash payment equal to 3% of such portion of the aggregate equity transaction value; and (d) for the portion, if any, of the aggregate equity transaction value in excess of $150 million, he will be entitled to receive a cash payment equal to 5% of such portion of the aggregate equity transaction value.

The Company has also agreed that Dr. Trifunovich will be entitled to payment in the event that a distribution is made of any of the assets (including cash) of the Company to holders of any class of capital stock by reason of their ownership thereof. In such case, Dr. Trifunovich will have the right to receive a payment from the Company in connection with each such distribution equal to the amount, if any, by which (i) 5% of the total distribution amount exceeds (ii) the amount paid to him in such distribution with respect to compensatory equity interests then held by him less the exercise or other purchase price paid or payable by him for such equity interests.

Dr. Trifunovich will be entitled to tax gross up payments in the event any payments due to him under the employment agreement would be subject to the excise tax imposed by Internal Revenue Code Section 4999. Dr. Trifunovich also has signed and agreed to be bound by the terms of the Company’s proprietary information and inventions assignment agreement.

John Harland

On June 13, 2011, we entered into a letter agreement with John Harland to serve as our Director of Finance and Corporate Controller. Under the letter agreement, Mr. Harland was entitled to receive an annual base salary of $180,000, which was raised to $200,000 upon his appointment as our Interim Chief Financial Officer and Vice President of Finance on March 26, 2012. Mr. Harland was also entitled to receive a bonus of up to 50% of his salary under certain circumstances upon a change of control or capital being raised, subject to review by our Compensation Committee, which may also award performance-based bonuses in its discretion. Mr. Harland submitted his resignation on March 18, 2014, effective as of April 15, 2014.

Stephen Baker

On March 21, 2014, our Board of Directors retained Stephen T. Baker of Randstad Professionals US, LP, d/b/a Tatum (“Tatum”), a leading financial consultancy firm, to serve as our Chief Financial Officer, effective March 24, 2014. Effective April 15, 2014, Mr. Baker was additionally designated as our Treasurer and Secretary.

In connection with retaining Mr. Baker as our Chief Financial Officer, we entered into a Confidential Consulting Agreement with Tatum, effective March 21, 2014, for the provision of Mr. Baker’s services (the “Consulting Agreement”), and will pay Tatum $4,500 per week for up to 20 hours of professional services. In addition, for work by Mr. Baker or other Tatum professional in excess of 20 hours, we will pay Tatum at a rate of $250 per hour. The Consulting Agreement requires that the Company indemnify Mr. Baker and Tatum in connection with services thereunder. The Consulting Agreement has an indefinite term, subject to termination in accordance with its terms.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In March 2014, our Board of Directors adopted a written policy with regard to related person transactions, which sets forth our procedures and standards for the review, approval or ratification of any transaction required to be reported in our filings with the SEC or in which one of our executive officers or directors has a direct or indirect material financial interest, with limited exceptions. Our policy is that the Audit Committee shall review the material facts of all related person transactions (as defined in the related person transaction approval policy) and either approve or disapprove of the entry into any related person transaction. In the event that obtaining the advance approval of the Audit Committee is not feasible, the Audit Committee shall consider the related person transaction and, if the Audit Committee determines it to be appropriate, may ratify the related person transaction. In determining whether to approve or ratify a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms comparable to those available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Other than as described below, and for compensation agreements and other arrangements which are described above under the heading “Executive Compensation” during 2013 there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

August 2013 Exchange

On August 27, 2013, after giving effect to the reverse stock split, pursuant to the Exchange Agreement entered into between us and the Exchange Investors, we issued 106,732 shares of our common stock, 2,987.0167 shares of Series 1 Convertible Preferred Stock and warrants to purchase an aggregate of up to 236,900 shares of our common stock in exchange for all of the then outstanding shares of Series A-1 Convertible Preferred Stock, convertible promissory notes and warrants issued to the investors party to a Purchase Agreement with us dated May 25, 2011 (the “August 2013 Exchange”). Subject to certain ownership limitations, each share of Series 1 Convertible Preferred Stock is convertible into 251.53432 shares of our common stock and the warrants are exercisable at an exercise price of $26.00 per share.

The warrants issued in the August 2013 Exchange expire on August 27, 2018, five years after the issuance date, and under certain circumstances are exercisable using cashless exercise.

As indicated in the below table, the investors included certain persons who, to our knowledge, owned more than 5% of our common stock, and directors at that time:

		Shares of
		Series 1
		Convertible
	Common	Preferred
Name of Beneficial Owner	Stock	Stock	Warrants
5% Holders:
Affiliates of Deerfield Management Company, L.P. (1)	—	1,507.4661	104,686
Entities affiliated with Great Point Partners, LLC (2)	—	1,479.5506	102,747
Merlin Nexus III, LP	70,219	—	19,386
Directors:
Alnoor Shivji and The Shivji Family Trust dated June 12, 2000 (3)	11,235	—	3,102
Robert Coradini	7,022	—	1,939
Joel Kanter and The Kanter Family Foundation (4)	4,214	—	1,163
__________

(1)
Comprises Securities acquired by Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. For further information see “Security Ownership of Certain Beneficial Owners and Management” below.

(2)
Comprises Securities acquired by Biomedical Value Fund, LP, Biomedical Offshore Value Fund, Limited, Biomedical Institutional Value Fund, LP, Lyrical Multi-Manager Fund, LP, Lyrical Multi-Manager Offshore Fund, Ltd., Class D Series of GEF-PS, LP, David J. Morrison and WS Investments II, LLC, with respect to which Great Point Partners, LLC acts as investment manager, Thomas C. Jay QPERT, Carolyn Jay Trust, Jeffrey Jay Jr. Trust and Jeffrey and Mary Ellen Jay. All of these funds are administered by Great Point Partners, LLC. Scott Davidson and Joseph Pesce,

each of whom was a member of the Board at the time of the August 2013 Exchange, are managing directors of Great Point Partners, LLC. For further information see “Security Ownership of Certain Beneficial Owners and Management” below.

(3)
Comprises Securities acquired by The Shivji Family Trust dated June 12, 2000. Alnoor Shivji, a member of the Board, and his wife, Mariam Shivji, are the co-trustees of The Shivji Family Trust. For further information see “Security Ownership of Certain Beneficial Owners and Management” below.

(4)
Comprises Securities acquired by Joel Kanter, a member of the Board, and The Kanter Family Foundation, which Mr. Kanter has voting control and investment power over. For further information see “Security Ownership of Certain Beneficial Owners and Management” below.

Pursuant to the Exchange Agreement, for as long as at least 50% of the Series 1 Preferred Shares issued in connection with the August 2013 Exchange and/or shares of common stock issued upon conversion thereof remain outstanding, we and each Exchange Investor who is a current member of our management or board of directors is required to use reasonable best efforts to ensure that (including with respect to such Exchange Investors, by voting (or consenting with respect thereto) any shares of common stock then owned by them accordingly) two individuals, as may be designated by Great Point Partners, LLC from time to time, are elected as members of the Board. Mr. McKenzie and Mr. Schueren are currently designated by Great Point Partners, LLC to serve as members of the Board.

2013 Private Placement

On August 27, 2013 and September 30, 2013, after giving effect to the reverse stock split, we sold an aggregate of 589,375 shares of our common stock, 646.0351 shares of Series 1 Convertible Preferred Stock and warrants to purchase an aggregate of up to 375,938 shares of our common stock pursuant to a private placement (the “2013 Private Placement”) for an aggregate purchase price of $15,037,500. Subject to certain ownership limitations, each share of Series 1 Convertible Preferred Stock is convertible into 251.53432 shares of our common stock and the warrants are exercisable at an exercise price of $26.00 per share. The warrants expire five years after the applicable issuance date, and under certain circumstances are exercisable using cashless exercise.

As indicated in the below table, the investors included certain persons who, to our knowledge, owned more than 5% of our common stock, and directors at that time:

			Shares of
			Series 1
	Aggregate		Convertible
	Purchase	Common	Preferred
Name of Beneficial Owner	Price	Stock	Stock	Warrants
5% Holders:
Affiliates of Deerfield Management Company, L.P. (1)	$1,700,000	—	337.9260	42,500
Entities affiliated with Great Point Partners, LLC (2)	$1,550,000	—	308.1091	38,750
Merlin Nexus III, LP	$55,000	2,750	—	1,375
Directors:
Alnoor Shivji and The Shivji Family Trust dated June 12, 2000 (3)	$100,000	5,000	—	2,500
Robert Coradini	$125,000	6,250	—	3,125
Joel Kanter and The Kanter Family Foundation (4)	$60,000	3,000	—	1,500
__________

(1)
Comprises Securities acquired by Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. For further information see “Security Ownership of Certain Beneficial Owners and Management” below.

(2)
Comprises Securities acquired by Biomedical Value Fund, LP, Biomedical Offshore Value Fund, Limited, Biomedical Institutional Value Fund, LP, Class D Series of GEF-PS, LP, David J. Morrison and WS Investments II, LLC, with respect to which Great Point Partners, LLC acts as investment manager, Thomas C. Jay QPERT, Carolyn Jay Trust, Jeffrey Jay Jr. Trust and Jeffrey and Mary Ellen Jay. All of these funds are administered by Great Point Partners, LLC. Scott Davidson and Joseph Pesce, each of whom was a member of the Board at the time of the 2013 Private Placement, are managing directors of Great Point Partners, LLC. For further information see “Security Ownership of Certain Beneficial Owners and Management” below.

(3)
Comprises Securities acquired by The Shivji Family Trust dated June 12, 2000. Alnoor Shivji, a member of the Board, and his wife, Mariam Shivji, are the co-trustees of The Shivji Family Trust. For further information see “Security Ownership of Certain Beneficial Owners and Management” below.

(4)
Comprises Securities acquired by Joel Kanter, a member of the Board, and The Kanter Family Foundation, which Mr. Kanter has voting control and investment power over. For further information see “Security Ownership of Certain Beneficial Owners and Management” below.

IntegenX Acquisition

In January 2014, we entered into an Asset Purchase Agreement with IntegenX, pursuant to which we acquired substantially all of the assets of the Apollo Business. The purchase price for the Apollo Business comprised (1) a cash payment of $2.0 million, (2) the $1.25 million IntegenX Note, (3) the Earnout payable, if at all, in 2015, 2016 and 2017, respectively, and (4) our assumption of certain liabilities, including obligations to perform under contracts and liabilities for certain accrued but unpaid vacation for certain employees.

The IntegenX Note accrues interest at 8.0% per year and is payable in a single payment of principal and accrued interest on January 6, 2017. However if, prior to the IntegenX Note’s maturity, we complete an equity offering yielding net cash proceeds of at least $15.0 million, we will be required to prepay the IntegenX Note within 45 days of the closing of the equity offering. To secure our obligations under the IntegenX Note, we granted IntegenX a security interest in the assets acquired from them. The Earnout contemplates three earn-out payments based on gross revenues from certain products of the Acquired Business. For more information regarding our acquisition of the IntegenX Business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Acquisition of Assets from IntegenX Inc.”

On January 6, 2014, following the closing of the purchase of the asset purchase from IntegenX, Robert Schueren was appointed as a member of our board of directors. Mr. Schueren is IntegenX’s chief executive officer and a member of its board of directors.

Compensation Arrangements

See “Executive Compensation,” above for information about employment agreements and other compensation arrangements between us and our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is: c/o WaferGen Bio-systems, Inc., 7400 Paseo Padre Parkway, Fremont, CA 94555. Shares of our common stock issuable upon the conversion of Series 1 preferred stock or subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of May 20, 2014, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Applicable percentage ownership prior to this offering is based on 931,307 shares of common stock outstanding as of May 20, 2014.

			Beneficial Ownership		Beneficial Ownership
			After this Offering		After this Offering
			(Assuming No		(Assuming Full
	Beneficial Ownership Prior		Exercise of Over-		Exercise of Over-
	to this Offering		Allotment Option)		Allotment Option)
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent
5% Holders:
Affiliates of Deerfield Management Company, L.P.(1)	92,949	9.98%
Entities affiliated with Great Point Partners, LLC(2)	93,271	9.98%
Merlin Nexus III, LP(3)	93,730	9.84%
Directors and Executive Officers:
Alnoor Shivji(4)	28,633	3.05%
Joel Kanter(5)	10,464	1.12%
Ivan Trifunovich(6)	2,264	*
Dr. R. Dean Hautamaki(7)	1,022	*
Makoto Kaneshiro(8)	463	*
William McKenzie	—	*
Robert Schueren	—	*
Stephen Baker	—	*
Directors and Executive Officers as a Group (8 persons)	42,846	4.53%
__________

*	Less than 1%

(1)
Consists of 92,895 shares of common stock and 54 shares of common stock issuable upon conversion of Series 1 Convertible Preferred Stock collectively owned by each of Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund L.P. (collectively, the “Deerfield Owners”). Does not include (i) 362,254 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock, and (ii) 147,186 shares of common stock issuable upon the exercise of warrants collectively owned by the Deerfield Owners. The provisions of such preferred stock and warrants restrict the conversion and exercise, respectively, of such preferred stock and warrants to the extent that, after giving effect to such conversion or exercise, the holder of the preferred stock and warrants and its affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of 9.98% of the number of shares of Common Stock of the Issuer outstanding immediately after giving effect to such conversion or exercise, respectively (the “Ownership Cap”). Accordingly, the Deerfield Owners disclaim beneficial ownership of the shares underlying such preferred stock and warrants to the extent beneficial ownership of such shares would cause the Deerfield Owners, in the aggregate, to exceed the Ownership Cap. Deerfield Mgmt, L.P. is the general partner of each of the Deerfield Owners. Deerfield Management Company, L.P. is the investment manager of each of the Deerfield Owners. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by each of the Deerfield Owners, and his address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(2)
Consists of 89,990 shares of common stock and 3,281 shares of common stock issuable upon conversion of Series 1 Convertible Preferred Stock collectively owned by each of Biomedical Value Fund, LP (“BVF”), Biomedical Offshore Value Fund, Limited (“BOVF”), Biomedical Institutional Value Fund, LP (“BIVF”), Lyrical Multi-Manager Fund, LP (“Lyrical”), Lyrical Multi-Manager Offshore Fund, Ltd., (“LMMO”), Class D Series of GEF-PS, LP (“GEF-PS”), David J. Morrison (“Morrison”), WS Investments II, LLC (“WS”), Thomas C. Jay QPERT (“QPERT”), Carolyn Jay Trust (“Carolyn Trust”), Jeffrey Jay Jr. Trust (“Jay Trust”) and Jeffrey and Mary Ellen Jay (“Jay,” and together with

QPERT, Carolyn Trust and Jay Trust, the “Jay Owners”). Does not include (i) 356,387 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and (ii) 141,497 shares of common stock issuable upon the exercise of warrants collectively owned by each of BVF, BOVF, BIVF, Lyrical, LMMO, GEF-PS, Morrison, WS and the Jay Owners, the conversion or exercise of which would result in total beneficial ownership by such reporting persons exceeding the Ownership Cap of 9.98%. Great Point Partners, LLC acts as the investment manager with respect to the shares beneficially owned by each of BVF, BOVF, BIVF, Lyrical, LMMO, GEF-PS, Morrison, and WS. Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”) has the sole voting and sole dispositive power with respect to the shares beneficially owned by the Jay Owners. The address of Great Point Partners, LLC and Dr. Jay is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(3)
Consists of (i) 72,969 shares of common stock, and (ii) 20,761 shares of common stock issuable upon the exercise of warrants. The address of Merlin Nexus III, LP is 424 West 33rd Street, Suite 520, New York, NY 10001.

(4)
Consists of (i) 2,571 shares of common stock, (ii) 619 shares of common stock issuable upon the exercise of currently exercisable warrants, (iii) 322 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (iv) 18,865 shares of common stock held by The Shivji Family Trust, (v) 6,034 shares of common stock issuable upon the exercise of currently exercisable warrants held by The Shivji Family Trust, (vi) 49 shares of common stock held by each of the Shivji Children’s Trust fbo Zahra Shivji, the Shivji Children’s Trust fbo Suraya Shivji and the Jameel Shivji Irrevocable Trust (the “Shivji Children’s Trusts”), and (vii) 25 shares of common stock issuable upon the exercise of currently exercisable warrants held by each of the three Shivji Children’s Trusts. Mr. Shivji and his wife, Mariam Shivji, are the co-trustees of The Shivji Family Trust and each of the three Shivji Children’s Trusts (together, the “Shivji Trusts”). Mr. Shivji disclaims beneficial ownership of the securities held by each of the Shivji Trusts, except to the extent he has a pecuniary interest therein.

(5)
Consists of (i) 3,339 shares of common stock, (ii) 1,025 shares of common stock issuable upon the exercise of currently exercisable warrants, (iii) 482 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (iv) 3,980 shares of common stock held by the Kanter Family Foundation, and (v) 1,638 shares of common stock issuable upon exercise of currently exercisable warrants held by the Kanter Family Foundation. Mr. Kanter has voting control and investment power over, but disclaims beneficial ownership of, the securities owned by the Kanter Family Foundation.

(6)
Consists of 2,264 shares of common stock issuable upon the exercise of options that are exercisable within 60 days. Excludes options to purchase 754 shares of common stock that are not exercisable within 60 days. A description of arrangements under which Dr. Trifunovich may become entitled to receive additional options is provided above under the heading “Executive Compensation—Employment Agreements.”

(7)
Consists of (i) 14 shares of common stock, (ii) 714 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (iii) 229 shares of common stock held by Cojack Investment Opportunities, LLC (“Cojack”), and (iv) 65 shares of common stock issuable upon the exercise of currently exercisable warrants held by Cojack.

(8)	Consists of (i) 31 shares of common stock, and (ii) 432 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our articles of incorporation, as amended and restated, authorizes 310,000,000 shares of capital stock, par value $0.001 per share, of which 300,000,000 are shares of common stock and 10,000,000 are shares of “blank-check” preferred stock.

Description of Common Stock

We are authorized to issue 300,000,000 shares of common stock, 931,307 shares of which were issued and outstanding as of May 20, 2014. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of our common stock will be entitled to cash dividends as may be declared, if any, by our board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders.

Our common stock is currently traded on the OTCQB Marketplace under the symbol “WGBS.” We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “WGBS,” which listing we expect to occur upon consummation of this offering. No assurance can be given that our application will be approved. If our Nasdaq listing application is approved, we expect that our common stock will then cease to be traded on the OTCQB Marketplace.

Description of Warrants Included in the Units

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Each unit issued in this offering includes one warrant to purchase one share of our common stock at a price equal to $[●] per share at any time for up to [● years] after the date of the closing of this offering. The warrants issued in this offering will be governed by the terms of a physical warrant certificate. The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised.

Subject to certain limitations as described below the warrants are immediately exercisable and expire on the [●] anniversary of the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. In addition, as further described in the form of warrant filed as an exhibit to the registration statement of which this prospectus forms a part, in the event of any fundamental transaction completed for cash, or a going private transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrants for an amount in cash that is determined in accordance with a formula set forth in the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Warrant holders may exercise warrants only if the issuance of the common shares upon exercise of the warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the warrants (in which case, the warrants may only be exercised via a “cashless” exercise provision).

We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

Description of Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock. Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any series and the qualifications, limitations, or restrictions or any unissued series of preferred stock. Our board of directors has designated 3,663 shares of our preferred stock as Series 1 Convertible Preferred Stock, of which 2,944.7080 shares are issued and outstanding. The Series 1 Convertible Preferred Stock has preferences and rights as set forth in a Certificate of Designation (the “Series 1 Certificate of Designation”). Prior to August 27, 2013, our board of directors had designated 9,000,000 shares of Series A Preferred Stock, of which 4,500,000 shares were designated Series A-1 Preferred Stock, 2,937,499.97 shares of which were issued and outstanding, and 4,500,000 shares were designated Series A-2 Preferred Stock, none of which were issued or outstanding. After giving effect to the August 2013 Exchange, we retired the Series A-1 Preferred Shares subject to the August 2013 Exchange and no Series A Preferred Shares remained issued and outstanding and none will be issued in the future.

Holders of Series 1 Preferred Shares are entitled to be paid a liquidation preference equal to $0.001 per share. The Series 1 Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as it pays dividends on each Series 1 Preferred Share on an as-converted basis. Other than as set forth in the previous sentence, the Series 1 Certificate of Designation provides that no other dividends shall be paid on Series 1 Preferred Shares and that we shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless it simultaneously complies with the previous sentence.

With certain exceptions, as described in the Series 1 Certificate of Designation, the Series 1 Preferred Shares have no voting rights. However, as long as any shares of Series 1 Preferred Shares remain outstanding, the Series 1 Certificate of Designation provides that we shall not, without the affirmative vote of holders of not less than 67% of the then outstanding Series 1 Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series 1 Preferred Shares or alter or amend the Series 1 Certificate of Designation, (b) increase the number of authorized shares of Series 1 Preferred Shares, (c) effect a stock split or reverse stock split of the Series 1 Preferred Shares or any like event, or (d) enter into any agreement with respect to any of the foregoing.

Each Series 1 Preferred Share is convertible at any time at the holder’s option into a number of shares of common stock equal to $10,000 per share, plus an amount equal to any accrued (whether or not declared) or declared, but unpaid, dividends on such share (the “Stated Value”), divided by the Conversion Price (the “Conversion Ratio”). The “Conversion Price” is initially $3.9756 ($39.756, as adjusted for the reverse stock split), subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Additionally, the Series 1 Certificate of Designation requires each holder to automatically convert its Series 1 Preferred Shares on November 15, 2013, and on each May 15 and November 15 thereafter to the fullest extent such conversion may be effected without causing such holder’s beneficial ownership of common stock to exceed 9.98% of the shares of our common stock then outstanding. Notwithstanding the foregoing, the Series 1 Certificate of Designation further provides that we shall not effect any conversion of Series 1 Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series 1 Preferred Shares (together with such holder’s affiliates, and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations thereunder, including any “group” of which the holder is a member) would beneficially own a number of shares of common stock in excess of 9.98% of the shares of our common stock then outstanding.

Liability and Indemnification of Directors and Officers

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

We have entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers of regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Anti-Takeover Effects of Provisions of Nevada State Law

In the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the stockholder’s shares.

Nevada’s control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits some business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent

The transfer agent for our common stock and warrant agent for our warrants included in this offering is Continental Stock Transfer & Trust Company. The transfer agent address is 17 Battery Place, 8th Fl., New York, NY 10004, and its telephone number is 1-800-509-5586.

UNDERWRITING

We have entered into an underwriting agreement dated [         ], 2014, with Ladenburg Thalmann & Co. Inc., as the representative of the underwriters named below and the sole book-running manager of this offering. The underwriting agreement provides for the purchase of a specific number of units. Each unit consists of [one] share of our common stock and a warrant to purchase [    ] share[s] of our common stock. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriter	Units
Ladenburg Thalmann & Co. Inc.
National Securities Corporation
Brean Capital, LLC
Total

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. Any units sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $            per unit. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $            per unit to other brokers and dealers.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the units offered by this prospectus.

No action has been taken by us or the underwriters that would permit a public offering of the units, or the common stock and warrants to purchase common stock included in the units, or the common stock underlying the warrants in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the units, the common stock and warrants to purchase common stock, or the common stock underlying the warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of units, the common stock and warrants to purchase common stock, or the common stock underlying the warrants and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the units, the common stock and warrants to purchase common stock, or the common stock underlying the warrants in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Unit	Total
Public offering price	$	$
Underwriting discount to be paid to the underwriters by us (8%)
Proceeds to us (before expenses)

We estimate the total expenses payable by us for this offering to be approximately $[●] which amount includes (i) the underwriting discount of $[●] ($[●] if the underwriters’ over-allotment option is exercised in full), (ii) reimbursement of the non-accountable expenses of the underwriters equal to $[●] (none of which has been paid in advance), including the legal fees of the underwriters being paid by us, and (iii) other estimated company expenses of approximately $[●] which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares.  In no event will the aggregated expenses reimbursed exceed $75,000.

In addition to the underwriting discount to be paid by us, we have agreed to issue to the underwriters or their designees warrants to purchase the number of shares of our common stock that is equivalent to 3% of the number of shares of common stock sold in this offering, at an exercise price equal to 125% of the per share equivalent paid by the investors in this offering.

The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Over-allotment Option

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional [●] units (up to [●]% of the units firmly committed in this offering) at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional units are purchased pursuant to the over-allotment option, the underwriters will offer these additional units on the same terms as those on which the other units are being offered hereby.

Determination of Offering Price

Our common stock is currently traded on the OTCQB Marketplace under the symbol “WGBS.”  On May 26, 2014, the closing price of our common stock was $1.98 per share, or $19.80 per share after giving effect to the reverse stock split. We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “WGBS,” which listing we expect to occur upon consummation of this offering.  No assurance can be given that our application will be approved.  We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

The public offering price of the units offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units can be resold at or above the public offering price.

Lock-up Agreements

Our officers and directors, and each of their respective affiliates and associated partners, have agreed with Ladenburg Thalmann & Co. Inc. to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the date of this prospectus, although we will be permitted to issue stock options or stock awards to directors, officers, employees and consultants under our existing plans. The 90 day lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The Ladenburg Thalmann & Co. Inc. may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by McDonald Carano Wilson, LLP, Reno, Nevada.

EXPERTS

SingerLewak LLP, an independent registered public accounting firm, have audited our financial statements for the years ended December 31, 2013 and 2012, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
WaferGen Bio-systems, Inc.

We have audited the accompanying consolidated balance sheets of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WaferGen Bio-systems, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements the Company has incurred operating losses and negative cash flows from operating activities since inception. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SingerLewak LLP

San Jose, California
March 14, 2014

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$10,708,646	$6,328,753
Accounts receivable	367,266	307,759
Inventories, net	292,650	495,486
Prepaid expenses and other current assets	350,540	134,567

Total current assets	11,719,102	7,266,565

Property and equipment, net	269,618	874,062
Other assets	42,209	756,831

Total assets	$12,030,929	$8,897,458

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$980,887	$474,436
Accrued payroll and related costs	289,053	235,404
Other accrued expenses	1,143,335	1,063,813

Total current liabilities	2,413,275	1,773,653

Long-term debt, net of current portion	1,683,942	3,393,159
Derivative liabilities	9,147,507	2,208,184

Total liabilities	13,244,724	7,374,996

Series A and B convertible preference shares of subsidiary	—	1,123,406

Commitments and contingencies (Notes 5 and 15)	—	—

Stockholders’ equity (deficit):
Series C convertible preference shares of subsidiary	—	4,993,728
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; 2,944.7080 shares of Series 1 issued and outstanding at December 31, 2013; 2,937,500 shares of Series A-1 issued and outstanding at December 31, 2012	13,595,662	9,838,569
Common Stock: $0.001 par value; 300,000,000 shares authorized; 9,112,559 and 419,367 shares issued and outstanding at December 31, 2013 and 2012	66,028,712	49,934,027
Accumulated deficit	(80,838,169)	(64,571,897)
Accumulated other comprehensive income	—	204,629

Total stockholders’ equity (deficit)	(1,213,795)	399,056

Total liabilities and stockholders’ equity (deficit)	$12,030,929	$8,897,458

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2013	2012

Revenue:
Product	$846,414	$586,176
License and royalty	458,333	—

Total revenue	1,304,747	586,176

Cost of revenue	574,195	420,877

Gross profit	730,552	165,299

Operating expenses:
Sales and marketing	2,240,116	791,915
Research and development	5,399,775	6,161,548
General and administrative	3,013,104	2,977,812

Total operating expenses	10,652,995	9,931,275

Operating loss	(9,922,443)	(9,765,976)

Other income and (expenses):
Interest income	3,091	7,420
Interest expense	(2,880,718)	(2,082,558)
Gain (loss) on revaluation of derivative liabilities, net	(506,195)	3,759,146
Gain on settlement of derivative liability	1,012,351	—
Loss on extinguishment of debt	(4,970,410)	—
Issuance of warrants due to organic change	(2,553,318)	—
Gain on liquidation of subsidiary	3,386,297	—
Miscellaneous income (expense)	171,414	(116,147)

Total other income and (expenses)	(6,337,488)	1,567,861

Net loss before provision (benefit) for income taxes	(16,259,931)	(8,198,115)

Provision (benefit) for income taxes	6,341	(21,453)

Net loss	(16,266,272)	(8,176,662)

Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	(898,623)	—
Series A-1 preferred dividend	(547,171)	(801,534)

Net loss attributable to common stockholders	$(17,712,066)	$(8,978,196)

Net loss per share - basic and diluted	$(5.82)	$(21.42)

Shares used to compute net loss per share - basic and diluted	3,045,266	419,165

Comprehensive Loss:

Net loss	$(16,266,272)	$(8,176,662)

Foreign currency translation adjustments	(201,975)	142,056

Total comprehensive loss	$(16,468,247)	$(8,034,606)

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

	Series C								Accumulated
	Convertible Preference		Preferred Stock						Other
	Shares of Subsidiary		Series A-1	Series 1		Common Stock		Accumulated	Comprehensive
	Shares	Amount	Shares	Shares	Amount	Shares	Amount	Deficit	Income	Total

Balances as of January 1, 2012	3,233,734	$4,993,728	2,937,500	—	$9,838,569	418,746	$49,546,135	$(56,395,235)	$62,573	$8,045,770

Restricted stock issued for services, net of forfeitures	—	—	—	—	—	621	—	—	—	—

Stock-based compensation	—	—	—	—	—	—	387,892	—	—	387,892

Net loss	—	—	—	—	—	—	—	(8,176,662)	—	(8,176,662)

Translation adjustment	—	—	—	—	—	—	—	—	142,056	142,056

Balances as of December 31, 2012	3,233,734	$4,993,728	2,937,500	—	$9,838,569	419,367	$49,934,027	$(64,571,897)	$204,629	$399,056

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit) (continued)

	Series C								Accumulated
	Convertible Preference		Preferred Stock						Other
	Shares of Subsidiary		Series A-1	Series 1		Common Stock		Accumulated	Comprehensive
	Shares	Amount	Shares	Shares	Amount	Shares	Amount	Deficit	Income	Total

Balances as of January 1, 2013	3,233,734	$4,993,728	2,937,500	—	$9,838,569	419,367	$49,934,027	$(64,571,897)	$204,629	$399,056

Share round-ups in reverse stock split	—	—	—	—	—	704	—	—	—	—

Exchange of Series A-1 Convertible Preferred Stock, convertible promissory notes and warrants for common stock, Series 1 Convertible Preferred Stock and warrants	—	—	(2,937,500)	2,987.0168	5,188,175	1,067,317	5,150,712	—	—	10,338,887

Issuance of common stock, Series 1 Convertible Preferred Stock and warrants for cash, net of offering costs of $2,791,359	—	—	—	646.0351	1,746,989	5,893,750	7,220,102	—	—	8,967,091

Redemption of Series B convertible preference shares of subsidiary	—	—	—	—	—	—	1,123,200	—	—	1,123,200

Conversion of Series 1 Convertible Preferred Stock into common stock	—	—	—	(688.3439)	(3,178,071)	1,731,421	3,178,071	—	—	—

Extinguishment of Series C convertible preference shares and accumulated other comprehensive income on liquidation of subsidiary	(3,233,734)	(4,993,728)	—	—	—	—	—	—	(2,654)	(4,996,382)

Accretion on Series 1 Convertible Preferred Stock associated with beneficial conversion feature	—	—	—	—	—	—	(898,623)	—	—	(898,623)

Stock-based compensation	—	—	—	—	—	—	321,223	—	—	321,223

Net loss	—	—	—	—	—	—	—	(16,266,272)	—	(16,266,272)

Translation adjustment	—	—	—	—	—	—	—	—	(201,975)	(201,975)

Balances as of December 31, 2013	—	$—	—	2,944.7080	$13,595,662	9,112,559	$66,028,712	$(80,838,169)	$—	$(1,213,795)

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2013	2012

Cash flows from operating activities:
Net loss	$(16,266,272)	$(8,176,662)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	692,489	903,291
Stock-based compensation	321,223	387,892
Loss (gain) on revaluation of derivative liabilities, net	506,195	(3,759,146)
Gain on settlement of derivative liability	(1,012,351)	—
Interest converted to principal on convertible promissory notes	547,866	801,645
Provision for excess and obsolete inventory	(77,568)	59,175
Amortization of debt discount	2,121,593	1,185,547
Loss on extinguishment of debt	4,970,410	—
Issuance of warrants due to organic change	2,553,318	—
Gain on liquidation of subsidiary	(3,386,297)	—
Change in operating assets and liabilities:
Accounts receivable	(60,921)	(278,457)
Inventories	280,404	190,299
Prepaid expenses and other assets	(51,532)	146,783
Accounts payable	506,464	(298,086)
Accrued payroll and related costs	52,535	(411,506)
Other accrued expenses	81,230	381,337

Net cash used in operating activities	(8,221,214)	(8,867,888)

Cash flows from investing activities:
Purchase of property and equipment	(91,545)	(54,767)
Cash of former subsidiary transferred to liquidator	(433,411)	—

Net cash used in investing activities	(524,956)	(54,767)

Cash flows from financing activities:
Net proceeds from issuance of Series 1 convertible preferred stock, common stock and warrants	13,393,162	—
Purchase of Series B convertible preference shares of former subsidiary	(70,000)	—

Net cash provided by financing activities	13,323,162	—

Effect of exchange rates on cash	(197,099)	134,236

Net increase (decrease) in cash and cash equivalents	4,379,893	(8,788,419)

Cash and cash equivalents at beginning of the period	6,328,753	15,117,172

Cash and cash equivalents at end of the period	$10,708,646	$6,328,753

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,341	$—
Cash paid for income taxes	$28,559	$41,467
Cash (received) for income taxes	$(1,051)	$(25,539)

Supplemental disclosure of non-cash investing and financing activities:
Exchange of convertible promissory notes for common stock and Series 1 convertible preferred stock	$6,035,360	$—
Exchange of Series A-1 convertible preferred stock for common stock and Series 1 convertible preferred stock	$9,838,569	$—
Issuance of warrants classified as liabilities to placement agent	$1,147,021	$—
Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	$898,623	$—
Issuance of long-term debt, net of debt discount, upon liquidation of subsidiary	$1,656,684	$—
Extinguishment of Series C convertible preference shares upon liquidation of subsidiary	$4,993,728	$—

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 1.  The Company

General.  WaferGen Bio-systems, Inc. and its subsidiaries (the “Company”) are engaged in the development, manufacture and sale of systems used for gene expression quantification, genotyping and stem cell research. The Company’s products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Through the SmartChip products, the Company plans to provide new performance standards with significant savings in time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology, and clinical research.

Wafergen, Inc. was incorporated in the State of Delaware on October 22, 2002, and was acquired by WaferGen Bio-systems, Inc. in a reverse merger on May 31, 2007.

On January 24, 2008, the Company formed a subsidiary, WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), in Malaysia. Prior to WGBM’s liquidation on November 26, 2013, the Company owned 100% of the common stock and 17.2% (comprising shares that had been assumed by the Company) of the preference shares of this entity, with the remaining preference shares owned by Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”). See Notes 5 and 6 below.

On August 30, 2011, the Company formed a wholly owned subsidiary in Luxembourg, WaferGen Biosystems Europe S.a.r.l., to establish a presence for its marketing and research activities in Europe.

On August 27, 2013, the Company effected a reverse stock split of its common stock by a ratio of one-for-99.39 (the “2013 Reverse Stock Split”). Every 99.39 outstanding shares of common stock became one share of common stock. No fractional shares were issued in connection with the 2013 Reverse Stock Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received one whole share of common stock. The 2013 Reverse Stock Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

The 2013 Reverse Stock Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding warrants and stock options, as well as the number of shares of common stock eligible for issuance under the 2008 Stock Incentive Plan. All of the information in these financial statements has been presented to reflect the impact of the one-for-99.39 2013 Reverse Stock Split on a retroactive basis.

On August 27, 2013, the Company entered into an exchange agreement (the “Exchange Agreement”) with investors who, in May 2011, purchased (i) certain shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share, (ii) certain convertible promissory notes (“CPNs”) convertible into shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share, and (iii) certain warrants (the “2011 Warrants” and together with the Series A-1 Convertible Preferred Stock and the CPNs, the “2011 Securities”) to purchase shares of common stock. Pursuant to the Exchange Agreement, these investors agreed to exchange all their 2011 Securities for shares of the Company’s common stock, shares of newly designated Series 1 Convertible Preferred Stock, par value $0.001 per share, and warrants to purchase shares of common stock (the “2013 Exchange”). In the aggregate, the Company exchanged Series A-1 Convertible Preferred Stock with a liquidation preference of $17,081,913, CPNs with a principal amount of $17,084,894 and 2011 Warrants exercisable for 565,180 shares of common stock for 2,987.0168 shares of Series 1 Convertible Preferred Stock, 1,067,317 shares of our common stock and warrants exercisable for 2,369,000 shares of common stock. These warrants are exercisable at any time before August 27, 2018, at an exercise price of $2.60 per share, with cashless exercise permitted.

The Company employed an Option Pricing Model to determine the relative fair values of securities surrendered in the 2013 Exchange, using a stock price of $2.00 and assumptions including estimated volatility of 84.26%, a risk-free interest rate of 1.16%, a zero dividend rate and an estimated remaining term of 4.00 years. The relative fair value assigned to the CPNs was $10,422,956. The excess of this amount over the net carrying amount of the liabilities relating to CPNs of $5,452,546 on the exchange date was recorded as loss on extinguishment of debt of $4,970,410 within other income and expenses. The balance related to Series A-1 Convertible Preferred Stock was transferred to additional paid-in capital within stockholders’ equity. The exchange of warrants is further described in Note 9.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

On August 27, 2013 and September 30, 2013, the Company completed a private placement offering (the “2013 Private Placement”) with certain accredited investors for the sale of units at $50,000 per unit (“Unit”). Each Unit consisted of (1) either 25,000 shares of our common stock or 9.9390 shares of the Series 1 Convertible Preferred Stock and (2) warrants to purchase 12,500 shares of common stock. At the initial closing of the offering on August 27, 2013, the Company received gross proceeds of $13,668,500 and issued a total of 5,209,250 shares of common stock, 646.0351 shares of Series 1 Convertible Preferred Stock (convertible into a total of 1,625,000 shares of common stock) and 3,417,129 warrants. At the second and final closing of the offering on September 30, 2013, the Company received gross proceeds of $1,369,000 and issued a total of 684,500 shares of common stock and 342,250 warrants.

In total, the Company sold an aggregate of 5,893,750 shares of common stock, 646.0351 shares of Series 1 Convertible Preferred Stock and warrants to purchase 3,759,379 shares of common stock for $2.60 in the 2013 Private Placement, and received aggregate gross proceeds of $15,037,500. The Company incurred issuance costs in connection with the 2013 Private Placement totaling $2,791,359 (including the fair value of unit warrants issued to the placement agent of $1,147,021, as discussed below). The following reflects the allocation of these proceeds to the new securities issued:

Security / Account	Allocated Fair Value	Issuance Costs	Final Allocation

Common stock	$8,508,451	$(2,186,972)	$6,321,479
Series 1 Convertible Preferred Stock	2,351,376	(604,387)	1,746,989
Warrants	4,177,673	—	4,177,673

Total	$15,037,500	$(2,791,359)	$12,246,141

Subject to certain ownership limitations, the warrants are exercisable at any time within five years of the applicable issuance date at an initial exercise price of $2.60 per share with cashless exercise in the event a registration statement covering the resale of the shares of common stock underlying the warrants is not in effect within six months of the issuance of the warrants. According to the warrants’ terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders, which prevents them from being accounted for within stockholders’ equity. Accordingly, they were recorded as liabilities on their issuance date and are revalued at each reporting date, with the change in their fair values being recorded as a gain or loss on revaluation within other income and expenses in the statement of operations.

The Company retained a placement agent in connection with the 2013 Private Placement, and pursuant to the terms of a placement agent agreement, the Company paid the placement agent an aggregate fee totaling approximately $1,339,750. In addition, the Company issued the placement agent 23.34 unit warrants at the initial closing and 2.54 unit warrants at the final closing. Each unit warrant entitles the placement agent to purchase a Unit for $50,000 with terms identical to those issued in the 2013 Private Placement, except that the warrants expire on the fifth anniversary of the issuance date of the unit warrant. The fair value of the 23.34 unit warrants issued on August 27, 2013, was estimated to be $1,036,605, using a closing stock price of $2.00 and assumptions including estimated volatility of 84.27%, a risk-free interest rate of 1.16%, a zero dividend rate and an estimated remaining term of 4.00 years. The fair value of the 2.54 unit warrants issued on September 30, 2013, was estimated to be $110,416, using a closing stock price of $1.96 and assumptions including estimated volatility of 85.06%, a risk-free interest rate of 1.01%, a zero dividend rate and an estimated remaining term of 4.00 years. The total estimated fair value of $1,147,021 was included in the 2013 Private Placement offering costs.

Management’s Plan.  The Company has incurred operating losses and negative cash flows from operations since its inception. Management expects that revenues will increase as a result of current and future product releases. However, the Company also expects to incur additional expenses for the development and expansion of its products, marketing campaigns, and operating costs as it expands its operations. Therefore, the Company expects operating losses and negative cash flows from operating activities to continue for the foreseeable future. It is management’s plan to obtain additional working capital through additional financings. The Company believes that it will be successful in expanding operations, gaining market share, and raising additional funds. However, there can be no assurance that in the event the Company requires additional financing, such financing will be available at terms which are favorable, or at all. Failure to generate sufficient cash flows from operations or raise additional capital could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Going Concern.  The Company’s consolidated financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative cash flows from operating activities since its inception and continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies and failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives. These facts raise substantial doubt about the Company’s ability to continue as a going concern, and there can be no assurance that the Company will be successful in its efforts to enhance its liquidity situation. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2.  Summary of Significant Accounting Policies

Basis of Presentation.  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation.  The consolidated financial statements include the financial statements of WaferGen Bio-systems, Inc. and its subsidiaries. All significant transactions and balances between the WaferGen Bio-systems, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates.  Preparing financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results and outcomes could differ from these estimates and assumptions.

Cash and Cash Equivalents.  The Company considers all highly liquid debt investments with a remaining maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents that are restricted as to withdrawal or usage under the terms of contractual agreements, if any, are recorded as restricted cash.

Foreign Currencies.  Assets and liabilities of non-U.S. subsidiaries for which the local currency is the functional currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during each reporting period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss). Foreign exchange gains and losses for assets and liabilities of the Company’s non-U.S. subsidiaries for which the functional currency is the U.S. dollar are recorded in miscellaneous income (expense) in the Company’s consolidated statements of operations.

Fair Value of Financial Instruments.  The carrying amounts of accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. See also the Company’s accounting policy for “Change in Fair Value of Derivatives.”

Concentration of Credit Risk.  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in commercial banks. Accounts in the United States are secured by the Federal Deposit Insurance Corporation. Accounts in Luxembourg are similarly guaranteed. The Company’s total deposits at commercial banks usually exceed the balances insured. The Company generally requires no collateral from its customers.

Accounts Receivable.  An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory.  Inventory is recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures and records provisions as needed.

Goodwill and Other Intangible Assets. Goodwill is tested for impairment on an annual basis in the fourth quarter and between annual tests if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment losses, if any, are recorded in the Statement of Operations as “Impairment of goodwill.”

Purchased intangible assets other than goodwill are amortized over their estimated useful lives unless these lives are determined to be indefinite. Purchased intangibles are carried at cost, less accumulated amortization.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Property and Equipment.  Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Equipment	3 to 5 years
Tools and molds	3 years
Leasehold improvements	3 to 5 years, or remaining lease term if shorter
Furniture and fixtures	5 years

Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Advertising Costs.  Advertising costs of nil were expensed as incurred in the years ended December 31, 2013 and 2012.

Deferred Financing Costs.  Costs incurred in connection with the issuance of debt are capitalized and amortized as interest expense using the effective interest method. The unamortized amounts are included in other assets.

Impairment of Long-Lived Assets.  The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows do not exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over its fair value. No assets were determined to be impaired in 2013 and 2012.

Income Taxes.  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Accounting for deferred tax represents the best estimate of the likely future tax consequences of events that have been recognized in the Company’s consolidated financial statements and tax returns and their future probability. A valuation allowance is recorded for loss carry-forwards and other deferred tax assets where it is more likely than not that such loss carry-forwards and deferred tax assets will not be realized. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Governmental Subsidies.  Incentives received from governments in the form of grants are recorded as a reduction in expense in accordance with their purpose. Grants awarded for the purpose of matching specified expenditures are not recognized until a definitive agreement has been signed by both parties; thereafter income is recognized to the extent that the related expenses have been incurred. The Company recognized governmental subsidies of $311,079 and $243,778 in the years ended December 31, 2013 and 2012, respectively, which were offset against operating expenses in the statement of operations.

Revenue Recognition.  The Company recognizes revenue when (i) delivery of product has occurred or services have been rendered, (ii) there is persuasive evidence of a sale arrangement, (iii) selling prices are fixed or determinable, and (iv) collectability from the customers (individual customers and distributors) is reasonably assured. Revenue consists primarily of revenue generated from the sale of the Company’s products. Revenue is recorded when the risk and rewards of ownership are transferred to the Company’s customers (individual customers and distributors). This generally occurs when the Company’s products are shipped from its facility as title has passed. Revenue is recorded net of estimated cash discounts. The Company estimates and accrues an allowance for sales returns at the time the product is sold. To date, sales returns have not been material. Distributors have a fourteen day inspection period however this period is not an acceptance provision that purports to be a trial or evaluation purpose, is not an acceptance provision that grants a right of return or exchange on the basis of subjective matters, and is not an acceptance provision based on customer-specific objective criteria. The fourteen day inspection period is an acceptance provision that is based on seller-specified objective criteria.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Revenue from multi-deliverable arrangements is recognized for each element on delivery of product or completion of service. A typical multi-deliverable arrangement would be the shipment of capital equipment to a customer, followed by the delivery of services or of expendable equipment, provided such delivery is both probable and substantially within the Company’s control. Revenue for each deliverable is allocated based on full list selling prices, although if none of the deliverables is disproportionately discounted relative to the overall discount, this allocation is approximated by using the actual selling price of each deliverable to the customer. The actual cost of revenue for each deliverable is recognized when the revenue for that deliverable is recognized.

Stock-Based Compensation.  The Company measures the fair value of all stock-based awards to employees, including stock options, on the grant date and records the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period. The fair value of awards to consultants is measured on the dates on which performance of services is completed, with interim valuations recorded at balance sheet dates while performance is in progress. The fair value of options is estimated using the Black-Scholes valuation model, and the fair value of restricted stock is based on the Company’s closing share price on the measurement date.

Change in Fair Value of Derivatives.  The Company recognizes (or recognized until the time of their settlement) its warrants with certain cash settlement provisions or with certain anti-dilution protection, the redemption option of the Series A convertible preference shares of its Malaysian subsidiary, and the conversion element of its convertible promissory notes and of the Series B convertible preference shares of its Malaysian subsidiary as derivative liabilities. Such liabilities are valued when the financial instruments are initially issued or the derivative first requires recognition and are also revalued at each reporting date, with the change in their respective fair values being recorded as a gain or loss on revaluation within other income and expenses in the statement of operations. The Company determines the fair value of those warrants for which no anti-dilution adjustment is projected prior to the expiration date using the Black-Scholes valuation model, and all other derivative liabilities using a Monte Carlo Simulation approach, with key input variables provided by management.

Warranty Reserve.  The Company’s standard warranty agreement is one year from shipment of certain products. The Company accrues for anticipated warranty costs upon shipment of these products. The Company’s warranty reserve is based on management’s judgment regarding anticipated rates of warranty claims and associated repair costs, and is updated quarterly.

Research and Development.  Research and development costs are charged to operations as incurred.

Other Comprehensive Income.  Other comprehensive income has arisen solely due to the cumulative translation adjustments ensuing from the Company’s accounting policy for foreign currencies.

Net Income (Loss) Per Share.  Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding plus common share equivalents from conversion of dilutive stock options, warrants, and restricted stock using the treasury method, and convertible securities using the as-converted method, except when antidilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

Reclassification.  Certain reclassifications have been made to prior periods’ data to conform to the current presentation. These reclassifications had no effect on reported net losses.

Recent Accounting Pronouncements.

In March 2013, the FASB issued ASU 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). ASU 2013-05 clarifies the circumstances under which the cumulative translation adjustment arising from the consolidation of entities for which the functional currency is not the U.S. dollar should be released into net income. The Company adopted this guidance effective January 1, 2013, and its adoption did not have a material impact on the Company’s consolidated financial condition or results of operations. The Company released the balance of accumulated other comprehensive income of $2,654 into operations in the year ended December 31, 2013, as a result of the liquidation of WGBM (see Notes 1 and 6).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 3.  Inventories

Inventories, net of provisions for potentially excess, obsolete or impaired goods, consisted of the following at December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012

Raw materials	$125,068	$158,316

Work in process	46,974	179,314

Finished goods	120,608	157,856

Inventories, net	$292,650	$495,486

NOTE 4.  Property and Equipment

Property and equipment consisted of the following at December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012

Equipment	$2,161,715	$2,883,447
Tools and molds	11,543	24,620
Leasehold improvements	82,848	111,356
Furniture and fixtures	93,518	148,261

Total property and equipment	2,349,624	3,167,684

Less accumulated depreciation and amortization	(2,080,006)	(2,293,622)

Property and equipment, net	$269,618	$874,062

Depreciation and amortization expense totaled $692,489 and $903,291 for the years ended December 31, 2013 and 2012, respectively.

NOTE 5.  Long Term Obligations

On May 27, 2011, the Company sold CPNs (see Note 1) in the aggregate principal amount of $15,275,000, convertible into an aggregate of approximately 2,679,824 shares of Series A-2 Convertible Preferred Stock at a price of $5.70 per share, with each 9.939 shares being convertible into one share of common stock. The CPNs were sold along with convertible preferred stock and warrants for aggregate gross proceeds of $30,550,000, which after deducting issuance costs of $2,524,963 left net proceeds of $28,025,037. Interest on the CPNs accrued at a rate of 5% per annum, and could either be paid on the last day of each fiscal quarter, or added to the principal amount of the notes, at the Company’s option.

Using the relative fair value of the securities issued, the Company initially allocated the gross proceeds of $30,550,000 as follows:

Security	Allocated Fair Value	Issuance Costs	Interest Expense	Net Allocation

Series A-1 Convertible Preferred Stock	$10,724,991	$(886,422)	$—	$9,838,569
Convertible promissory notes	10,072,592	(832,502)	2,255,074	11,495,164
Warrants	9,752,417	(806,039)	—	8,946,378

Total	$30,550,000	$(2,524,963)	$2,255,074	$30,280,111

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The debt discount (which included the discount associated with the embedded conversion derivative) related to the debt element of the convertible promissory notes of $14,442,497 was, prior to the 2013 Exchange (see Note 1), being amortized as non-cash interest expense using the effective yield method over the 3.5 year contractual term of the CPNs. The $832,502 in issuance costs allocated to the CPNs was recorded as a deferred financing cost, which was also being amortized as a non-cash interest expense using the effective yield method over the 3.5 year contractual term of the promissory notes.

The Company valued the derivative liability for the conversion element of the CPNs using a Monte Carlo Simulation approach, using assumptions provided by management reflecting conditions at the valuation dates.

The fair value of this derivative liability had diminished to nil by the time of the 2013 Exchange. At December 31, 2012, the fair value was estimated to be $274,928, using a closing stock price of $2.98 and assumptions including an estimated volatility of 126.91%, a risk-free interest rate of 0.13%, a zero dividend rate and a contractual term of 1.91 years. The fair value of this derivative liability at December 31, 2011, was estimated to be $1,931,295. The decrease in the fair value of this derivative liability of $274,928 and $1,656,367 during the years ended December 31, 2013 and 2012, respectively, was recorded as a revaluation gain (see Note 11).

The balance of the CPNs comprises the following at December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012

Convertible Promissory Notes Payable:
Face value	$15,275,000	$15,275,000
Interest added to principal	1,809,894	1,262,028
Stated value	17,084,894	16,537,028
Debt discount – conversion element, net of accumulated amortization of $3,392,963 and $1,298,628 respectively	11,049,534	13,143,869

Notes payable, net of debt discount, prior to exchange	6,035,360	3,393,159

Amount extinguished in 2013 Exchange	(6,035,360)	—

Notes payable, net of debt discount	$—	$3,393,159

The Company recorded a loss on early extinguishment of debt of $4,970,410 as a result of the 2013 Exchange (see Note 1).

On August 15, 2013, the Company issued WGBM notes with a face value of $6.6 million, maturing on August 15, 2020 (the “Malaysian Notes”), in consideration of WGBM’s cancellation of the Company’s obligations under a term loan owing to WGBM which, as of that date, had an outstanding loan balance of approximately $5.3 million. Under the terms of an agreement between the Company, WGBM and MTDC (see Notes 1 and 6), upon liquidation of WGBM (which occurred on November 26, 2013), the Malaysian Notes would be divided into increments of $100,000 each, of which the Company would receive 14 and MTDC the remaining 52 (the “MTDC Notes”). The MTDC Notes were recorded using an effective interest rate of 17.39% and are summarized as follows:

	December 31, 2013	November 26, 2013

MTDC Notes Payable:
Face value	$5,200,000	$5,200,000
Debt discount, net of accumulated amortization of $27,258 and nil at December 31 and November 26, 2013, respectively	3,516,058	3,543,316

Notes payable, net of debt discount	$1,683,942	$1,656,684

At any time prior to their maturity date, the Company may issue MTDC shares of the Company’s common stock with a value, based on the average closing price in the preceding 30 days, equal to the face value of the MTDC Notes.

The Company leases its office space for use in its operations under a non-cancellable operating lease that expires in April 2015.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Aggregate future minimum obligations for leases in effect as of December 31, 2013 are as follows:

Operating Leases

Year ending December 31,
2014	$635,340
2015	218,175

Total minimum obligations	$853,515

Rent expense totaled $604,558 and $597,261 for the years ended December 31, 2013 and 2012, respectively.

NOTE 6.  Convertible Preference Shares of Subsidiary

Prior to its dissolution in November 2013, in 2008, the Company’s former Malaysian subsidiary, WGBM, issued Series A Convertible Preference Shares (“CPS”) to MTDC (see Notes 1 and 5), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription and Shareholders’ Agreement dated May 8, 2008, at the U.S. dollar equivalent of $2.25 per share. In 2009 and 2010, WGBM issued Series B CPS to Expedient Equity Ventures Sdn. Bhd. (“EEV”) and Prima Mahawangsa Sdn. Bhd. (“PMSB”), both venture capital and development firms in Malaysia, in a private placement under a Share Subscription Agreement dated April 3, 2009, (“Series B SSA”) at the U.S. dollar equivalent of $2.25 per share. In 2009, WGBM issued Series B CPS to Kumpulan Modal Perdana Sdn. Bhd. (“KMP”), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription Agreement dated July 1, 2009, at the U.S. dollar equivalent of $2.25 per share.

In 2010, both EEV and KMP exercised their option (see Paragraph (b) below) to sell to the Company their holdings of 222,222 and 188,057 Series B CPS, respectively, in exchange for shares of the Company’s common stock.

In October 2013 the Company purchased PMSB’s 444,444 Series B CPS for $70,000.

These transactions, along with the issuance of Series C CPS in 2011 (see below), were summarized as follows immediately prior to the liquidation of WGBM on November 26, 2013:

Class	Number	Initial	Issuance	Gross	Issuance	Exchange	Net Cash	Date if	CPS
of CPS	of CPS	Investor	Date	Proceeds	(Costs)	Gain (loss)	Proceeds	Exchanged	Outstanding

Series A	444,444	MTDC	07/18/2008	$1,000,000	$(30,000)	$—	$970,000	—	444,444
Series A	444,444	MTDC	11/27/2008	1,000,000	(30,000)	—	970,000	—	444,444
Series B	111,111	EEV	06/08/2009	250,000	(19,393)	(18,029)	212,578	08/17/2010	—
Series B	111,111	EEV	03/09/2010	250,000	(8,929)	(3,005)	238,066	08/17/2010	—
Series B	222,222	PMSB	09/23/2009	500,000	(7,500)	—	492,500	10/11/2013	—
Series B	222,222	PMSB	05/13/2010	500,000	(5,000)	—	495,000	10/11/2013	—
Series B	188,057	KMP	09/18/2009	423,128	(11,319)	—	411,809	09/29/2010	—

Subtotal	1,743,611			3,923,128	(112,141)	(21,034)	3,789,953		888,888

Series C	3,233,734	MTDC	03/10/2011	5,000,000	(6,272)	58,575	5,052,303	—	3,233,734

	4,977,345			$8,923,128	$(118,413)	$37,541	$8,842,256		4,122,622

Under the terms of a Deed of Adherence dated April 3, 2009 (and under the Series C SSA, as defined below), certain rights of the holders of the Series A CPS were modified. In addition, under the terms of the Series B SSA, the use of funds raised through the issuance of both Series A and Series B CPS was restricted, requiring at least 60% of the total to be utilized for the Company’s operations in Malaysia.

Following these modifications, the rights of the holders of Series A and B CPS included, but were not limited to, the right:

(a)
to put to the Company their CPS (or ordinary shares in WGBM received on conversion of those CPS under paragraph (c) below) at any time during the year 2011 that the share price of the Company’s common stock is below $223.63 in order to redeem for cash (or, at the holder’s option, shares of Company common stock of equivalent

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

value) the amount originally invested in USD plus a premium of 8%, compounded annually, with yearly rests (each year’s accrued interest would be forfeited in the event of redemption prior to the anniversary of the initial investment) (the “Redemption Option,” since amended for Series A and expired for Series B, see below);

(b)
to cause the Company to exchange their CPS for common stock of the Company at an exchange rate of US$223.63 per share of common stock, provided, in the case of Series B CPS, that commencing on August 1, 2010, if during the 10-day trading period immediately prior to the holder’s exercise notice the average closing price of the Company’s common stock is less than US$263.09, then the holder may exchange CPS at an exchange rate equal to 85% of such 10-day average closing price. This option, previously exercised by EEV and KMP, has expired for MTDC’s Series A CPS and expires on April 3, 2014, for PMSB’s Series B CPS (the “Conversion Option);

(c)	to convert their CPS into ordinary shares of the subsidiary, WGBM, at any time, at a conversion rate of three ordinary shares per $100 invested in CPS;

(d)
to cause the subsidiary, WGBM, to redeem the CPS in whole or in part at any time after December 31, 2011, for the principal paid plus a premium of 20% per annum, not compounding, from funds legally available for distribution (which is determined based on stock par value, premiums paid and retained earnings) (the “WGBM Redemption Right”);

(e)	of first offer on any transfers or new issuance of subsidiary shares; and

(f)	for each of Series A and Series B CPS, to appoint one of the seven directors of the subsidiary (see below also).

Since the Conversion Option afforded holders of Series B CPS the right to receive a variable number of shares of the Company’s common stock, this feature was not indexed to the Company’s equity and was therefore accounted for as a derivative liability, with the estimated fair value being calculated at each reporting date using a Monte Carlo Simulation approach, using key input variables provided by management, with changes in fair value recorded as gains or losses on revaluation in non-operating income (expense).

On December 31, 2011, the Series B CPS Redemption Option lapsed. The value of the derivative liability for the conversion element increased significantly as a result.

On October 11, 2013, the Company purchased the remaining Series B CPS for $70,000. Series B CPS derivative liability fair values at October 11, 2013 and December 31, 2012, were estimated to be $1,082,351 and $1,210,909, respectively, using a closing stock price of $2.00 and $2.98, respectively, and based on the following assumptions:

	October 11, 2013	December 31, 2012

Risk-free interest rate	0.07%	0.16%
Expected remaining term	0.48 Years	1.00 Years
Expected volatility	97.39%	125.53%
Dividend yield	0%	0%

Series B CPS derivative liability fair value at December 31, 2011, was estimated to be $1,245,101. The net decrease in the fair value of this derivative liability of $128,558 and $34,192 during the period ended October 11, 2013 and the year ended December 31, 2012, respectively, was recorded as a revaluation gain (see Note 11). The difference between the fair value of the derivative liability and the amount for which it was settled on October 11, 2013, was recorded as a gain on settlement of derivative liability of $1,012,351.

On December 9, 2011, the terms of the Series A CPS were amended by a Letter Agreement with MTDC (the “MTDCLA”) to extend the period during which MTDC could exercise the Redemption Option from December 31, 2011 to April 3, 2014. In addition, the holder’s option to elect to receive shares of Company common stock of equivalent value (see above) was amended to give the Company the option, upon the exercise of the Redemption Option, to pay in shares of its common stock at an Applicable Stock Price (“ASP”), calculated as 85% of the average closing price of that stock during the 10-day trading period immediately prior to MTDC’s exercise notice. Further, the ASP is subject to a ceiling of $154.05 and a floor of $9.94. The amendment that allowed the Company to settle the Redemption Option in a variable number of shares caused the Redemption Option to no longer be considered indexed to the Company’s equity. As a result, the Company recognized the

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Redemption Option as an embedded derivative requiring bifurcation and the host instrument (the Series A CPS absent the Redemption Option) as part of temporary equity.

The Series A CPS derivative liability fair values at November 26, 2013, the date on which WGBM was liquidated, and December 31, 2012, were estimated to be $446,602 and $619,652, respectively, using a closing stock price of $2.00 and $2.98, respectively, and based on the following assumptions:

	November 26, 2013	December 31, 2012

Risk-free interest rate	0.07%	0.11% - 0.15%
Expected remaining term	0.08 Years	0.55 - 0.90 Years
Expected volatility	175.31%	123.55 - 127.94%
Dividend yield	0%	0%

Series A CPS derivative liability fair value at December 31, 2011, was estimated to be $2,135,715. The net decrease in the fair value of this derivative liability of $173,050 and $1,516,063 during the period ended November 26, 2013 and the year ended December 31, 2012, respectively, was recorded as a revaluation gain (see Note 11). The fair value of this derivative liability on November 26, 2013, was considered in the determination of the gain on liquidation of subsidiary.

On March 10, 2011, WGBM issued 3,233,734 Series C CPS to MTDC in a private placement at the U.S. dollar equivalent of $1.5462 per share, representing the first subscription under a Share Subscription Agreement dated December 14, 2010, (“Series C SSA”) to sell 3,233,734 Series C CPS at an initial closing and, should MTDC so elect within 36 months of the initial closing, to sell 1,077,911 shares of Series C CPS at a subsequent closing at the U.S. dollar equivalent of US$2.3193 per share. Each 99.39 Series C CPS issued at the initial closing would convert into one share of the Company on April 3, 2014 (this was extended from December 20, 2011, by the MTDCLA), and each 99.39 Series C CPS issued at the subsequent closing would convert into one share of the Company on the anniversary of that closing, but the Series C was convertible at any earlier date following each closing at MTDC’s option. MTDC could also elect to convert their Series C CPS into ordinary shares of the subsidiary, WGBM, at any time, at a conversion rate of one ordinary share per 100 CPS. MTDC could appoint one of the seven directors of the subsidiary (in addition to the director they could appoint as the holder of Series A CPS), and an additional independent director could be jointly appointed by MTDC and the Company.

The net sum of $4,993,728 received on issuance of Series C CPS was recorded in stockholders’ equity; this sum was considered in the determination of the gain on liquidation of subsidiary on November 26, 2013.

WGBM was authorized to issue 200,000,000 preference shares with a par value of RM0.01. There were 4,977,345 preference shares (including 854,723 Series B CPS held by the Company) issued and outstanding at November 26, 2013, and December 31, 2012. Due to the liquidation of WGBM, no shares remained authorized, issued or outstanding as of December 31, 2013.

NOTE 7.  Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized. Effective August 27, 2013, the Company designated 3,663 shares as Series 1 Convertible Preferred Stock. The Series 1 Convertible Preferred Stock has no voting rights, and holders are entitled to a liquidation preference equal to $0.001 per share. Each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3436 shares of common stock, subject to an ownership cap whereby conversion may not occur to the extent the holder would own more than 9.98% of the common stock following conversion.

On August 27, 2013, the Company issued 2,987.0168 shares of Series 1 Convertible Preferred Stock in conjunction with the Exchange Agreement (see Note 1) and sold 646.0351 shares of Series 1 Convertible Preferred Stock in the 2013 Private Placement (see Note 1). Of these 3,633.0519 shares, 688.3439 have been converted into 1,731,421 shares of common stock and 2,944.7080 remain outstanding as of December 31, 2013.

The Company recognized a beneficial conversion feature calculated as the number of potential conversion shares multiplied by the excess of the market price of the common stock on the issuance date over the price per conversion share based on the valuation allocated to the Series 1 Convertible Preferred Stock. Since this preferred stock was immediately convertible and not redeemable, this non-contingent beneficial conversion feature of $898,623 was recorded as a one-time accretion expense.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Effective May 26, 2011, the Company designated 4,500,000 shares as Series A-1 Convertible Preferred Stock and 4,500,000 shares as Series A-2 Convertible Preferred Stock (together, the “Series A Preferred Stock”). Each 9.939 shares of Series A Preferred Stock was convertible into one share of common stock, subject to an ownership cap, and entitled the holder to receive dividends, as, when and if declared by the Company’s Board of Directors, at an annual rate of 5% of the stated value per share of the respective series. Such dividends accrued, compounding quarterly, and accumulated on each share of Series A Preferred Stock from the date of issuance, whether or not declared, until November 27, 2014, when the right to further dividends would cease. The Series A Preferred Stock had no voting rights, and in the event of liquidation ranked senior to common stock. After giving effect to the 2013 Exchange, the Company retired the Series A-1 Preferred Shares that were exchanged for common stock and Series 1 preferred stock and no Series A Preferred Shares remained issued and outstanding and none will be issued in the future.

Effective May 27, 2011, the Company sold an aggregate of 2,937,499.97 shares of Series A-1 Convertible Preferred Stock with a stated value of $5.20 per share. The Company recorded the allocated valuation of $10,724,991 (see Note 5), less allocated issuance costs of $886,422, as Series A-1 Convertible Preferred Stock within permanent equity.

As of August 27, 2013, $1,806,913 of undeclared dividends had been accrued with respect to the outstanding Series A-1 Convertible Preferred Stock, of which $547,171 and $801,534 related to the years ended December 31, 2013 and 2012, respectively.

NOTE 8.  Stock Awards

The Company has awards outstanding under three plans - the 2003 Incentive Stock Plan (the “2003 Plan”), the 2007 Stock Option Plan (the “2007 Plan”) and the 2008 Stock Incentive Plan (the “2008 Plan”) (collectively, the “Plans”). Under the 2003 Plan and 2007 Plan, incentive stock options, nonqualified stock options, restricted stock and restricted stock units could be granted. Awards vested over varying periods, as specified by the Company’s Board of Directors for each grant, and are exercisable for a maximum period of ten years after date of grant. Both of these plans have been frozen, resulting in no further shares being available for grant.

The Company presently issues awards under the 2008 Plan, initially adopted by the Company’s stockholders on June 5, 2008, and subsequently amended to authorize the issuance of additional shares of the Company’s common stock. The purpose of the 2008 Plan is to provide an incentive to retain the employment of directors, officers, consultants, advisors and employees of the Company, to attract new personnel whose training, experience and ability are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons in the Company’s development and financial success. Under the 2008 Plan, the Company is authorized to issue incentive stock options, non-qualified stock options, restricted stock and restricted stock units, although no more than 50% of the authorized shares may be granted pursuant to awards of restricted stock and restricted stock units. Awards that expire or are canceled generally become available for issuance again under the 2008 Plan. The number of shares of the Company’s common stock available under the 2008 Plan is subject to adjustment in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in the Company’s common stock or capital structure. Awards may vest over varying periods, as specified by the Company’s Board of Directors for each grant, and have a maximum term of seven years from the grant date. The 2008 Plan is administered by the Company’s Board of Directors.

The Company has issued both options and restricted stock (including restricted stock units) under the Plans. Restricted stock grants afford the recipient the opportunity to receive shares of common stock, subject to certain terms, whereas options give them the right to purchase common stock at a set price. Both the Company’s options and restricted stock issued to employees generally have vesting restrictions that are eliminated over a four-year period, although vesting may be over a shorter period, or may occur on the grant date, depending on the terms of each individual award.

The weighted average grant date fair value of options awarded in the years ended December 31, 2013 and 2012, was $3.72 and $8.21, respectively. These fair values were estimated using the following assumptions (see also Note 10):

	Year Ended December 31,
	2013	2012

Risk-free interest rate	0.71% - 1.22%	0.71% - 1.14%
Expected term	4.75 Years	4.75 Years
Expected volatility	96.73% - 108.14%	65.02% - 103.61%
Dividend yield	0%	0%

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

A summary of stock option and restricted stock transactions is as follows:

		Stock Options		Restricted Stock
			Weighted		Weighted
	Shares	Number of	Average	Number of	Average
	Available	Options	Exercise	Options	Grant-Date
	For Grant	Outstanding	Price	Outstanding	Fair Value

Balance at January 1, 2012	103,723	43,283	$138.93	48	$124.24
Granted	(98,451)	97,836	$11.57	615	$13.76
Vested	—	—	$—	(591)	$22.72
Forfeited	14,801	(14,801)	$58.89	—	$—
Canceled	9,430	(11,422)	$130.43	—	$—

Balance at December 31, 2012	29,503	114,896	$41.67	72	$13.91
Granted	(18,861)	18,861	$4.95	—	$—
Vested	—	—	$—	(72)	$13.91
Forfeited	12,471	(12,471)	$10.67	—	$—
Canceled	4,680	(7,761)	$93.78	—	$—

Balance at December 31, 2013	27,793	113,525	$35.39	—	$—
The following table summarizes information concerning outstanding options as of December 31, 2013:

		Weighted
		Average	Weighted
		Remaining	Average	Aggregate
	Number of	Contractual	Exercise	Intrinsic
Options	Shares	Life (in Years)	Price	Value

Outstanding	113,525	5.03	$35.39	$644
Vested and expected to vest	109,069	5.01	$36.40	$644
Exercisable	77,482	4.81	$46.12	$644

The aggregate intrinsic value in the preceding table represents the total pre-tax value (i.e., the difference between the Company’s stock price and the exercise price) of stock options outstanding as of December 31, 2013, based on our common stock closing price of $2.00, which would have been received by the option holders had all their in-the-money options been exercised as of that date.

The grant date fair value of options vested in the years ended December 31, 2013 and 2012, was $396,304 and $334,650, respectively. No options were exercised during the two years ended December 31, 2013.

The amounts expensed for stock-based compensation totaled $321,223 and $387,892 for the years ended December 31, 2013 and 2012, respectively.

At December 31, 2013, the total stock-based compensation cost not yet recognized, net of estimated forfeitures, was $240,992. This cost is expected to be recognized over an estimated weighted average amortization period of 1.47 years. No amounts related to stock-based compensation costs have been capitalized. The tax benefit and the resulting effect on cash flows from operating and financing activities related to stock-based compensation costs were not recognized as the Company currently provides a full valuation allowance for all of its deferred taxes.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 9.  Warrants

A summary of outstanding common stock warrants as of December 31, 2013, is as follows:

Securities Into Which	Total Warrants	Warrants Recorded	Exercise	Expiration
Warrants are Convertible	Outstanding	as Liabilities	Price	Date

Common stock	6,128,379	6,128,379	$2.60	August and September 2018
Common stock	717,905	717,905	$4.04	June and August 2014
Common stock	552,186	552,186	$4.22	December 2014 and January 2015
Common stock	7,740	—	$77.52	June and August 2014
Common stock	1,022	—	$83.49	December 2014 and January 2015
Common stock	960	—	$145.90	December 2015
Common stock	2,047	—	$149.09	July 2015
Common stock	30,192	—	$154.05	July 2015
Common stock	2,012	—	$298.17	December 2014 and November 2015

Total	7,442,443	7,398,470

In addition, there are 25.88 unit warrants outstanding which expire in August and September 2018, recorded as liabilities, each entitling the holder to purchase, for $50,000, 25,000 shares of common stock and 12,500 warrants to purchase one share of common stock at an exercise price of $2.60, expiring in August and September 2018 (see Note 1).

The warrants expiring in August and September 2018 comprise 2,369,000 warrants issued in the 2013 Exchange and 3,417,129 and 342,250 issued in the initial and final closing, respectively, of the 2013 Private Placement (see Note 1).

The 2,369,000 warrants issued in the 2013 Exchange were to directly compensate holders of warrants issued in May 2011. Those warrants included the right to receive consideration for the unexercised portion of the warrant, based on a Black-Scholes model set forth in the warrants, in the event of certain substantial changes in ownership or trading status of the Company. Such a change in ownership occurred on August 27, 2013. The Company recorded a one-time expense of $2,553,318 representing the excess of the fair value of the new warrants over those they replaced. The total fair value of the 2,369,000 new warrants was estimated to be $2,637,387 utilizing a Black-Scholes model, the exercise price of $2.60, a stock price of $2.00 and assumptions including estimated volatility of 84.26%, risk-free interest rate of 1.16%, a zero dividend rate and expected remaining term of 4.00 years. The total fair value of the 565,180 warrants exchanged was estimated to be $84,069 utilizing a Black-Scholes model, the exercise price of $61.62, a stock price of $2.00 and assumptions including estimated volatility of 119.54%, risk-free interest rate of 0.46%, a zero dividend rate and expected remaining term of 2.20 years.

The warrants expiring in June and August 2014 were originally issued in June and August 2009 with an exercise price of $198.78 and entitled the holders thereof to purchase an aggregate of 17,609 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of May 27, 2011, had an exercise price of $77.52 and entitled the holders thereof to purchase an aggregate of 45,152 shares. In connection with the May 2011 Private Placement, members of management with warrants to purchase a total of 7,740 shares (after giving effect to prior anti-dilution adjustments) waived their right to further anti-dilution adjustments. As a result of anti-dilution adjustments with respect to the remaining 37,412 warrants pursuant to their terms, such warrants, as of December 31, 2013, had an exercise price of $4.04 and entitled the holders thereof to purchase an aggregate of 717,905 shares.

The warrants expiring in December 2014 and January 2015 were originally issued in December 2009 and January 2010 with an exercise price of $248.48 and entitled the holders thereof to purchase an aggregate of 9,722 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of May 27, 2011, had an exercise price of $83.49 and entitled the holders thereof to purchase an aggregate of 28,934 shares. In connection with the May 2011 Private Placement, members of management with warrants to purchase a total of 1,022 shares (after giving effect to prior anti-dilution adjustments) waived their right to further anti-dilution adjustments. As a result of anti-dilution adjustments with respect to the remaining 27,912 warrants pursuant to their terms, such warrants, as of December 31, 2013, had an exercise price of $4.22 and entitled the holders thereof to purchase an aggregate of 552,186 shares.

The Company records warrants and unit warrants with certain anti-dilution protection or certain cash settlement provisions as liabilities, with the estimated fair value of those warrants for which no anti-dilution adjustment is projected prior to the expiration date being calculated using the Black-Scholes valuation model, with all others being calculated using a Monte

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Carlo Simulation approach, using key input variables provided by management, at each reporting date. Changes in fair value are recorded as gains or losses on revaluation in non-operating income (expense).

The aggregate fair value of such warrants at December 31, 2013 and 2012, was estimated to be $9,147,507 and $102,695, respectively, using a closing stock price of $2.00 and $2.98, respectively, and based on the following assumptions:

	December 31, 2013	December 31, 2012

Risk-free interest rate	0.09% - 1.36%	0.08% - 0.21%
Expected remaining term	0.46 - 3.80 Years	0.38 - 1.58 Years
Expected volatility	95.39% - 118.65%	117.58% - 131.42%
Dividend yield	0%	0%

The aggregate fair value of such warrants at December 31, 2011, was estimated to be $655,219, and the aggregate fair value of warrants and unit warrants issued during the year ended December 31, 2013, was estimated to be $7,962,081 on their issuance dates. During the year ended December 31, 2013, to the extent that it did not arise from new issuances, the increase in the fair value of the warrant derivative liability of $1,082,731 was recorded as a revaluation loss and during the year ended December 31, 2012, the decrease in the fair value of the warrant derivative liability of $552,524 was recorded as a revaluation gain (see Note 11).

NOTE 10.  Benefit Plan

The Company has a 401(k) plan that allows eligible U.S. employees to contribute up to 50 percent of their annual compensation to the plan, subject to certain limitations. Each employee directs their contributions, which vest immediately, across a series of mutual funds. The Company’s matching contributions totaled $696 and nil in the years ended December 31, 2013 and 2012, respectively, and the costs of administering the 401(k) plan are not significant.

NOTE 11.  Fair Value of Financial Instruments

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The following tables present the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2013 and 2012:

	Level 1	Level 2	Level 3	Total
December 31, 2013
Financial Liabilities:
Warrant derivative liabilities	$—	$—	$9,147,507	$9,147,507

Total liabilities	$—	$—	$9,147,507	$9,147,507

	Level 1	Level 2	Level 3	Total
December 31, 2012
Financial Liabilities:
Warrant derivative liabilities	$—	$—	$102,695	$102,695

Conversion element of promissory notes	—	—	274,928	274,928

Conversion element of Series B CPS	—	—	1,210,909	1,210,909

Series A CPS derivative liabilities	—	—	619,652	619,652

Total liabilities	$—	$—	$2,208,184	$2,208,184

The following tables present a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2013 and 2012:

		Conversion
		Element of	Conversion
	Warrant	Promissory	Element of	Series A CPS
	Derivatives	Notes	Series B CPS	Derivatives	Total

Balance at January 1, 2013	$102,695	$274,928	$1,210,909	$619,652	$2,208,184
Issuances	7,962,081	—	—	—	7,962,081
Revaluation (gains) losses included in other income and expenses	1,082,731	(274,928)	(128,558)	(173,050)	506,195
Settlements	—	—	(1,082,351)	(446,602)	(1,528,953)
Balance at December 31, 2013	$9,147,507	$—	$—	$—	$9,147,507

Total gains (losses) included in other income and expenses attributable to liabilities still held as of December 31, 2013	$(1,082,732)	$—	$—	$—	$(1,082,732)

		Conversion
		Element of	Conversion
	Warrant	Promissory	Element of	Series A CPS
	Derivatives	Notes	Series B CPS	Derivatives	Total

Balance at January 1, 2012	$655,219	$1,931,295	$1,245,101	$2,135,715	$5,967,330
Issuances	—	—	—	—	—
Revaluation (gains) losses included in other income and expenses	(552,524)	(1,656,367)	(34,192)	(1,516,063)	(3,759,146)
Settlements	—	—	—	—	—
Balance at December 31, 2012	$102,695	$274,928	$1,210,909	$619,652	$2,208,184

Total gains (losses) included in other income and expenses attributable to liabilities still held as of December 31, 2012	$552,524	$1,656,367	$34,192	$1,516,063	$3,759,146

Assumptions used in evaluating the warrant derivative liabilities, the conversion element of the promissory notes, the conversion element of the Series B CPS and the Series A CPS derivative liabilities are discussed in Notes 9, 5, 6 and 6, respectively. The principal assumptions used, and their impact on valuations, are as follows:

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the measurement date having a term equal to the weighted average expected remaining term of the instrument. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

Expected Remaining Term.  This is the period of time over which the instrument is expected to remain outstanding and is based on management’s estimate, taking into consideration the remaining contractual life, historical experience and the possibility of liquidation. For the convertible promissory notes, the Company considered a blend of expected remaining terms prior to partial conversion into Series A-2 Convertible Preferred Stock, giving consideration to the likelihood of conversion under various scenarios, and a further blend of expected remaining terms prior to partial conversion into common stock, all based on management’s projections of when such conversions would occur within the contractual term. An increase in the expected remaining term will increase the fair value and the associated derivative liability.

Expected Volatility.  This is a measure of the amount by which the Company’s common stock price has fluctuated or is expected to fluctuate. To the extent that Company’s common stock had not been traded for as long as the expected remaining term of the instrument, the Company used a weighted average of the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the instrument on the measurement date. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. To the extent that the Company’s common stock has been traded for longer than the expected remaining term of the instrument, equal weighting is applied to this weighted average and to the Company’s own historic volatility over the same term to determine expected volatility. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield.  The Company has not made any dividend payments and does not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

NOTE 12.  Segment Information, Geographic Data, and Significant Customers

Operating segments are defined as component of the Company’s business for which separate financial information is available that is evaluated by the Company’s chief operating decision maker in deciding how to allocate resources and assessing performance. The Company presently has only one operating segment.

Revenue by geographic areas for the years ended December 31, 2013 and 2012, are as follows:

	Year Ended December 31,
	2013	2012

United States	$105,251	$495,547
International:
Canada	165,329	—
Asia Pacific(1)	979,437	43,470
Europe	54,730	47,159

Total revenue	$1,304,747	$586,176
__________

(1)  Sales to Asia Pacific in 2013 included approximately $647,000 to Japan and $330,000 to China.

Revenues are attributed to geographical areas based on where the Company’s products are shipped.

Long-lived assets by geographic areas as of December 31, 2013 and 2012, are as follows:

	2013	2012

United States	$250,295	$690,454
Malaysia	—	183,608
Europe	19,323	—

Total long-lived assets	$269,618	$874,062

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Customers accounting for more than 10% of either total revenues during the years ended December 31, 2013 or 2012, or accounts receivable as at December 31, 2013 or 2012, are tabulated as follows:

	Revenues, Year Ended December 31,				Accounts Receivable, December 31,
	2013		2012		2013		2012

Customer A	$458,333	35%	$—	—	$—	—	$—	—
Customer B	$191,271	15%	$—	—	$65,600	18%	$—	—
Customer C	$188,552	14%	$—	—	$19,646	5%	$—	—
Customer D	$162,779	12%	$—	—	$170,071	46%	$—	—
Customer E	$138,328	11%	$—	—	$17,808	5%	$—	—
Customer F	$13,486	1%	$146,000	25%	$7,625	2%	$140,000	45%
Customer G	$—	—	$131,465	22%	$—	—	$—	—
Customer H	$9,939	1%	$124,473	21%	$—	—	$150,145	49%

NOTE 13.  Net Income (Loss) Per Share

Basic and diluted net income (loss) per share are shown on the Statements of Operations.

No adjustment has been made to the net loss for charges, gains, losses and accretion related to Series A and B CPS, MTDC Notes, Series A-1 Convertible Preferred Stock and CPNs, as the effect would be anti-dilutive due to the net loss.

The following outstanding stock options, warrants and unit warrants (on an as-converted into common stock basis) and shares issuable or contingently issuable upon conversion of restricted stock, Series 1 convertible preferred stock, Series A, B and C CPS, MTDC Notes, Series A-1 convertible preferred stock and CPNs were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had antidilutive effects for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012

Common share equivalents issuable upon exercise of common stock options	611	1,218

Common share equivalents issuable upon exercise of common stock warrants	591,842	—

Common share equivalents issuable upon exercise of unit warrants	128,980	—

Shares issuable upon vesting of restricted stock	—	188

Shares issuable upon conversion of Series 1 Convertible Preferred Stock	2,912,306	—

Shares issuable upon conversion of Series A CPS	266,507	279,699

Shares issuable upon conversion of Series B CPS	470,189	394,564

Shares issuable upon conversion of Series C CPS	29,327	32,536

Shares issuable upon settlement of MTDC Notes	290,499	—

Shares issuable upon conversion of Series A-1 Convertible Preferred Stock	211,812	312,094

Shares issuable upon conversion of convertible promissory notes	193,372	284,832

Total common share equivalents excluded from denominator for diluted earnings per share computation	5,095,445	1,305,131

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 14.  Income Taxes

The provision for income taxes consists of the following for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012

Current:
Federal	$—	$—
State	3,191	5,726
Foreign	3,150	(27,179)

Total Current	$6,341	$(21,453)

Deferred:
Federal	$—	$—
State	—	—
Foreign	—	—

Total Deferred	$—	$—

Provision for income taxes	$6,341	$(21,453)

A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate of 34% to the net loss before provision for income taxes for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012

Provision for income taxes at federal statutory rate	$(5,528,377)	$(2,787,359)
Federal research and development tax credits	(100,535)	(94,794)
Expenses not deductible, income not taxable and other	3,205,545	(473,203)
Foreign loss taxed at lower rates	170,813	164,828
Change in federal valuation allowance	2,258,895	3,169,075

Provision for income taxes	$6,341	$(21,453)

The components of the deferred tax assets as of December 31, 2013 and 2012, are as follows:

	December 31,	December 31,
	2013	2012
Deferred tax assets:
Net operating loss carry-forwards	$28,412,473	$25,034,778
Capitalized start-up cost and research and development cost	526,919	607,983
Research and development tax credit	1,559,952	1,389,625
Depreciation on property and equipment	27,536	(156,361)
Stock-based compensation	454,125	405,742
Reserves and accruals	(636,673)	719,909

Total deferred tax asset	30,344,332	28,001,676

Valuation allowance	(30,344,332)	(28,001,676)

Net deferred tax assets	$—	$—

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Management believes that, based on a number of factors, it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets. At December 31, 2013, the Company had federal and state net operating loss carry-forwards (“NOLs”) of approximately $73.6 million and $58.3 million, respectively, and foreign operating loss carry-forwards of approximately $0.6 million. The federal and state NOLs will expire in various periods from 2026 through 2033.

At December 31, 2013, the Company had research and development tax credits of approximately $0.9 million and $1.0 million available to offset future income taxes, if any, for federal and California state purposes, respectively. These federal tax credits will expire in various periods from 2027 through 2033 and the California state tax credits can be carried forward indefinitely.

Utilization of NOLs and tax credit carry-forwards is subject to substantial limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 (“IRC”) Sections 382 and 383, respectively, and similar state provisions. On August 27, 2013, there was a substantial ownership change due to the 2013 Exchange and 2013 Private Placement (see Note 1), resulting in forfeitures in 2013. The annual limitation may result in the expiration of further NOLs and tax credits before utilization. The Company has not yet evaluated the impact of the IRC Sections 382 and 383 limitations on its recorded NOLs and tax credits in 2013, nor has it determined whether there have been any other substantial ownership changes in 2011 or prior years, so the recognized amount of deferred tax assets (and related 100% valuation allowance) has not been adjusted, although management estimates that a significant majority of the recorded NOLs and tax credits have already been effected and will need to be written off. This has no impact on the income tax expense (benefit) due to the provision of a full valuation allowance against all net deferred tax assets.

The net valuation allowance increased by approximately $2.3 million and $3.3 million during the years ended December 31, 2013 and 2012, respectively, primarily due to the generation of net operating loss and credit carry-forwards.

The Company files U.S. federal and various state income tax returns. There are no prior year tax returns under audit by taxing authorities, and management is not aware of any impending audits. As a result of the Company’s NOL carry-forwards, all tax years from 2006 through 2013 remain subject to federal and state tax examination.

The Company has established tax reserves for uncertain tax positions totaling $810,000 and $721,000 as of December 31, 2013 and 2012, respectively. A reconciliation of the change in unrecognized tax benefits is as follows:

	Year Ended December 31,
	2013	2012
Beginning Balance	$721,000	$645,000
Additions based on tax positions related to the current year	89,000	76,000

Ending Balance	$810,000	$721,000

All of the unrecognized tax benefits are recognized in the Company’s financial statements as a reduction in the Company’s deferred tax assets. Accordingly, the Company has not accrued any interest or penalties related to unrecognized tax benefits. Because the Company has a full valuation allowance against its deferred tax assets, there will be no income tax effect of releasing the unrecognized tax benefits. The Company expects no significant changes to its uncertain tax positions in the next 12 months.

NOTE 15.  Contingencies

From time to time the Company may be involved in claims arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it, including the matter described below, in excess of established reserves, in the aggregate, not to be material to its consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income or loss for such period.

Coalesce v. WaferGen.  On April 24, 2012, an action entitled Coalesce Corporation (“Coalesce”) v. WaferGen Bio-systems, Inc. was filed in the Alameda County Superior Court. Coalesce, a company that had been providing marketing services between 2006 and 2010, sued the Company for alleged non-payment of sums due, breach of contract, misrepresentation and unjust enrichment. On September 5, 2012, Coalesce filed an amended complaint, with additional claims, for compensatory damages in excess of $500,000 and other compensation. On April 15, 2013, the case was referred to mediation. The first mediation session was held on August 7, 2013, resulting in further requests for documentation by both parties. The litigation is in the discovery stage and a trial has been set for September 15, 2014. The Company believes the claim to be substantially

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

without merit, and while no assurance can be given regarding the outcome of this litigation, management believes that the resolution of this matter will not have a material adverse effect on the Company’s financial position and results of operations. Related legal costs are being expensed as incurred.

NOTE 16.  Quarterly Financial Data (Unaudited)

Selected summarized quarterly financial information for fiscal 2013 and 2012 is as follows:

	Year Ended December 31, 2013
	First	Second	Third	Fourth

Revenue	$178,487	$246,248	$389,547	$490,465
Gross profit	$112,899	$169,468	$196,733	$251,452
Net gains (losses) on derivative revaluations	$(593,717)	$115,237	$623,613	$(651,328)
Non-recurring gains, credits and (charges) related to restructuring	$—	$—	$(7,523,728)	$4,398,648
Net income (loss)	$(3,781,510)	$(3,163,155)	$(10,808,332)	$1,486,725
Net income (loss) attributable to common stockholders	$(3,988,194)	$(5,862,322)	$(12,246,825)	$4,385,275
Net income (loss) per share – basic	$(9.51)	$(13.98)	$(4.34)	$0.52
Net income (loss) per share – diluted	$(9.51)	$(13.98)	$(4.34)	$0.25

	Year Ended December 31, 2012
	First	Second	Third	Fourth

Revenue	$73,233	$20,158	$176,608	$316,177
Gross profit (loss)	$(17,172)	$9,568	$32,281	$140,622
Net gains (losses) on derivative revaluations	$1,076,721	$1,485,470	$(385,209)	$1,582,164
Net income (loss)	$(2,904,695)	$(1,269,630)	$(2,967,580)	$(1,034,757)
Net income (loss) attributable to common stockholders	$(3,101,360)	$(1,468,754)	$(3,169,192)	$(1,238,890)
Net income (loss) per share – basic and diluted	$(7.40)	$(3.50)	$(7.56)	$(2.95)

NOTE 17.  Subsequent Events

On January 6, 2014, the Company purchased substantially all of the assets of the product line used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324TM instrument and the PrepXTM reagents from IntegenX Inc. (the “Apollo Business”). The purchase price comprised (1) a cash payment of $2.0 million, (2) a $1.25 million secured promissory note which accrues interest at 8% and is repayable after three years (earlier in certain circumstances), (3) up to three earn-out payments based on revenues in 2014, 2015 and 2016, respectively, and (4) the assumption of certain liabilities, including accrued but unpaid vacation for those employees who joined the Company. The acquisition was consummated in order to acquire a synergistic business with an established revenue stream from a customer base in the same market space as the Company’s products and services.

These Financial Statements do not include a summary of the total purchase price for the Apollo Business, a summary of the fair values of the major classes of assets acquired and liabilities assumed, or the revenue, net loss and net loss per share, on a pro forma basis, as though the business combination had occurred as of the beginning of the prior annual reporting period, as the initial accounting for the business combination has not yet been completed.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
IntegenX Inc.

Report on the Financial Statements
We have audited the accompanying financial statements of the Apollo Product Line of IntegenX Inc. (the “Company”) which comprise the statement of assets acquired and liabilities assumed as of December 31, 2013, and the related statement of revenues and direct expenses for the year then ended and the related notes to the financial statements. The assets acquired and liabilities assumed by Wafergen, Inc. pursuant to an acquisition agreement dated January 6, 2014 with the Company are referred to as the “Apollo Product Line”.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

To the Board of Directors and Stockholders
March 20, 2014

Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the statement of assets acquired and liabilities assumed of the Apollo Product Line as of December 31, 2013, and the statement of revenues and direct expenses for the year then ended in accordance with GAAP.

Emphasis of Matter

As described in note 1, the accompanying abbreviated financial statements of the Apollo Product Line were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (“SEC”), and are not intended to be a complete presentation of the financial position or the results of operations of the Apollo Product Line. Our opinion is not modified with respect to this matter.

/s/ SingerLewak LLP

San Jose, California
March 20, 2014

APOLLO PRODUCT LINE
FINANCIAL STATEMENTS
December 31, 2013

Statement of Assets Acquired and Liabilities Assumed

ASSETS ACQUIRED

Inventories	$449,914
Property and equipment, net	38,756

Total assets	488,670

LIABILITIES ASSUMED

Accrued vacation	60,303

Total liabilities assumed	60,303

Net assets acquired	$428,367

APOLLO PRODUCT LINE
FINANCIAL STATEMENTS
December 31, 2013

Statement of Revenues and Direct Expenses

Revenues	$2,940,839

Direct expenses
Cost of sales	1,358,258
Sales and marketing	1,235,325
General and administrative	570,727
Engineering, research and development	478,136
Depreciation expense	73,346

Total direct expenses	3,715,792

Revenues less direct expenses	$(774,953)

APOLLO PRODUCT LINE
NOTES TO FINANCIAL STATEMENTS
December 31, 2013

NOTE 1 – ORGANIZATION

Pursuant to an asset purchase agreement (the “APA”) dated as of January 6, 2014 between IntegenX Inc. (the “Company”) and WaferGen Bio-systems, Inc. (the “Acquirer”), the Acquirer purchased certain assets and assumed certain liabilities related to a certain product line of the Company in return for (a) a cash payment of approximately $2,000,000 and (b) a promissory note of $1,250,000 and (c) up to three earnout payments payable in 2015, 2016 and 2017, and (d) the assumption of liabilities. Hereinafter, the assets, liabilities, and related business sold under the APA are referred to as the “Apollo Product Line.” The Apollo Product Line consists of the Apollo 324TM System and the Validated PrepXTM reagents and protocols (collectively, referred to as the Apollo Product Line). The Apollo 324TM System is marketed primarily in the United States as an automated next-generation sequencing library preparation instrument that integrates and automates tedious library preparation steps.

The accompanying financial statements, including the unaudited selected cash flow information below, of the Apollo Product Line were prepared for the purpose of providing historical information to comply with the rules and regulations of the SEC pursuant to a waiver letter obtained from the SEC staff. These statements are derived from the Company’s historical accounting records, and are in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The financial statements are not intended to be a complete presentation of the Apollo Product Line and are not necessarily indicative of the financial position and results of

APOLLO PRODUCT LINE
NOTES TO FINANCIAL STATEMENTS
December 31, 2013

operations that would have been achieved if the Company had operated as a separate, stand-alone business.

For the year ended December 31, 2013, the Apollo Product Line was controlled by the Company. The statement of revenues and direct expenses reflect only those revenues directly attributable to the Apollo Product Line. The direct expenses of the Apollo Product Line presented in this statement includes cost of sales related to the Apollo Product Line’s net revenues and which are directly attributed to products included in the Apollo Product Line. The Company allocated other direct expenses to the Apollo Product Line based on estimates of the employee time spent in research and development, sales and marketing and general and administrative, as well as direct costs specifically identified to the Apollo Product Line. Management considers these allocations to be a reasonable reflection of the utilization of goods and the services provided. Corporate overhead, including items such as human resources, certain unallocated employee costs related to benefit plans not assumed, legal services and settlements, compliance, finance, tax, and treasury functions that are managed by the Company have not been allocated to the Apollo Product Line in these financial statements. Additionally, depreciation expense of assets not acquired, interest expense and income taxes have also been excluded from the financial statements.

APOLLO PRODUCT LINE
NOTES TO FINANCIAL STATEMENTS
December 31, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with US GAAP.

The preparation of complete statements of cash flows and statements of stockholder’s equity was not practicable because of the integration of the Apollo Product Line into the total operations of the Company prior to the divestiture of the Apollo Product Line. The following unaudited selected cash flow information has been prepared from cash flows related solely to cash flows used in or provided by changes in the specific assets and liabilities comprising the Apollo Product Line.

Selected Cash Flows for the Year Presented (unaudited)

Year ended
December 31, 2013
(Unaudited)
Selected cash flows:
Net revenues less direct costs and operating expenses	$ (774,953)
Depreciation	73,346
Change in inventories	170,883
Change in accrued vacation	(4,187)

Net selected cash flows	$ (534,911)

APOLLO PRODUCT LINE
NOTES TO FINANCIAL STATEMENTS
December 31, 2013

Estimates
Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates. The most significant estimates in these financial statements relate to judgments and estimate in allocating costs to the Apollo Product Line.

Inventories
Inventories are stated at lower of cost, using a weighted average method, or market. The Company periodically reviews its inventories for potential slow-moving or obsolete items and writes down specific items to their net realizable value, as appropriate.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective asset, generally three to five years.

Concentration of Significant Customer
The Company had one major customer for the Apollo Product Line in 2013. Major customers are defined as customers who represent greater than 10% of the Company’s annual revenue. One major customer accounted for 10% of the revenue of the Apollo Product line in 2013.

APOLLO PRODUCT LINE
NOTES TO FINANCIAL STATEMENTS
December 31, 2013

Revenue Recognition
Revenues (including shipping and handling costs billed to customers) are recognized at the time of shipment when persuasive evidence of an arrangement exists, transfer of ownership has occurred, the sales price is fixed and determinable, and collection of the related receivable is reasonably assured. Returns and allowances have been insignificant to date.

Revenues from separately priced extended maintenance and warranty plans are deferred and recognized over the extended warranty service period, generally one year.

Cost of Sales and Operating Expenses
Cost of goods sold consists primarily of product and product related costs, and shipping and handling costs.

Research and Development
Research and development costs are charged to operations as incurred. Research and development costs consist of the cost of personnel, material, and related overhead to research, develop and launch new products.

APOLLO PRODUCT LINE
NOTES TO FINANCIAL STATEMENTS
December 31, 2013

NOTE 3 – SIGNIFICANT BALANCE SHEET COMPONENTS

Inventories
Inventories consisted of the following at December 31, 2013:

Finished goods	$240,878
Demo units	78,003
Purchased parts and materials	131,033

$449,914

Property and Equipment
Property and equipment consisted of the following at December 31, 2013:

Lab equipment	$227,731
Manufacturing and other equipment	217,096

444,827
Accumulated depreciation	(406,071)

$38,756

APOLLO PRODUCT LINE
NOTES TO FINANCIAL STATEMENTS
December 31, 2013

NOTE 4 – SUBSEQUENT EVENTS

As discussed in Note 1 to the financial statements, the Company and the Acquirer entered into an APA where the Acquirer purchased certain assets and assumed certain liabilities related to the Apollo product line.

The Company has evaluated subsequent events through March 20, 2014, the date on which the financial statements were available to be issued.

WAFERGEN BIO-SYSTEMS, INC.

Unaudited Pro Forma Condensed Consolidated Financial Information
December 31, 2013

Overview

On January 6, 2014, WaferGen Bio-systems, Inc. (the “Company”) completed its acquisition of certain operational assets and certain liabilities relating to the product line of IntegenX Inc. used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324TM instrument and the PrepXTM reagents (the “Apollo Product Line”), pursuant to an Asset Purchase Agreement dated January 6, 2014. The Company has prepared the Unaudited Pro Forma Condensed Consolidated Balance Sheet with the assumption that the date of acquisition was December 31, 2013, for a total purchase price of approximately $3.5 million.

The Company’s Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2013, is based on the historical audited Condensed Consolidated Balance Sheet of the Company as of December 31, 2013, combined with the audited Statement of Assets Acquired and Liabilities Assumed of the Apollo Product Line as of December 31, 2013, after giving effect to the Company’s acquisition of the Apollo Product Line on December 31, 2013, and includes the assumptions and adjustments as described in the accompanying notes hereto. The Company’s Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2013, is based on the historical audited Condensed Consolidated Statement of Operations of the Company for the year ended December 31, 2013, combined with the audited Statement of Revenues and Direct Expenses of the Apollo Product Line for the year ended December 31, 2013, after giving effect to the Company’s acquisition of the Apollo Product Line as if it had occurred on January 1, 2013, and includes the assumptions and adjustments as described in the accompanying notes hereto.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the acquisition of the Apollo Product Line had occurred on December 31, 2013. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2013, assumes the acquisition of the Apollo Product Line was completed on January 1, 2013. The Unaudited Pro Forma Condensed Consolidated Financial Information contained in this Form 8-K/A is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect what the combined entity’s financial position or results of operations would have been had the acquisition been completed as of the dates assumed for purposes of that pro forma financial information, nor does it reflect the financial position or results of operations of the combined company following the acquisition. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document.

WAFERGEN BIO-SYSTEMS, INC.

Unaudited Pro Forma Condensed Consolidated Financial Information
December 31, 2013

The Unaudited Pro Forma Condensed Consolidated Financial Information has been prepared using the acquisition method of accounting. The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition, which are based on estimates and assumptions of the Company and the consideration paid, are reflected therein. As explained in more detail in the accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the total purchase price of approximately $3.5 million to acquire the Apollo Product Line has been allocated to the assets acquired and assumed liabilities based upon preliminary estimated fair values at the date of acquisition. Independent valuation specialists are conducting analyses in order to assist management of the Company in determining the fair values of the acquired assets and liabilities assumed. The Company’s management is responsible for these internal and third party valuations and appraisals. The Company is continuing to finalize the valuations of these net assets. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the appraisals and other valuation analyses, which will be completed during the one year measurement period following the acquisition date. Although the final determination may result in asset and liability fair values that are different from the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction on the financial results of the Company.

The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Apollo Product Line that are included in this Form 8-K/A and the historical financial statements of the Company.

WAFERGEN BIO-SYSTEMS, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2013

			Pro Forma		WaferGen
	WaferGen	Apollo	Adjustments		Bio-systems, Inc.
	Bio-systems, Inc.	Product Line	(Note 3)	Notes	Pro forma

Assets
Current assets:
Cash and cash equivalents	$10,708,646	$—	$(2,000,000)	(a)	$8,708,646
Accounts receivable, net	367,266	—	—		367,266
Inventories, net	292,650	449,914	(37,914)	(b)	704,650
Prepaid expenses and other current assets	350,540	—	—		350,540
Total current assets	11,719,102	449,914	(2,037,914)		10,131,102

Property and equipment, net	269,618	38,756	79,244	(c)	387,618
Intangible assets, net	—	—	1,860,000	(d)	1,860,000
Goodwill	—	—	1,170,303	(e)	1,170,303
Other assets	42,209	—	—		42,209

Total assets	$12,030,929	$488,670	$1,071,633		$13,591,232

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$980,887	$—	$—		$980,887
Accrued payroll and related costs	289,053	60,303	—		349,356
Other accrued expenses	1,143,335	—	104,656	(f)	1,247,991
Total current liabilities	2,413,275	60,303	104,656		2,578,234

Other liabilities
Long-term debt, net of current portion	1,683,942	—	1,100,000	(g)	2,783,942
Long-term liabilities	—	—	400,000	(h)	400,000
Derivative liabilities	9,147,507	—	—		9,147,507
Total liabilities	13,244,724	60,303	1,604,656		14,909,683

Commitments and contingencies

Stockholders’ equity (deficit)
Preferred Stock	13,595,662	—	—		13,595,662
Common stock	66,028,712	428,367	(428,367)	(i)	66,028,712
Accumulated deficit	(80,838,169)	—	(104,656)	(f)	(80,942,825)
Total stockholders’ equity (deficit)	(1,213,795)	428,367	(533,023)		(1,318,451)
Total liabilities and stockholders’ equity (deficit)	$12,030,929	$488,670	$1,071,633		$13,591,232

See notes to unaudited pro forma condensed consolidated financial information.

WAFERGEN BIO-SYSTEMS, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2013

			Pro forma		WaferGen
	WaferGen	Apollo	Adjustments		Bio-systems, Inc.
	Bio-systems, Inc.	Product Line	Note (3)	Notes	Pro Forma
Revenue:
Product	$846,414	$2,940,839	$—		$3,787,253
License and royalty	458,333	—	—		458,333

Total Revenue	1,304,747	2,940,839	—		4,245,586

Cost of product revenue	574,195	1,358,258	—		1,932,453

Gross profit	730,552	1,582,581	—		2,313,133

Operating expenses:
Sales and marketing	2,240,116	1,235,325	—		3,475,441
Research and development	5,399,775	478,136	—		5,877,911
General and administrative	3,013,104	570,727	(45,126)	(j)	3,538,705
Depreciation and amortization	—	73,346	350,554	(k)	423,900

Total operating expenses	10,652,995	2,357,534	305,428		13,315,957

Operating loss	(9,922,443)	(774,953)	(305,428)		(11,002,824)

Other income and (expenses):
Interest income	3,091	—	—		3,091
Interest expense	(2,880,718)	—	—		(2,880,718)
Gain (loss) on revaluation of derivative liabilities, net	(506,195)	—	—		(506,195)
Gain on settlement of derivative liability	1,012,351	—	—		1,012,351
Loss on extinguishment of debt	(4,970,410)	—	—		(4,970,410)
Issuance of warrants due to organic change	(2,553,318)	—	—		(2,553,318)
Gain on liquidation of subsidiary	3,386,297	—	—		3,386,297
Miscellaneous income (expense)	171,414	—	—		171,414

Total other income and (expenses)	(6,337,488)	—	—		(6,337,488)

Net loss before provision for income taxes	(16,259,931)	(774,953)	(305,428)		(17,340,312)

Provision for income taxes	6,341	—	—		6,341

Net loss	(16,266,272)	(774,953)	(305,428)		(17,346,653)

Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	(898,623)	—	—		(898,623)
Series A-1 preferred dividend	(547,171)	—	—		(547,171)

Net loss attributable to common stockholders	$(17,712,066)	(774,953)	$(305,428)		$(18,792,447)

Net loss per share – basic and diluted	$(5.82)				$(6.17)

Shares used to compute net loss per share – basic and diluted	3,045,266				3,045,266

See notes to unaudited pro forma condensed consolidated financial information.

WAFERGEN BIO-SYSTEMS, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
December 31, 2013

(1)         Description of the Transaction and Basis of Presentation

On January 6, 2014, WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) completed its acquisition of certain operational assets and certain liabilities relating to the product line of IntegenX Inc. used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324TM instrument and the PrepXTM reagents (the “Apollo Product Line”), pursuant to an Asset Purchase Agreement dated January 6, 2014. The Company has prepared the Unaudited Pro Forma Condensed Consolidated Balance Sheet with the assumption that the date of acquisition was December 31, 2013, for a total purchase price of approximately $3.5 million.

The acquisition has been accounted for using the acquisition method of accounting under generally accepted accounting principles in the United States of America (“U.S. GAAP”). Under the acquisition method of accounting, the total purchase price is allocated to the tangible and intangible acquired assets and assumed liabilities of the Apollo Product Line, based on their respective preliminary estimated fair values as of the date of acquisition.

The Financial Statements of the Apollo Product Line are Abbreviated Financial Statements prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission (“SEC”) and are not intended to be a complete presentation of the financial position or the results of operations of the Apollo Product Line. These Abbreviated Financial Statements are not indicative of the Apollo Product Line’s operations going forward because of changes in the business and the omission of various operating expenses.

The Company has prepared the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of the date of acquisition, using the acquisition method of accounting. The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition, which are based on estimates and assumptions of the Company, the consideration paid and the entries to record the direct transaction costs incurred are reflected within the pro forma adjustment entries. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the acquisition as if it had occurred on December 31, 2013. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2013, assumes the acquisition of the Apollo Product Line was completed on January 1, 2013. See note 2 for information on the Company’s preliminary allocation of the estimated purchase price.

(2)         Preliminary Purchase Price Allocation

For purposes of the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the approximate $3.5 million purchase price has been allocated based upon a preliminary estimate of the fair value of assets acquired and liabilities assumed. The determination of the estimated fair value required management to make significant estimates and assumptions. These estimates and assumptions of the fair value allocation are preliminary and subject to change upon the finalization of the appraisals and other valuation analyses, which are in the process of being completed. Independent valuation specialists are conducting a valuation to assist management of the Company in determining the estimated fair values of intangible assets. The Company’s management is responsible for these internal and third party valuations and appraisals.

WAFERGEN BIO-SYSTEMS, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
December 31, 2013

The preliminary estimated allocation of the fair values as of December 31, 2013, is as follows:

Purchase Price
Cash paid	$2,000,000
Promissory note	1,100,000
Contingent Earnouts	400,000

Total purchase price	$3,500,000

Preliminary Purchase Price Allocation
Net tangible assets	$469,697
Identified intangibles	1,860,000
Goodwill	1,170,303

$3,500,000

(3)         Pro Forma Adjustments

The Pro Forma Adjustments within the Unaudited Pro Forma Condensed Consolidated Balance Sheet represent the adjustments to the historical carrying amounts as of December 31, 2013 for certain assets acquired and assumed liabilities of the Apollo Product Line to reflect the preliminary purchase price allocation to assets and liabilities as of the date of acquisition. The Pro Forma Adjustments within the Unaudited Pro Forma Condensed Consolidated Statement of Operations represent the adjustments to reflect the date of acquisition as if it had occurred on January 1, 2013.

Adjustments included in the column under the heading “Pro Forma Adjustments” relate to the following:

(a)	Represents the cash paid on the date of acquisition, as summarized in note 2.

(b)	Represents the purchase accounting adjustments related to assigning a fair value to the acquired inventory on the date of acquisition of $412,000.

(c)	Represents the purchase accounting adjustments related to assigning a fair value to the acquired property and equipment on the date of acquisition of $118,000.

(d)	Represents the fair value of the identified intangible assets on the date of acquisition, as summarized in note 2.

(e)	Represents the fair value of goodwill on the date of acquisition, as summarized in note 2.

(f)	Represents the direct incremental costs of the acquisition which are not yet reflected in the historical financial statements of either the Company or the Apollo Product Line.

(g)	Represents the fair value of the Note Payable to IntegenX on the date of acquisition, as summarized in note 2.

WAFERGEN BIO-SYSTEMS, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
December 31, 2013

(h)	Represents the fair value of the contingent Earnouts payable to IntegenX on the date of acquisition, as summarized in note 2.

(i)
Represents the elimination of the Apollo Product Line’s net asset position based on historic U.S. GAAP which, for purposes of the Unaudited Pro Forma Condensed Balance Sheet, has been reflected in common stock.

(j)
Represents the direct incremental costs of the acquisition incurred by the Company through December 31, 2013. These costs have not been included in the Pro Forma Condensed Consolidated Statement of Operations because they are non-recurring.

(k)
Represents the additional depreciation and amortization expense that the Company anticipates incurring as a result of the adjustment to the carrying value of the Apollo Product Line assets to their fair value as described in note 2. The Company expects to depreciate the fair value of the purchased property and equipment over the estimated useful lives of 3 years, and expects to amortize the fair value of the identified intangibles of $1.86 million acquired on a straight line basis over their estimated useful lives of between 3 and 6 years. Upon finalization of the asset valuations, specific useful lives will be assigned to the acquired assets, and depreciation and amortization will be adjusted accordingly. The Company does not expect to have any identifiable intangibles with indefinite lives.

PART I FINANCIAL INFORMATION

Item 1.  Financial Statements (Unaudited)

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$6,418,685	$10,708,646
Accounts receivable	1,034,578	367,266
Inventories, net	930,549	292,650
Prepaid expenses and other current assets	253,325	350,540

Total current assets	8,637,137	11,719,102

Property and equipment, net	351,591	269,618
Goodwill	990,000	—
Intangible assets, net	1,735,500	—
Other assets	42,209	42,209

Total assets	$11,756,437	$12,030,929

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,369,288	$980,887
Accrued payroll and related costs	529,622	289,053
Other current liabilities	1,338,243	1,143,335

Total current liabilities	3,237,153	2,413,275

Long-term debt, net of discount	2,887,269	1,683,942
Derivative liabilities	2,822,372	9,147,507
Other liabilities	388,000	—

Total liabilities	9,334,794	13,244,724

Commitments and contingencies (Note 14)	––	––

Stockholders’ equity (deficit):
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; 2,944.7080 shares of Series 1 Convertible Preferred Stock issued and outstanding at March 31, 2014 and December 31, 2013	13,595,662	13,595,662
Common Stock: $0.001 par value; 300,000,000 shares authorized; 9,120,884 and 9,112,559 shares issued and outstanding at March 31, 2014 and December 31, 2013	72,209,765	66,028,712
Accumulated deficit	(83,383,784)	(80,838,169)

Total stockholders’ equity (deficit)	2,421,643	(1,213,795)

Total liabilities and stockholders’ equity (deficit)	$11,756,437	$12,030,929

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenue:
Product	$1,280,513	$95,154
License and royalty	125,000	83,333

Total revenue	1,405,513	178,487

Cost of product revenue	606,573	65,588

Gross profit	798,940	112,899

Operating expenses:
Sales and marketing	1,272,789	342,631
Research and development	1,366,997	1,402,080
General and administrative	811,535	660,648

Total operating expenses	3,451,321	2,405,359

Operating loss	(2,652,381)	(2,292,460)

Other income and (expenses):
Interest income	8	1,195
Interest expense	(103,327)	(880,538)
Gain (loss) on revaluation of derivative liabilities, net	215,956	(593,717)
Miscellaneous expense	(2,771)	(12,278)

Total other income and (expenses)	109,866	(1,485,338)

Net loss before provision for income taxes	(2,542,515)	(3,777,798)

Provision for income taxes	3,100	3,712

Net loss	(2,545,615)	(3,781,510)

Series A-1 preferred dividend	—	(206,684)

Net loss attributable to common stockholders	$(2,545,615)	$(3, 988,194)

Net loss per share - basic and diluted	$(0.28)	$(9.51)

Shares used to compute net loss per share - basic and diluted	9,113,577	419,365

Comprehensive Loss:

Net loss	$(2,545,615)	$(3,781,510)

Foreign currency translation adjustments	—	(12,479)

Total comprehensive loss	$(2,545,615)	$(3,793,989)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(2,545,615)	$(3,781,510)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	245,649	223,996
Stock-based compensation	71,874	104,802
(Gain) loss on revaluation of derivative liabilities, net	(215,956)	593,717
Provision for excess and obsolete inventory	(123,221)	(260)
Interest converted to principal on long-term debt	23,611	206,712
Amortization of debt discount	79,716	629,361
Change in operating assets and liabilities:
Accounts receivable	(667,312)	(105,529)
Inventories	91,322	46,942
Prepaid expenses and other assets	97,215	(116,991)
Accounts payable	388,401	136,434
Accrued payroll and related costs	176,569	67,466
Other accrued expenses	172,908	249,259

Net cash used in operating activities	(2,204,839)	(1,745,601)

Cash flows from investing activities:
Purchase of property and equipment	(85,122)	(20,713)
Acquisition of business	(2,000,000)	—

Net cash used in investing activities	(2,085,122)	(20,713)

Effect of exchange rates on cash	—	(12,274)

Net decrease in cash and cash equivalents	(4,289,961)	(1,778,588)

Cash and cash equivalents at beginning of the period	10,708,646	6,328,753

Cash and cash equivalents at end of the period	$6,418,685	$4,550,165

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$4,341
Cash paid for income taxes	$3,100	$11,132

Supplemental disclosure of non-cash investing and financing activities:
Issuance of promissory note, net of debt discount, in business acquisition	$1,100,000	$—
Initial valuation of revenue earn-out contingency in business acquisition	$410,000	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 1.  The Company

General – WaferGen Bio-systems, Inc. and its subsidiaries (the “Company”) are engaged in the development, manufacture and sale of systems for gene expression quantification, genotyping and stem cell research. The Company’s products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Through the SmartChip and Apollo product lines, the Company plans to provide new performance standards with significant savings in time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology, and clinical research.

Wafergen, Inc. was incorporated in the State of Delaware on October 22, 2002, and was acquired by WaferGen Bio-systems, Inc. in a reverse merger on May 31, 2007.

On January 24, 2008, the Company formed a subsidiary, WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), in Malaysia. Prior to WGBM’s liquidation on November 26, 2013, the Company owned 100% of the common stock and 17.2% (comprising shares that had been assumed by the Company) of the preference shares of this entity, with the remaining preference shares owned by Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”). See Notes 6 and 7 below.

On August 30, 2011, the Company formed a new wholly owned subsidiary in Luxembourg to establish a presence for its marketing and research activities in Europe.

On August 27, 2013, the Company effected a reverse stock split of its common stock by a ratio of one-for-99.39 (the “2013 Reverse Split”). Every 99.39 outstanding shares of common stock became one share of common stock. No fractional shares were issued in connection with the 2013 Reverse Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received one whole share of common stock. The 2013 Reverse Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

The 2013 Reverse Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding warrants and stock options, as well as the number of shares of common stock eligible for issuance under the 2008 Stock Incentive Plan. All of the information in these financial statements has been presented to reflect the impact of the one-for-99.39 2013 Reverse Split on a retroactive basis.

On January 6, 2014, the Company acquired substantially all of the assets of the product line of IntegenX Inc. (“IntegenX”) used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing (“NGS”), including the Apollo 324TM instrument and the PrepXTM reagents (the “Apollo Business”). See Note 3 below.

Management’s Plan.  The Company has incurred operating losses and negative cash flows from operations since its inception. Management expects that revenues will increase as a result of current and future product releases. However, the Company also expects to incur additional expenses for the development and expansion of its products, marketing campaigns, and operating costs as it expands its operations. Therefore, the Company expects operating losses and negative cash flows to continue for the foreseeable future. It is management’s plan to obtain additional working capital through additional financings. The Company believes that it will be successful in expanding operations, gaining market share, and raising additional funds. However, there can be no assurance that in the event the Company requires additional financing, such financing will be available at terms which are favorable, or at all. Failure to generate sufficient cash flows from operations or raise additional capital could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Going Concern.  The Company’s condensed consolidated financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies and failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives. These facts raise substantial doubt about the Company’s ability to continue as a going concern, and there can be no assurance that the Company will be successful in its efforts to enhance its liquidity situation. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 2.  Summary of Significant Accounting Policies

Basis of Presentation – The Company has prepared the accompanying condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations. These condensed consolidated financial statements should be read in conjunction with our audited financial statements and footnotes related thereto for the year ended December 31, 2013, included in our Form 10-K filed with the SEC. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company’s financial position and the results of its operations and cash flows. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

Basis of Consolidation – The condensed consolidated financial statements include the financial statements of WaferGen Bio-systems, Inc. and its subsidiaries. All significant transactions and balances between the WaferGen Bio-systems, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates – Preparing condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results and outcomes could differ from these estimates and assumptions.

Foreign Currencies – Assets and liabilities of non-U.S. subsidiaries for which the local currency is the functional currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during each reporting period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss). Foreign exchange gains and losses for assets and liabilities of the Company’s non-U.S. subsidiaries for which the functional currency is the U.S. dollar are recorded in miscellaneous income (expense) in the Company’s condensed consolidated statements of operations.

Accounts Receivable– An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory – Inventory is recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures and records provisions as needed.

Goodwill and Long-lived Intangible Assets–Goodwill is tested for impairment on an annual basis in the fourth quarter and between annual tests if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment losses, if any, are recorded in the Statement of Operations as “Impairment of goodwill.”

Long-lived intangibles are carried at cost less accumulated amortization and are subject to review for impairment when events or circumstances indicate that the carrying value may not be recoverable. Amortization is recognized over the estimated useful life of the respective asset on a straight-line basis except for customer lists, which are amortized in proportion to the present value of projected cash flows within their estimated useful lives, since this methodology more closely reflects the pattern in which economic benefits are derived.

Revenue Recognition – The Company recognizes revenue when (i) delivery of product has occurred or services have been rendered, (ii) there is persuasive evidence of a sale arrangement, (iii) selling prices are fixed or determinable, and (iv) collectability from the customers (individual customers and distributors) is reasonably assured. Revenue consists primarily of revenue generated from the sale of the Company’s products. Revenue is recorded when the risk and rewards of ownership are transferred to the Company’s customers (individual customers and distributors). This generally occurs when the Company’s products are shipped from its facility as title has passed. Revenue is recorded net of estimated cash discounts. The Company estimates and accrues an allowance for sales returns at the time the product is sold. To date, sales returns have not been material.

Revenue from multi-deliverable arrangements is recognized for each element on delivery of product or completion of service. A typical multi-deliverable arrangement would be the shipment of capital equipment to a customer, followed by the delivery of services or of expendable equipment, provided such delivery is both probable and substantially within the Company’s control. Revenue for each deliverable is allocated based on full list selling prices, although if none of the deliverables is disproportionately discounted relative to the overall discount, this allocation is approximated by using the actual selling price of each deliverable to the customer. The actual cost of revenue for each deliverable is recognized when the revenue for that deliverable is recognized.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Governmental Subsidies – Incentives received from governments in the form of grants are recorded as a reduction in expense in accordance with their purpose. Grants awarded for the purpose of matching specified expenditures are not recognized until a definitive agreement has been signed by both parties; thereafter income is recognized to the extent that the related expenses have been incurred. The Company recognized $64,515 and $80,096 in governmental subsidies in the three months ended March 31, 2014 and 2013, respectively, which was offset against operating expenses in the statement of operations.

Stock-Based Compensation – The Company measures the fair value of all stock-based awards to employees, including stock options, on the grant date and records the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period. The fair value of awards to consultants is measured on the dates on which performance of services is completed, with interim valuations recorded at balance sheet dates while performance is in progress. The fair value of options is estimated using the Black-Scholes valuation model, and of restricted stock is based on the Company’s closing share price on the measurement date.

Change in Fair Value of Derivatives – The Company recognizes (or recognized until the time of their settlement) its warrants with certain cash settlement provisions or with certain anti-dilution protection, the redemption option of the Series A convertible preference shares of its Malaysian subsidiary, and the conversion element of its convertible promissory notes and of the Series B convertible preference shares of its Malaysian subsidiary as derivative liabilities. Such liabilities are valued when the financial instruments are initially issued or the derivative first requires recognition and are also revalued at each reporting date, with the change in their respective fair values being recorded as a gain or loss on revaluation within other income and expenses in the statement of operations. The Company determines the fair value of those warrants for which no anti-dilution adjustment is projected prior to the expiration date using the Black-Scholes valuation model, and all other derivative liabilities using a Monte Carlo Simulation approach, with key input variables provided by management.

Warranty Reserve – The Company’s standard warranty agreement is one year from shipment of certain products. The Company accrues for anticipated warranty costs upon shipment of these products. The Company’s warranty reserve is based on management’s judgment regarding anticipated rates of warranty claims and associated repair costs, and is updated quarterly.

Net Income (Loss) Per Share – Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding plus common share equivalents from conversion of dilutive stock options, warrants, and restricted stock using the treasury method, and convertible securities using the as-converted method, except when antidilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

Recent Accounting Pronouncements

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). ASU 2014-08 clarifies the circumstances under which discontinued operations should be reported and increases the disclosure requirements. ASU 2014-08 is effective for annual periods beginning after December 15, 2014, and interim periods within those years, and will become effective for the Company on January 1, 2015. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

NOTE 3.  Acquisitions

On January 6, 2014, the Company acquired the Apollo Business (see Note 1). Since that date the results of its operations have been included in the consolidated financial statements. As a result of the acquisition, the Company can now offer a wide spectrum of products for sample preparation for NGS to laboratories performing targeted sequencing. The Company expects to achieve significant synergies, especially in its sales and marketing efforts, since the SmartChip and Apollo products and services serve the same customer base.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The total purchase price for the Apollo Business is summarized as follows:

Cash	$2,000,000
Promissory note (see Note 6)	1,100,000
Contingent earn-out payments	410,000

Total	$3,510,000

The contingent consideration arrangement requires the Company to pay IntegenX a percentage of revenues, on a sliding scale up to 20%, should certain revenue targets be achieved in 2014, 2015 and 2016. We estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model based on key assumptions including annual revenues ranging from $4.0 million to $9.9 million and a discount rate of 14%.

In connection with the Apollo Business acquisition, the Company allocated the total purchase consideration to the net assets and liabilities acquired, including identifiable intangible assets, based on their respective fair values at the acquisition date. The following table summarizes the allocation of the purchase price to the fair value of the respective assets and liabilities acquired:

Inventory	$606,000
Property and equipment	118,000
Intangible assets:
Customer lists and trademarks	1,500,000
Purchased technology	360,000
Goodwill (1)	990,000
Total assets	3,574,000

Liabilities – accrued vacation	(64,000)

Total purchase price	$3,510,000

(1)
Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, is attributable primarily to expected synergies and the assembled workforce. None of the goodwill is expected to be deductible for income tax purposes.

In addition, the Company incurred and expensed costs directly related to this acquisition totaling approximately $140,000, of which $95,000 was incurred in the three months ended March 31, 2014, and is included in general and administrative expenses in the condensed consolidated statement of operations.

Selected amounts related to the Apollo Business included in the Company’s condensed consolidated statement of operations for the three months ended March 31, 2014, are as follows:

Revenue	$480,337

Net loss	$(685,000)

The unaudited pro forma information in the table below summarizes the combined results of operations of WaferGen Bio-systems, Inc. and subsidiaries with those of the Apollo Business as though these entities were combined as of January 1, 2013. The results of the Apollo Business for the three months ended March 31, 2013, are based on the actual historic quarterly allocations of the Abbreviated Financial Statements prepared for the year ended December 31, 2013, and for the three months ended March 31, 2014, are based on the Company’s results of operations, adjusted for estimated operating expenses in the five days prior to the acquisition. The pro forma financial information for all periods presented also includes the removal of direct acquisition-related costs, the additional charges for interest expense on acquisition-related borrowing, and the actual depreciation and amortization that would have been charged assuming the fair value adjustments to property and equipment and intangible assets had been applied as of January 1, 2013.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

This unaudited pro forma information is summarized as follows:

	Three Months Ended March 31,
	2014	2013

Total revenue	$1,405,513	$731,210

Net loss	$(2,454,375)	$(4,220,458)

Net loss per share - basic and diluted	$(0.27)	$(10.56)

The pro forma financial information as presented above is for informational purposes only and is not indicative of the consolidated results of operations of future periods or the results of operations that would have been achieved had the acquisition had taken place on January 1, 2013.

NOTE 4.  Inventories

Inventories, net of provisions for potentially excess, obsolete or impaired goods, consisted of the following at March 31, 2014, and December 31, 2013:

	March 31, 2014	December 31, 2013

Raw materials	$146,285	$125,068

Work in process	74,979	46,974

Finished goods	709,285	120,608

Inventories, net	$930,549	$292,650

NOTE 5.  Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill in the three months ended March 31, 2014, were as follows:

Balance at January 1, 2014	$—

Additions (see Note 3)	990,000

Balance at March 31, 2014	$990,000

Other intangible assets as of March 31, 2014, consist of:

	Gross	Net
	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets

Purchased technology	$360,000	$25,000	$335,000
Customer lists and trademarks	1,500,000	99,500	1,400,500

Total as of March 31, 2014	$1,860,000	$124,500	$1,735,500

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The estimated future amortization expenses by fiscal year are as follows:

Year ending December 31,
2014 (nine months remaining)	$373,400
2015	449,900
2016	421,000
2017	313,900
2018	148,500
Thereafter	28,800

Total amortization	$1,735,500

Intangible asset amortization expense for the three months ended March 31, 2014 and 2013, was $124,500 and nil, respectively.

NOTE 6.  Long Term Obligations

On May 27, 2011, the Company sold convertible promissory notes (“CPNs”) in the aggregate principal amount of $15,275,000, convertible into an aggregate of approximately 2,679,824 shares of Series A-2 Convertible Preferred Stock (see Note 8) at a price of $5.70 per share, with each 9.939 shares being convertible into one share of common stock. The CPNs were sold along with Series A-1 Convertible Preferred Stock and warrants for aggregate gross proceeds of $30,550,000, which after deducting issuance costs of $2,524,963 left net proceeds of $28,025,037. Interest on the CPNs accrued at a rate of 5% per annum, and could either be paid on the last day of each fiscal quarter, or added to the principal amount of the notes, at the Company’s option.

The debt discount related to the debt element of the convertible promissory notes of $14,442,497 was, prior to their exchange for equity securities on August 27, 2013 (the “2013 Exchange”), being amortized as non-cash interest expense using the effective yield method over the 3.5 year contractual term of the CPNs. $832,502 in issuance costs allocated to the CPNs was recorded as a deferred financing cost, which was also being amortized as a non-cash interest expense using the effective yield method over their 3.5 year contractual term.

The Company valued the derivative liability for the conversion element of the CPNs using a Monte Carlo Simulation approach, using critical assumptions provided by management reflecting conditions at the valuation dates.

The fair value of this derivative liability had diminished to nil by the time of the 2013 Exchange. The fair value of this derivative liability at March 31, 2013 and December 31, 2012, was estimated to be $155,990 and $274,928, respectively, using a closing stock price of $5.96 and $2.98, respectively, and based on the following assumptions:

	March 31, 2013	December 31, 2012

Risk-free interest rate	0.10%	0.13%
Remaining contractual term	1.66 Years	1.91 Years
Expected volatility	131.11%	126.91%
Dividend yield	0%	0%

The decrease in the fair value of this derivative liability of $118,938 during the three months ended March 31, 2013, was recorded as a revaluation gain (see Note 11).

On August 15, 2013, the Company issued WGBM notes with a face value of $6.6 million, maturing on August 15, 2020 (the “Malaysian Notes”), in consideration of WGBM’s cancellation of the Company’s obligations under a term loan owing to WGBM which, as of that date, had an outstanding loan balance of approximately $5.3 million. Under the terms of an agreement between the Company, WGBM and MTDC (see Notes 1 and 7), upon liquidation of WGBM (which occurred on November 26, 2013), the Malaysian Notes were divided such that the Company received notes with an aggregate principal amount of $1.4 million and MTDC received notes with an aggregate principal amount of $5.2 million (the “MTDC Notes”).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The MTDC Notes were recorded using an effective interest rate of 17.39% and are summarized as follows at March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013

MTDC Notes Payable:
Face value	$5,200,000	$5,200,000
Debt discount, net of accumulated amortization of $100,467 and $27,258 at March 31, 2014 and December 31, 2013, respectively	3,442,849	3,516,058

Notes payable, net of debt discount	$1,757,151	$1,683,942

At any time prior to their maturity date, the Company may issue to MTDC shares of the Company’s common stock with a value, based on the average closing price in the preceding 30 days, equal to the face value of the MTDC Notes. Based on an average closing price of $2.3025 in the 30 days preceding March 31, 2014, the MTDC Notes could have been settled by issuing 2,258,415 shares of the Company’s common stock.

As part of the consideration for the Apollo Business (see Notes 1 and 3), the Company issued a $1.25 million secured promissory note to IntegenX (the “IntegenX Note”), due on January 6, 2017 (the “Maturity Date”). The IntegenX Note earns simple interest at 8% per annum over its three year term, payable on the Maturity Date. It may be repaid early without premium or penalty at the Company’s option at any time and it must be repaid within 45 days of the closing of an equity offering yielding the Company net cash proceeds of at least $15,000,000.

The IntegenX Note was recorded using an effective interest rate of 11.60% and is summarized as follows at March 31, 2014 and January 6, 2014:

	March 31, 2014	January 6, 2014

IntegenX Notes Payable:
Face value	$1,250,000	$1,250,000
Interest added to principal	23,611	—
Stated value	1,273,611	1,250,000
Debt discount, net of accumulated amortization of $6,507 and nil at March 31 and January 6, 2014, respectively	143,493	150,000

Notes payable, net of debt discount	$1,130,118	$1,100,000

NOTE 7.  Convertible Preference Shares of Subsidiary

Prior to its dissolution in November 2013, in 2008, the Company’s former Malaysian subsidiary, WGBM, issued Series A Convertible Preference Shares (“CPS”) to MTDC (see Notes 1 and 6), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription and Shareholders’ Agreement dated May 8, 2008, at the U.S. dollar equivalent of $2.25 per share. In 2009 and 2010, WGBM issued Series B CPS to Expedient Equity Ventures Sdn. Bhd. (“EEV”) and Prima Mahawangsa Sdn. Bhd. (“PMSB”), both venture capital and development firms in Malaysia, in a private placement under a Share Subscription Agreement dated April 3, 2009, (“Series B SSA”) at the U.S. dollar equivalent of $2.25 per share. In 2009, WGBM issued Series B CPS to Kumpulan Modal Perdana Sdn. Bhd. (“KMP”), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription Agreement dated July 1, 2009, at the U.S. dollar equivalent of $2.25 per share.

In 2010, both EEV and KMP exercised their option to sell to the Company their holdings of 222,222 and 188,057 Series B CPS, respectively, in exchange for shares of the Company’s common stock.

In October 2013 the Company purchased PMSB’s 444,444 Series B CPS for $70,000.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

These transactions, along with the issuance of Series C CPS in 2011 (see below), were summarized as follows immediately prior to the liquidation of WGBM on November 26, 2013:

Class	Number	Initial	Issuance	Gross	Issuance	Exchange	Net Cash	Date if	CPS
of CPS	of CPS	Investor	Date	Proceeds	(Costs)	Gain (loss)	Proceeds	Exchanged	Outstanding

Series A	444,444	MTDC	07/18/2008	$1,000,000	$(30,000)	$—	$970,000	—	444,444
Series A	444,444	MTDC	11/27/2008	1,000,000	(30,000)	—	970,000	—	444,444
Series B	111,111	EEV	06/08/2009	250,000	(19,393)	(18,029)	212,578	08/17/2010	—
Series B	111,111	EEV	03/09/2010	250,000	(8,929)	(3,005)	238,066	08/17/2010	—
Series B	222,222	PMSB	09/23/2009	500,000	(7,500)	—	492,500	10/11/2013	—
Series B	222,222	PMSB	05/13/2010	500,000	(5,000)	—	495,000	10/11/2013	—
Series B	188,057	KMP	09/18/2009	423,128	(11,319)	—	411,809	09/29/2010	—

Subtotal	1,743,611			3,923,128	(112,141)	(21,034)	3,789,953		888,888

Series C	3,233,734	MTDC	03/10/2011	5,000,000	(6,272)	58,575	5,052,303	—	3,233,734

	4,977,345			$8,923,128	$(118,413)	$37,541	$8,842,256		4,122,622

The holders of Series B CPS had the right to cause the Company to exchange their CPS for common stock of the Company at an exchange rate of US$223.63 per share of common stock, provided that if during the 10-day trading period immediately prior to the holder’s exercise notice the average closing price of the Company’s common stock was less than US$263.09, then the holder could exchange CPS at an exchange rate equal to 85% of such 10-day average closing price. Since this afforded the holders the right to receive a variable number of shares of the Company’s common stock, this feature was not indexed to the Company’s equity and was therefore accounted for as a derivative liability, with the estimated fair value being calculated at each reporting date using a Monte Carlo Simulation approach, using key input variables provided by management, with changes in fair value recorded as gains or losses on revaluation in non-operating income (expense).

Series B CPS fair values at March 31, 2013 and December 31, 2012, were estimated to be $1,212,385 and $1,210,909, respectively, using a closing stock price of $5.96 and $2.98, respectively, and based on the following assumptions:

	March 31, 2013	December 31, 2012

Risk-free interest rate	0.13%	0.16%
Expected remaining term	0.81 Years	1.00 Years
Expected volatility	130.91%	125.53%
Dividend yield	0%	0%

The increase in the fair value of this derivative liability of $1,476 during the three months ended March 31, 2013, was recorded as a revaluation loss (see Note 11).

The holders of Series A CPS had the right to redeem their shares for cash (or, at the Company’s option, shares of Company common stock at an Applicable Stock Price (“ASP”), calculated as 85% of the average closing price of that stock during the 10-day trading period immediately prior to MTDC’s exercise notice) in the amount originally invested in USD plus a premium of 8%, compounded annually. In addition, the ASP was subject to a ceiling of $154.05 and a floor of $9.94. Since this afforded the holders the right to receive a variable number of shares of the Company’s common stock, this feature caused the Series A CPS to not be indexed to the Company’s equity. As a result, the Company recognized this right as an embedded derivative requiring bifurcation and the host instrument (the Series A CPS absent this option) as part of temporary equity.

Series A CPS fair values at March 31, 2013 and December 31, 2012, were estimated to be $1,207,762 and $619,652, respectively, using a closing stock price of $5.96 and $2.98, respectively, and based on the following assumptions:

	March 31, 2013	December 31, 2012

Risk-free interest rate	0.08% - 0.12%	0.11% - 0.15%
Expected remaining term	0.30 - 0.66 Years	0.55 - 0.90 Years
Expected volatility	115.56% - 128.08%	123.55% - 127.94%
Dividend yield	0%	0%

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The increase in the fair value of this derivative liability of $588,110 during the three months ended March 31, 2013, was recorded as a revaluation loss (see Note 11).

On March 10, 2011, WGBM received $5,000,000, less issuance costs totaling $6,272, in exchange for the issuance of 3,233,734 Series C convertible preference shares (“CPS”) to MTDC, in a private placement at the U.S. dollar equivalent of $1.5462 per share, representing the first subscription under a Share Subscription Agreement dated December 14, 2010, (“Series C SSA”) to sell 3,233,734 Series C CPS at an initial closing and, should MTDC so elect within 36 months of the initial closing, to sell 1,077,911 shares of Series C CPS at a subsequent closing at the U.S. dollar equivalent of US$2.3193 per share. MTDC could also elect to convert their Series C CPS into ordinary shares of the subsidiary, WGBM, at any time, at a conversion rate of one ordinary share per 100 CPS. Each 99.39 Series C CPS issued at the initial closing was convertible into one share of the Company on April 3, 2014, and each 99.39 Series C CPS issued at the subsequent closing was convertible into one share of the Company on the anniversary of that closing, but the Series C was convertible at any earlier date following each closing at MTDC’s option.

The net sum of $4,993,728 received on issuance of Series C CPS was recorded in stockholders’ equity; this sum was considered in the determination of the gain on liquidation of subsidiary on November 26, 2013. WGBM was authorized to issue 200,000,000 preference shares with a par value of RM0.01. Due to the liquidation of WGBM, no shares remained authorized, issued or outstanding as of December 31, 2013.

NOTE 8.  Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized. Effective August 27, 2013, the Company designated 3,663 shares as Series 1 Convertible Preferred Stock. The Series 1 Convertible Preferred Stock has no voting rights, and holders are entitled to a liquidation preference equal to $0.001 per share. Each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3436 shares of common stock, subject to an ownership cap whereby conversion may not occur to the extent the holder would own more than 9.98% of the common stock following conversion.

On August 27, 2013, the Company issued 2,987.0168 shares of Series 1 Convertible Preferred Stock in exchange for CPNs (see Note 6) and Series A-1 Convertible Preferred Stock (see below) and sold 646.0351 shares of Series 1 Convertible Preferred Stock in a private placement (the “2013 Private Placement”). Of the 3,633.0519 shares of Series 1 Convertible Preferred Stock, 688.3439 have been converted into 1,731,421 shares of common stock and 2,944.7080 remain outstanding as of March 31, 2014.

Effective May 26, 2011, the Company designated 4,500,000 shares as Series A-1 Convertible Preferred Stock and 4,500,000 shares as Series A-2 Convertible Preferred Stock (together, the “Series A Preferred Stock”). Each 9.939 shares of Series A Preferred Stock was convertible into one share of common stock, subject to an ownership cap, and entitled the holder to receive dividends, as, when and if declared by the Company’s Board of Directors, at an annual rate of 5% of the stated value per share of the respective series. Such dividends accrued, compounding quarterly, and accumulated on each share of Series A Preferred Stock from the date of issuance, whether or not declared, until November 27, 2014, when the right to further dividends would cease. The Series A Preferred Stock had no voting rights, and in the event of liquidation ranked senior to common stock.

Effective May 27, 2011, the Company sold an aggregate of 2,937,500 shares of Series A-1 Convertible Preferred Stock with a stated value of $5.20 per share. $206,684 was accrued with respect to undeclared dividends in the three months ended March 31, 2013. All of the Series A-1 Convertible Preferred Stock was exchanged for common stock and Series 1 Convertible Preferred Stock in the 2013 Exchange, following which the Company retired all of the Series A Preferred Stock, none of which remains issued and outstanding and none will be issued in the future.

NOTE 9.  Stock Awards

The Company has awards outstanding under three plans - the 2003 Incentive Stock Plan (the “2003 Plan”), the 2007 Stock Option Plan (the “2007 Plan”) and the 2008 Stock Incentive Plan (the “2008 Plan”) (collectively, the “Plans”). Under the 2003 Plan and 2007 Plan, incentive stock options, nonqualified stock options, restricted stock and restricted stock units could be granted. Awards vested over varying periods, as specified by the Company’s Board of Directors for each grant, and are exercisable for a maximum period of ten years after date of grant. Both of these plans have been frozen, resulting in no further shares being available for grant.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Company presently issues awards under the 2008 Plan, initially adopted by the Company’s stockholders on June 5, 2008, and subsequently amended to authorize the issuance of additional shares of the Company’s common stock. The purpose of the 2008 Plan is to provide an incentive to retain the employment of directors, officers, consultants, advisors and employees of the Company, to attract new personnel whose training, experience and ability are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons in the Company’s development and financial success. Under the 2008 Plan, the Company is authorized to issue incentive stock options, non-qualified stock options, restricted stock and restricted stock units, although no more than 50% of the authorized shares may be granted pursuant to awards of restricted stock and restricted stock units. Awards that expire or are canceled generally become available for issuance again under the 2008 Plan. The number of shares of the Company’s common stock available under the 2008 Plan will be subject to adjustment in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in the Company’s common stock or capital structure. Awards may vest over varying periods, as specified by the Company’s Board of Directors for each grant, and have a maximum term of seven years from the grant date. The 2008 Plan is administered by the Company’s Board of Directors.

The Company has issued both options and restricted stock under these Plans. Restricted stock grants afford the recipient the opportunity to receive shares of common stock, subject to certain terms, whereas options give them the right to purchase common stock at a set price. Both the Company’s options and restricted stock issued to employees generally have vesting restrictions that are eliminated over a four-year period, although vesting may be over a shorter period, or may occur on the grant date, depending on the terms of each individual award.

A summary of stock option and restricted stock transactions in the three months ended March 31, 2014, is as follows:

		Stock Options		Restricted Stock
			Weighted		Weighted
	Shares	Number of	Average	Number of	Average
	Available	Options	Exercise	Shares	Grant-Date
	for Grant	Outstanding	Price	Outstanding	Fair Value

Balance at January 1, 2014	27,793	113,525	$35.39	—	$—
Forfeited	2,410	(2,410)	$12.48	—	$—
Canceled	13,117	(13,117)	$24.64	—	$—

Balance at March 31, 2014	43,320	97,998	$37.40	—	$—

No options were exercised during the three months ended March 31, 2014 or 2013. The aggregate intrinsic value of options outstanding at March 31, 2014, was $644, all related to options exercisable, based on our common stock closing price of $2.00. Aggregate intrinsic value is the total pretax amount (i.e., the difference between the Company’s stock price and the exercise price) that would have been received by the option holders had all their in-the-money options been exercised.

There were no options granted during the three months ended March 31, 2014 or 2013. The amounts expensed for stock-based compensation totaled $71,874 and $104,802 for the three months ended March 31, 2014 and 2013, respectively.

At March 31, 2014, the total stock-based compensation cost not yet recognized, net of estimated forfeitures, was $178,156. This cost is expected to be recognized over an estimated weighted average amortization period of 1.28 years. No amounts related to stock-based compensation costs have been capitalized. The tax benefit and the resulting effect on cash flows from operating and financing activities related to stock-based compensation costs were not recognized as the Company currently provides a full valuation allowance for all of its deferred taxes.

Should the Company’s proposed increase of 3,000,000 shares available for award under our 2008 Stock Incentive Plan be approved at our Annual Stockholders’ Meeting scheduled for May 29, 2014, our Chief Executive Officer will become entitled to receive approximately 850,000 stock options, vesting over three years commencing on March 8, 2012, on that date. Based on a closing stock price of $1.80, this would entail recording a one-time, non-cash charge of approximately $800,000 in the three months ending June 30, 2014 (the charge being directly proportional to the closing stock price).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 10.  Warrants

A summary of outstanding common stock warrants as of March 31, 2014, is as follows:

Securities Into Which	Total Warrants	Warrants Recorded	Exercise	Expiration
Warrants are Convertible	Outstanding	as Liabilities	Price	Date

Common stock	6,128,379	1,999,033	$2.60	August and September 2018
Common stock	717,905	717,905	$4.04	June and August 2014
Common stock	552,186	552,186	$4.22	December 2014 and January 2015
Common stock	7,740	—	$77.52	June and August 2014
Common stock	1,022	—	$83.49	December 2014 and January 2015
Common stock	960	—	$145.90	December 2015
Common stock	2,047	—	$149.09	July 2015
Common stock	30,192	—	$154.05	July 2015
Common stock	2,012	—	$298.17	December 2014 and November 2015

Total	7,442,443	3,269,124

In addition, there are 25.88 unit warrants outstanding which expire in August and September 2018, 3.34 of which are recorded as liabilities, each entitling the holder to purchase, for $50,000, 25,000 shares of common stock and 12,500 warrants to purchase one share of common stock at an exercise price of $2.60, expiring in August and September 2018.

The warrants expiring in June and August 2014 were originally issued in June and August 2009 with an exercise price of $198.78 and entitled the holders thereof to purchase an aggregate of 17,609 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of May 27, 2011, had an exercise price of $77.52 and entitled the holders thereof to purchase an aggregate of 45,152 shares. In connection with the May 2011 Private Placement, members of management with warrants to purchase a total of 7,740 shares (after giving effect to prior anti-dilution adjustments) waived their right to further anti-dilution adjustments. As a result of anti-dilution adjustments with respect to the remaining 37,412 warrants pursuant to their terms, such warrants, as of March 31, 2014, had an exercise price of $4.04 and entitled the holders thereof to purchase an aggregate of 717,905 shares.

The warrants expiring in December 2014 and January 2015 were originally issued in December 2009 and January 2010 with an exercise price of $248.48 and entitled the holders thereof to purchase an aggregate of 9,722 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of May 27, 2011, had an exercise price of $83.49 and entitled the holders thereof to purchase an aggregate of 28,934 shares. In connection with the May 2011 Private Placement, members of management with warrants to purchase a total of 1,022 shares (after giving effect to prior anti-dilution adjustments) waived their right to further anti-dilution adjustments. As a result of anti-dilution adjustments with respect to the remaining 27,912 warrants pursuant to their terms, such warrants, as of March 31, 2014, had an exercise price of $4.22 and entitled the holders thereof to purchase an aggregate of 552,186 shares.

The Company records warrants and unit warrants with certain anti-dilution protection or certain cash settlement provisions as liabilities, with the estimated fair value of those warrants for which no anti-dilution adjustment is projected prior to the expiration date being calculated using the Black-Scholes valuation model, with all others being calculated using a Monte Carlo Simulation approach, using key input variables provided by management, at each reporting date. Changes in fair value are recorded as gains or losses on revaluation in non-operating income (expense).

The warrants expiring in August and September 2018 comprise 2,369,000 warrants issued in the 2013 Exchange and 3,417,129 and 342,250 issued in the initial and final closing, respectively, of the 2013 Private Placement. As the result of a provision contained in these warrants and the unit warrants that were issued in August and September 2013 that would have required cash settlement in certain rare circumstances, these securities were required to be classified as liabilities on the Company’s Consolidated Balance Sheet. In an effort to reduce the amount of such liabilities, which totaled approximately $8.7 million as of December 31, 2013, in March 2014 the Company began requesting holders of these warrants and unit warrants to consent to amendments to their terms to enable the Company to reclassify them as equity. By March 31, 2014, such consent had been received from the holders of 4,129,346 warrants and 22.54 unit warrants, and on that date the Company amended their terms such that the liability was settled. The fair value of the securities settled and reclassified as equity on that date was estimated to be $6,109,179, based on assumptions described below.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The total fair values of those warrants and unit warrants accounted for as liabilities as of March 31, 2014 and 2013, were estimated to be $2,822,372 and $225,764, respectively, using a closing stock price of $2.00 and $5.96, respectively, and based on the following assumptions:

	March 31, 2014	March 31, 2013

Risk-free interest rate	0.05% - 1.15%	0.05% - 0.18%
Expected remaining term	0.21 - 3.60 Years	0.14 - 1.39 Years
Expected volatility	89.00% - 110.83%	94.54% - 128.32%
Dividend yield	0%	0%

The aggregate fair value of such warrants and unit warrants at December 31, 2013 and 2012, was estimated to be $9,147,507 and $102,695, respectively. During the three months ended March 31, 2014, to the extent that it did not arise from settlements, the decrease in the fair value of the warrant derivative liability of $215,956 was recorded as a revaluation gain. During the three months ended March 31, 2013, the increase in the fair value of the warrant derivative liability of $123,069 was recorded as a revaluation loss (see Note 11).

Since March 31, 2014, holders of warrants and unit warrants with cash settlement provisions with an aggregate fair value of $1,216,420 as of that date have consented to amendments to their terms, which will enable the Company to reclassify these securities as equity in the three months ending June 30, 2014.

NOTE 11.  Fair Value of Financial Instruments

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following tables present the Company’s liabilities that are measured at fair value on a recurring basis at March 31, 2014 and December 31, 2013:
	Level 1	Level 2	Level 3	Total
March 31, 2014
Financial Liabilities:
Warrant derivative liabilities	$—	$—	$2,822,372	$2,822,372

Total liabilities	$—	$—	$2,822,372	$2,822,372

	Level 1	Level 2	Level 3	Total
December 31, 2013
Financial Liabilities:
Warrant derivative liabilities	$—	$—	$9,147,507	$9,147,507

Total liabilities	$—	$—	$9,147,507	$9,147,507

The following tables present a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2014 and 2013:

		Conversion
		Element of	Conversion
	Warrant	Promissory	Element of	Series A CPS
	Derivatives	Notes	Series B CPS	Derivatives	Total

Balance at January 1, 2014	$9,147,507	$—	$—	$—	$9,147,507
Issuances	—	—	—	—	—
Revaluation (gains) losses included in other income and expenses	(215,956)	—	—	—	(215,956)
Settlements	(6,109,179)	—	—	—	(6,109,179)
Balance at March 31, 2014	$2,822,372	$—	$—	$—	$2,822,372

Total gains (losses) included in other income and expenses attributable to liabilities still held as of March 31, 2014	$233,810	$—	$—	$—	$233,810

		Conversion
		Element of	Conversion
	Warrant	Promissory	Element of	Series A CPS
	Derivatives	Notes	Series B CPS	Derivatives	Total

Balance at January 1, 2013	$102,695	$274,928	$1,210,909	$619,652	$2,208,184
Issuances	—	—	—	—	—
Revaluation (gains) losses included in other income and expenses	123,069	(118,938)	1,476	588,110	593,717
Settlements	—	—	—	—	—
Balance at March 31, 2013	$225,764	$155,990	$1,212,385	$1,207,762	$2,801,901

Total gains (losses) included in other income and expenses attributable to liabilities still held as of March 31, 2013	$(123,069)	$118,938	$(1,476)	$(588,110)	$(593,717)

Assumptions used in evaluating the warrant derivative liabilities, the conversion element of the promissory notes, the conversion element of the Series B CPS and the Series A CPS derivative liabilities are discussed in Notes 10, 6, 7 and 7, respectively. The principal assumptions used, and their impact on valuations, are as follows:

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the measurement date having a term equal to the weighted average expected remaining term of the instrument. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Expected Remaining Term.  This is the period of time over which the instrument is expected to remain outstanding and is based on management’s estimate, taking into consideration the remaining contractual life, historical experience and the possibility of liquidation. An increase in the expected remaining term will increase the fair value and the associated derivative liability.

Expected Volatility.  This is a measure of the amount by which the Company’s common stock price has fluctuated or is expected to fluctuate. The Company applies equal weighting to the Company’s own historic volatility and the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the instrument on the measurement date. Since the 2013 Exchange, the Company has applied a reduced weighting to its own historic volatility during the period in which it was highly leveraged. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield.  The Company has not made any dividend payments and does not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

NOTE 12.  Net Loss Per Share

Basic and diluted net loss per share are shown on the statement of operations.

No adjustment has been made to the net loss for charges, gains, losses and accretion related to Series A and B CPS, MTDC Notes, Series A-1 Convertible Preferred Stock and CPNs, as the effect would be anti-dilutive due to the net loss.

The following outstanding stock options, warrants and unit warrants (on an as-converted into common stock basis) and shares issuable or contingently issuable upon conversion of restricted stock, Series 1 Convertible Preferred Stock, Series A, B and C CPS, MTDC Notes, Series A-1 Convertible Preferred Stock and CPNs were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had antidilutive effects for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013

Common share equivalents issuable upon exercise of common stock options	322	765

Common share equivalents issuable upon exercise of unit warrants	42,327	—

Shares issuable upon vesting of restricted stock	—	2

Shares issuable upon conversion of Series 1 Convertible Preferred Stock	7,406,951	—

Shares issuable upon conversion of Series A CPS	—	285,174

Shares issuable upon conversion of Series B CPS	—	197,282

Shares issuable upon conversion of Series C CPS	—	32,536

Shares issuable upon conversion of MTDC Notes	2,258,415	—

Shares issuable upon conversion of Series A-1 Convertible Preferred Stock	—	322,648

Shares issuable upon conversion of convertible promissory notes	—	293,769

Total common share equivalents excluded from denominator for diluted earnings per share computation	9,708,015	1,132,176

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 13.  Concentrations

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in commercial banks. Accounts in the United States are secured by the Federal Deposit Insurance Corporation. Accounts in Luxembourg are similarly guaranteed. The Company’s total deposits at commercial banks usually exceed the balances insured.

The Company generally requires no collateral from its customers. No provision was made for doubtful accounts at March 31, 2014, or December 31, 2013.

Customers accounting for more than 10% of total revenues during the three months ended March 31, 2014 or 2013, are tabulated as follows:

	Three Months Ended March 31,
	2014		2013

Customer A	$209,626	15%	$—	—
Customer B	$164,336	12%	$83,723	47%
Customer C	$125,000	9%	$83,333	47%

NOTE 14.  Contingencies

From time to time the Company may be involved in claims arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it, including the matter described below, in excess of established reserves, in the aggregate, not to be material to its consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income or loss for such period.

Coalesce v. WaferGen.  On April 24, 2012, an action entitled Coalesce Corporation (“Coalesce”) v. WaferGen Bio-systems, Inc. was filed in the Alameda County Superior Court. Coalesce, a company that had been providing marketing services between 2006 and 2010, sued the Company for alleged non-payment of sums due, breach of contract, misrepresentation and unjust enrichment. On September 5, 2012, Coalesce filed an amended complaint, with additional claims, for compensatory damages in excess of $500,000 and other compensation. On April 15, 2013, the case was referred to mediation. The first mediation session was held on August 7, 2013, resulting in further requests for documentation by both parties. The litigation is in the discovery stage and a trial has been set for September 15, 2014. The Company believes the claim to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, management believes that the resolution of this matter will not have a material adverse effect on the Company’s financial position and results of operations. Related legal costs are being expensed as incurred.

[●] Units
Each Unit consisting of [one] share of common stock
and [●] warrants to purchase one share of common stock
(and [●] shares underlying warrants)

WaferGen Bio-Systems, Inc.

PROSPECTUS

Sole Book-Running Manager

Ladenburg Thalmann & Co. Inc.

Co-Managers

National Securities Corporation
Brean Capital

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the units.

EXPENSE	AMOUNT

SEC registration fees		$5,152
Transfer Agent and Registrar fees and expenses		*
FINRA Fee		*
Printing Expenses		*
Nasdaq fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*
______________________
* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

We have entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers of regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

May 2011 Private Placement

On May 27, 2011, we sold 2,937,500 shares of Series A-1 Convertible Preferred Stock, Convertible Promissory Notes in the principal amount of $15,275,000 convertible at $56.65 per share and warrants to purchase an aggregate of up to 565,180 shares of common stock in a private placement for an aggregate purchase price of $30,550,000 (the “May 2011 Private Placement”). Subject to certain ownership limitations, the warrants were exercisable immediately at an exercise price of $61.62 per share. The warrants were due to expire on May 27, 2016, five years after the issuance date, and under certain circumstances were exercisable using cashless exercise. Under registration rights agreements entered in connection with the sale of the units, the purchasers were entitled “piggyback” registration rights.

The purchasers included The Shivji Family Trust (an affiliate of Alnoor Shivji, our Chairman and, at the time of the purchase, also our President and Chief Executive Officer), Joel Kanter, a member of our board of directors, The Kanter Family Foundation (“The Kanter Foundation,” which is an affiliate of Joel Kanter) and Robert Coradini, a member of our board of directors at the time of the purchase. The Shivji Family Trust purchased 38,461.54 shares of Series A-1 Convertible Preferred Stock, a Convertible Promissory Note in the principal amount of $200,000 and warrants to purchase an aggregate of up to 7,400 shares of common stock for an aggregate purchase price of $400,000. Joel Kanter purchased 9,615.38 shares of Series A-1 Convertible Preferred Stock, a Convertible Promissory Note in the principal amount of $50,000 and warrants to purchase an aggregate of up to 1,850 shares of common stock for an aggregate purchase price of $100,000. The Kanter Foundation purchased 4,807.69 shares of Series A-1 Convertible Preferred Stock, a Convertible Promissory Note in the principal amount of $25,000 and warrants to purchase an aggregate of up to 925 shares of common stock for an aggregate purchase price of $50,000. Robert Coradini purchased 24,038.46 shares of Series A-1 Convertible Preferred Stock, a Convertible Promissory Note in the principal amount of $125,000 and warrants to purchase an aggregate of up to 4,625 shares of common stock for an aggregate purchase price of $250,000. The Shivji Family Trust, Joel Kanter, The Kanter Foundation and Robert Coradini each participated in the May 2011 Private Placement on substantially the same terms as the other purchasers.

Net proceeds received from the May 2011 Private Placement will be used for expanding the commercialization capabilities of the company to market the SmartChip Real-Time PCR system and related products, and for working capital and general corporate purposes.

August 2013 Exchange

On August 27, 2013, we issued 1,067,317 shares of common stock, 2,987.0167 shares of Series 1 Convertible Preferred Stock and warrants to purchase an aggregate of up to 2,369,000 shares of common stock in exchange for all of the securities issued in the May 2011 Private Placement (the “August 2013 Exchange”). Subject to certain ownership limitations, each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3432 shares of our common stock and the warrants are exercisable immediately at an exercise price of $2.60 per share. The warrants expire on August 27, 2018, five years after the issuance date, and under certain circumstances are exercisable using cashless exercise.

The acquirers of securities in the exchange included Entities affiliated with Great Point Partners, LLC (for which Scott Davidson and Joseph Pesce, both members of our board of directors at the time of the exchange, serve as managing directors), The Shivji Family Trust (an affiliate of Alnoor Shivji, our Chairman), Joel Kanter, a member of our board of directors, The Kanter Foundation and Robert Coradini, a member of our board of directors at the time of the exchange. Entities affiliated with Great Point Partners, LLC acquired 1,479.5506 shares of Series 1 Preferred Stock (convertible into 3,721,577 shares common stock, subject to an ownership cap which limits the number of shares of common stock to 9.98% of the common stock outstanding) and warrants to purchase an aggregate of up to 1,027,471 shares of common stock in exchange for securities surrendered. The Shivji Family Trust acquired 112,349 shares of common stock and warrants to purchase an aggregate of up to 31,018 shares of common stock in exchange for securities surrendered. Joel Kanter acquired 28,087 shares of common stock and warrants to purchase an aggregate of up to 7,755 shares of common stock in exchange for securities surrendered. The Kanter Foundation acquired 14,044 shares of common stock and warrants to purchase an aggregate of up to 3,877 shares of common stock in exchange for securities surrendered. Robert Coradini acquired 70,218 shares of common stock and warrants to purchase an aggregate of up to 19,386 shares of common stock in exchange for securities surrendered.

We received no cash proceeds from the exchange.

2013 Private Placement

On August 27, 2013 and September 30, 2013, we sold, in a private placement, 300.75 units consisting of an aggregate of 5,893,750 shares of our common stock, 646.0351 shares of Series 1 Convertible Preferred Stock and five-year warrants to purchase an aggregate of up to 3,759,379 shares of our common stock. Each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3432 shares of our common stock and the warrants are exercisable immediately at an exercise price of $2.60 per share (the “2013 Private Placement”). The warrants expire five years after the issuance date and, under certain circumstances, the warrants are exercisable using cashless exercise. The purchase price for the units was $50,000 per unit, or $15,037,500 in the aggregate.

The purchasers included Entities affiliated with Great Point Partners, LLC (for which Scott Davidson and Joseph Pesce, both members of our board of directors at the time of the purchase, serve as managing directors), The Shivji Family Trust (an affiliate of Alnoor Shivji, our Chairman), Joel Kanter, a member of our board of directors, The Kanter Foundation and Robert Coradini, a member of our board of directors at the time of the purchase. Entities affiliated with Great Point Partners, LLC purchased 308.1091 shares of Series 1 Preferred Stock (convertible into 775,000 shares common stock, subject to an ownership cap which limits the number of shares of common stock to 9.98% of the common stock outstanding) and warrants to purchase an aggregate of up to 387,503 shares of common stock for an aggregate purchase price of $1,550,000. The Shivji Family Trust purchased 50,000 shares of common stock and warrants to purchase an aggregate of up to 25,000 shares of common stock for an aggregate purchase price of $100,000. Joel Kanter purchased 5,000 shares of common stock and warrants to purchase an aggregate of up to 2,500 shares of common stock for an aggregate purchase price of $10,000. The Kanter Foundation purchased 25,000 shares of common stock and warrants to purchase an aggregate of up to 12,500 shares of common stock for an aggregate purchase price of $50,000. Robert Coradini purchased 62,500 shares of common stock and warrants to purchase an aggregate of up to 31,250 shares of common stock for an aggregate purchase price of $125,000.

Net proceeds received from the 2013 Private Placement will be used for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of our target enrichment and other products.

2014 Consultant Issuances

In satisfaction of $4,650 of obligations that we owed to WNB Consulting LLC (“WNB”), in March 2014 we issued 2,325 unregistered shares of common stock to WNB.

In January 2014, we entered into an agreement with ProActive Capital Resources Group LLC (“ProActive”), pursuant to which we became obligated to issue ProActive 6,000 shares of common stock as part of the consideration payable to ProActive. We issued the 6,000 shares of common stock to ProActive in March 2014.

The May 2011 Private Placement, the 2013 Private Placement and the August 2013 Exchange were made solely to “accredited investors,” as defined in Regulation D under the Securities Act, or “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act. The securities sold in the May 2011 Private Placement and the 2013 Private Placement and those issued in the August 2013 Exchange and to WNB and ProActive, as described above, were not, prior to their issuance, registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) or Regulation S under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 28, 2014.

WAFERGEN BIO-SYSTEMS, INC.
By:	/s/ IVAN TRIFUNOVICH
Ivan Trifunovich
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen Baker, Alnoor Shivji and Ivan Trifunovich and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ IVAN TRIFUNOVICH	Chief Executive Officer and President	May 28, 2014
Ivan Trifunovich	(Principal Executive Officer)

/s/ STEPHEN BAKER	Chief Financial Officer	May 28, 2014
Stephen Baker	(Principal Financial Officer and Principal Accounting Officer)

/s/ ALNOOR SHIVJI	Chairman of the Board	May 28, 2014
Alnoor Shivji

/s/ DR. R. DEAN HAUTAMAKI	Director	May 28, 2014
Dr. R. Dean Hautamaki

/s/ MAKOTO KANESHIRO	Director	May 28, 2014
Makoto Kaneshiro

/s/ JOEL KANTER	Director	May 28, 2014
Joel Kanter

/s/ WILLIAM MCKENZIE	Director	May 28, 2014
William McKenzie

/s/ ROBERT SCHUEREN	Director	May 28, 2014
Robert Schueren

Exhibit Index

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

1.1 *	Form of Underwriting Agreement

2.1	Asset Purchase Agreement dated January 6, 2014 by and between Wafergen, Inc. and IntegenX Inc.		S-1/A		2.1	1/27/2014

3.1	Amended and Restated Articles of Incorporation of WaferGen Bio-systems, Inc., dated January 31, 2007		8-K		3.1	2/1/2007

3.2	Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company		8-K		3.1	8/28/2013

3.3	Certificate of Designation of the Series 1 Convertible Preferred Stock		8-K		3.2	8/28/2013

3.4	Certificate of Withdrawal of Certificate of Designation of the Series A-1 Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock		8-K		3.3	8/28/2013

3.5	Bylaws of WaferGen Bio-systems, Inc.		SB-2		3.2	8/9/2006

3.6	First Amendment to Bylaws of WaferGen Bio-systems, Inc.		8-K		3.2	6/1/2011

3.7	Second Amendment to Bylaws of WaferGen Bio-systems, Inc.		8-K		3.2	10/19/2011

4.1	Form of Warrants to purchase shares of Common Stock of the Company, issued June 16, 2009, to investors in the Company’s 2009 private placement offering of units of securities		10-Q	6/30/2009	10.6	8/14/2009

4.2	Form of Warrant to purchase shares of Common Stock of the Company, issued to Spencer Trask Ventures, Inc. and certain related parties in connection with the Company’s 2009 private placement offering of units of securities		10-Q	6/30/2009	10.8	8/14/2009

4.3	Form of Warrants to purchase shares of Common Stock of the Company, issued December 23, 2009, to investors in the Company’s December 2009 and January 2010 private placement offering of units of securities		S-1		10.59	3/2/2010

4.4	Form of Warrants to purchase shares of Common Stock of the Company, issued July 7, 2010, to investors in the Company’s July 2010 offering of units of securities		8-K		4.1	7/8/2010

4.5	Form of Warrant to purchase shares of Common Stock of the Company, issued July 7, 2010, to placement agents and certain related parties in connection with the Company’s July 2010 offering of units of securities		10-Q	6/30/2010	10.3	8/16/2010

4.6	Warrant to purchase shares of Common Stock of the Company, issued December 7, 2010, to Oxford Finance Corporation		8-K		10.2	12/13/2010

4.7	Form of Warrant to purchase shares of Common Stock of the Company, issued August 27, 2013, to investors in the Company’s August 2013 exchange offering		8-K		4.1	8/28/2013

4.8	Form of Warrants to purchase shares of Common Stock of the Company issued to investors in the Company’s August and September 2013 private placement offering of units of securities		8-K		4.1	8/28/2013

4.9	Form of Warrant to purchase shares of Common Stock of the Company issued to the placement agent and certain related parties in connection with the Company’s August and September 2013 private placement offering of units of securities		8-K		4.2	8/28/2013

4.10	Form of Promissory Note in favor of WaferGen Biosystems (M) Sdn. Bhd. dated August 15, 2013		S-1		4.10	10/9/2013

4.11	Form of Amendment to Common Stock Purchase Warrant (Exchange Transaction) issued August 27, 2013, to investors in the Company’s August 2013 exchange offering	X

4.12	Form of Amendment to Common Stock Purchase Warrant (Private Placement Transaction) issued to investors in the Company’s August and September 2013 private placement offering of units of securities	X

4.13
Form of Amendment to Common Stock Purchase Warrant (Placement Agent Warrants) issued to the placement agent and certain related parties in connection with the Company’s August and September 2013 private placement offering of units of securities
		X

4.14	Form of Common Stock Certificate	X

4.15 *	Form of Warrant

5.1 *	Opinion of McDonald Carano Wilson LLP

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

10.1 †	WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan		8-K		10.1	7/3/2008

10.2 †	Form of Non-Qualified Stock Option award under 2008 Stock Incentive Plan		10-K	12/31/2008	10.35	3/27/2009

10.3	Lease Agreement by and between Wafergen, Inc. and LBA Realty Fund III-Company VII, LLC dated October 22, 2009		10-Q	9/30/2009	10.6	11/13/2009

10.4	Registration Rights Agreement, dated December 23, 2009, between WaferGen Bio-systems, Inc., and the investors party thereto in connection with the Company’s December 2009 and January 2010 private placement offering of units of securities		S-1		10.60	3/2/2010

10.5 †	WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan, as amended		8-K		10.1	1/5/2012

10.6 †	Executive Employment Agreement, dated as of March 8, 2012, by and between Ivan Trifunovich and WaferGen Bio-systems, Inc.		8-K		10.1	3/9/2012

10.7	Amendment dated as of June 26, 2012, to Lease Agreement by and between WaferGen, Inc. and LBA Realty Fund III-Company VII, LLC dated October 22, 2009		10-Q	9/30/2012	10.1	11/9/2012

10.8 †	Severance Benefits Agreement, dated January 10, 2013, by and between John Harland and WaferGen Bio-systems, Inc.		8-K		10.1	1/14/2013

10.9	Exchange Agreement dated August 27, 2013		8-K		10.1	8/27/2013

10.10	Registration Rights Agreement dated August 27, 2013, by and among the parties to the Exchange Agreement dated August 27, 2013		8-K		10.2	8/27/2013

10.11	Form of Securities Purchase Agreement dated August 27, 2013, by and among WaferGen Bio-systems, Inc. and the investors signatory thereto		8-K		10.1	8/27/2013

10.12	Form of Registration Rights Agreement dated August 27, 2013, by and among the parties to the Securities Purchase Agreement dated August 27, 2013		8-K		10.2	8/27/2013

10.13	Agreement dated October 25, 2013, by and among WaferGen Biosystems (M) Sdn. Bhd., WaferGen Bio-systems, Inc. and Malaysian Technology Development Corporation Sdn. Bhd.		S-1		10.30	10/31/2013

10.14	Secured Promissory Note dated January 6, 2014 issued by Wafergen Inc. to IntegenX Inc.		8-K		10.2	1/6/2014

10.15	Security Agreement dated January 6, 2014 by and between Wafergen, Inc. and IntegenX Inc.		8-K		10.3	1/6/2014

21.1	Subsidiaries of the Registrant		10-K	12/31/2013	21.1	3/14/2014

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Independent Auditor with respect to the Abbreviated Financial Statements the Apollo Product Line.	X

23.3 *	Letter of Consent from McDonald Carano Wilson LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement)

101.INS §	XBRL Instance Document	X

101.SCH §	XBRL Taxonomy Extension Schema	X

101.CAL §	XBRL Taxonomy Extension Calculation Linkbase	X

101.DEF §	XBRL Taxonomy Extension Definition Linkbase	X

101.LAB §	XBRL Taxonomy Extension Label Linkbase	X

101.PRE §	XBRL Taxonomy Extension Presentation Linkbase	X

†	Indicates a management contract or compensatory plan or arrangement.

*	To be filed by amendment.

§
Pursuant to Rule 406T of Regulation S-T, the XBRL related information in these Exhibits is furnished and deemed not filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed part of a registration statement, prospectus or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.